Exhibit 10.6

EXECUTION VERSION

Published CUSIP Number: 83605FAA9

CREDIT AGREEMENT

Dated as of May 15, 2015

among

SOULCYCLE HOLDINGS, LLC,

as Borrower,

SOULCYCLE INTERMEDIATE HOLDINGS LLC,

as Holdings,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO

BANK OF AMERICA, N.A.,

GOLDMAN SACHS BANK USA,

CITIGROUP GLOBAL MARKETS INC.,

and

CITY NATIONAL BANK,

as Joint Lead Arrangers and as Joint Bookrunners

-i-

-ii-

-iii-

-iv-

SCHEDULES

1.01A	Certain Security Interests and Guarantees; Collateral Documents
1.01B	Mandatory Cost
2.01	Lenders and Commitments
5.12	Subsidiaries and Other Equity Investments
5.20	Insurance
6.11	Guarantors
7.01(b)	Liens
7.02(f)	Investments
7.03(b)	Indebtedness
7.08	Transactions with Affiliates
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Swing Line Loan Notice
C	Compliance Certificate
D-1	Term Note
D-2	Revolving Credit Note
D-3	Swing Line Note
E-1	Assignment and Assumption
E-2	Affiliate Assignment and Assumption
F	Guaranty
G	Security Agreement
H	[Reserved]
I	United States Tax Compliance Certificate
J	Intercompany Subordination Agreement
K	Solvency Certificate
L	Discount Range Prepayment Notice
M	Discount Range Prepayment Offer
N	Solicited Discounted Prepayment Notice
O	Solicited Discounted Prepayment Offer
P	Specified Discount Prepayment Notice
Q	Specified Discount Prepayment Response
R	Acceptance and Prepayment Notice

-i-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) entered into as of May 15, 2015, among SoulCycle Holdings, LLC, a Delaware limited liability company (“SC LLC”), which, on the Closing Date or shortly thereafter, will be converted to SoulCycle Inc., a Delaware corporation (“SC Inc.”, and, together with SC LLC, the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) Term Loans (as defined below) on the Closing Date in an initial aggregate principal amount of $165,000,000 pursuant to this Agreement and (ii) a Revolving Credit Facility (as defined below) on the Closing Date in an initial aggregate principal amount of $25,000,000 pursuant to this Agreement. The Revolving Credit Facility will include separate sublimits for (x) the issuance of one or more Letters of Credit (as defined below) from time to time and (y) the making of one or more Swing Line Loans (as defined below) from time to time.

The Lenders have indicated their willingness to lend and the L/C Issuer (as defined below) has indicated its willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(a)(iv)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(a)(iv)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit R.

“Acceptance Date” has the meaning specified in Section 2.05(a)(iv)(D)(2).

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) New Term Commitment or New Revolving Credit Commitment in accordance with Section 2.14 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15 or Section 2.16; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) (x) that is a Term Lender shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (y) that is a Revolving Credit Lender shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from the Administrative Agent under Section 10.07(b)(iii)(B) for an assignment of Loans to such Lender or Additional Lender and the Borrower, to the extent required under Section 10.07(b)(iii)(A).

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement. Unless the context otherwise requires, the term “Administrative Agent” as used herein and in the other Loan Documents shall include the Collateral Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02 or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent with respect to any Lender.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controls” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Arrangers, the Agents or their respective lending Affiliates shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.

“Affiliated Debt Fund” means any Affiliate of Holdings (other than Holdings, the Borrower or any of their respective Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which (i) any such Affiliated Debt Fund has in place customary information screens between it and the Permitted Holders that are not primarily engaged in the investing activities described above and (ii) the Permitted Holders and investment vehicles managed or advised by the Permitted Holders that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity.

“Affiliated Lender” means, at any time, (i) any Lender that is a Permitted Holder and (ii) any Affiliate of any Person set forth in clause (i), in each case other than Holdings, the Borrower or any of their respective Subsidiaries and other than any Affiliated Debt Fund.

“Affiliated Lender Cap” has the meaning specified in Section 10.07(h)(iii).

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“All-In Yield” means, as to any Indebtedness or Loans of any Class, the yield thereof, whether in the form of interest rate margins, OID, upfront fees, a Eurodollar Rate floor or Base Rate floor greater than 1.00% per annum or 2.00% per annum, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Rate), or otherwise; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the Applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, commitment fees, structuring fees or underwriting or similar fees paid to arrangers or underwriters for such Indebtedness that are not generally shared with the relevant Lenders and shall not include customary consent fees paid generally to consenting Lenders.

“Allocable Revolving Share” means, at any time, with respect to the Revolving Credit Commitments of any Class, the percentage of the total Revolving Credit Commitments represented at such time by such Class; provided that if any such Class of Revolving Credit Commitments has been terminated, then the Allocable Revolving Share of each applicable Lender shall be determined (except as otherwise provided in Section 2.06(d)) based on the Allocable Revolving Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Alternative Currency” means each of Euro, British Pounds Sterling, Australian Dollars, Canadian Dollars, Chinese Yuan, Hong Kong Dollars, Japanese Yen and United Arab Emirates Diram.

“Annual Financial Statements” means the audited consolidated balance sheets of the Borrower as of each of December 31, 2012, December 31, 2013 and December 31, 2014 respectively, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Borrower for the fiscal years then ended.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213, §§ 101-104), as amended, the UK Bribery Act of 2010 and any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Borrower or any other Restricted Subsidiary.

“Anti-Money Laundering Laws” means all applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Authority having jurisdiction over the Borrower or any other Restricted Subsidiary, or to which the Borrower or any other Restricted Subsidiary is subject.

“Applicable Discount” has the meaning specified in Section 2.05(a)(iv)(C)(2).

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to the Initial Term Loans and Revolving Credit Loans (i) prior to the 9-month anniversary of the Closing Date, (x) 3.50% in the case of Base Rate Loans and (y) 4.50% in the case of Eurodollar Rate Loans, (ii) on the 9-month anniversary of the Closing Date but prior to the 12-month anniversary of the Closing Date, (x) 3.75% in the case of Base Rate Loans and (y) 4.75% in the case of Eurodollar Rate Loans, and (iii) on the 12-month anniversary of the Closing Date and thereafter, (x) 4.00% in the case of Base Rate Loans and (y) 5.00% in the case of Eurodollar Rate Loans.

(b) with respect to commitment fees payable in respect of Revolving Credit Commitments, 0.50%.

Notwithstanding the foregoing, the Applicable Rate in respect of Extended Term Loans of any Term Loan Extension Series, Extended Revolving Credit Loans of any Revolving Credit Loan Extension Series, Refinancing Term Loans of any Term Loan Refinancing Series, Refinancing Revolving Credit Loans of any Revolving Credit Loan Refinancing Series, New Term Commitments or New Revolving Credit Commitments shall be the applicable percentages per annum provided pursuant to the applicable Extension Amendment, Refinancing Amendment or Incremental Amendment, as the case may be. The Applicable Rate in respect of Extended Term Loans of any Term Loan Extension Series, Extended Revolving Credit Loans of any Revolving Credit Loan Extension Series, Refinancing Term Loans of any Term Loan Refinancing Series, Refinancing Revolving Credit Loans of any Revolving Credit Loan Refinancing Series, New Term Commitments or New Revolving Credit Commitments may be further adjusted as may be agreed by the relevant Lenders and the Borrower in connection with any Extension Amendment, Refinancing Amendment or Incremental Amendment, as the case may be.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the L/C Issuer and (ii) with respect to any Letters of Credit issued pursuant to Section 2.03(a), the Revolving Credit Lenders, and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Bank of America, N.A., Goldman Sachs Bank USA, Citigroup Global Markets Inc. and City National Bank, each in its capacity as a joint lead arranger under this Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1 or any other form approved by the Administrative Agent, with respect to any assignment of Term Loans, or the Administrative Agent, with respect to any assignment of Revolving Credit Commitments.

“Assignment Tax” has the meaning specified in the definition of “Other Taxes.”

“Attorney Costs” means all reasonable fees and documented or invoiced out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.05(a)(iv); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, at any time (the “Reference Date”), the sum of:

(a) an amount equal to (x) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any fiscal year) of the Borrower and the Restricted Subsidiaries for the Available Amount Reference Period minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Loans in accordance with Section 2.05(b)(i) (and, in the case of any fiscal year then ended but where the respective required date of prepayment has not yet occurred pursuant to Section 2.05(b)(i), will not on such date of prepayment be required to be so applied as reasonably determined by the Borrower); plus

(b) the amount of any capital contributions, Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) or the fair market value of any property received as consideration from Permitted Equity Issuances received or made by Holdings (or any direct or indirect parent thereof and contributed by such parent to a Restricted Subsidiary) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(c) to the extent not (1) included in clause (a) above or (2) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all (x) cash dividends and other cash distributions and (y) the fair market value of any property received by Holdings, the Borrower or any Restricted Subsidiary from any Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(d) to the extent not (A) included in clause (a) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of loans or advances made by the Borrower or any Restricted Subsidiary to such Investments or Unrestricted Subsidiaries; plus

(e) to the extent not (A) included in clause (a) above, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Term Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all Net Cash Proceeds or the fair market value of any property received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; minus

(f) the aggregate amount of any Investments made pursuant to Section 7.02(i)(ii) and Section 7.02(m)(ii), any Restricted Payment made pursuant to Section 7.06(k)(ii) or any payment made pursuant to Section 7.12(a)(E) during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (f), without taking account of the intended usage of the Available Amount on such Reference Date in the contemplated transaction).

“Available Amount Reference Period” means, with respect to any Reference Date, the period commencing on January 1, 2016 and ending on the last day of the most recent fiscal year for which financial statements required to be delivered pursuant to Section 6.01(a), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been received by the Administrative Agent.

“Available Incremental Amount” means, an aggregate principal amount of up to $25,000,000, so long as at the time of incurrence of such Incremental Term Loans, New Revolving Credit Commitments and/or Incremental Equivalent Debt, the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter for which internal financial statements are available is less than or equal to 3.75 to 1.00 (calculated on a Pro Forma Basis for the incurrence of such amount and as if outstanding and fully drawn or utilized on the last day of such fiscal quarter).

“Bank of America” has the meaning specified in the introductory paragraph to this Agreement.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) the Eurodollar Rate for an Interest Period of one (1) month, plus 1.00% and (d) with respect to the Initial Term Loans, 2.00%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. With respect to the Loans, the “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.05(a)(iv)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(iv)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(iv)(D).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state in which the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash, Cash Equivalents, deposit account or securities account balances, a “backstop” letter of credit, in the case of the Cash Collateralization of any obligations in respect of a Letter of Credit, evidence that such Letter has been “grandfathered” into a future credit facility or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its reasonable discretion, other credit support, in each case, in an amount equal to 100% of such obligations and pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent (on behalf of the Lenders) and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral,” “Cash Collateralizing” and “Cash Collateralization” shall have the meanings correlative thereto and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries:

(a) Dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(c) time deposits and eurodollar deposits with, or certificates of deposit or bankers’ acceptances of, any domestic or foreign commercial bank that combined capital and surplus of at least $500,000,000, in the case of U.S. banks and $250,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (h) of this definition entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities of not more than 12 months from the date of acquisition thereof;

(f) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 12 months after the date of creation or acquisition thereof;

(g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(h) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s;

(j) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(k) Cash Equivalents of the types described in clauses (a) through (j) above denominated in Dollars, Euros, British Pounds Sterling, Canadian Dollars, Japanese Yen, Swiss Francs or, solely to the extent held in the ordinary course of business and not for speculative purposes, any other Alternative Currency; and

(l) investment funds investing 90% of their assets in securities of the types described in clauses (a) through (k) above.

“Cash Management Bank” means any Person that is an Agent, a Lender or an Affiliate of an Agent or a Lender at the time it initially provides any Cash Management Services pursuant to a Secured Cash Management Agreement, or any Person that shall have become a Lender or an Affiliate of a Lender or an Agent at any time after it has provided any Cash Management Services, in each case, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof, but solely to the extent the relevant increased costs would have been included if they had been imposed under applicable increased cost provisions and only to the extent the applicable Lender is requiring reimbursement therefor from similarly situated borrowers under comparable syndicated credit facilities and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a) at any time, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election directors entitled to cast the majority of votes on the board of directors of Holdings; or

(b) Holdings (or any successor of Holdings under Section 7.04(e) ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least 97% of the issued and outstanding Equity Interests of the Borrower.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Credit Loans, New Revolving Credit Commitments, New Term Commitments, Refinancing Term Loans, Refinancing Revolving Credit Loans, Extended Term Loans or Extended Revolving Credit Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of Initial Term Commitments, Revolving Credit Commitments (including Non-Extended Revolving Credit Commitments), Refinancing Commitments (and, in the case of a Refinancing Term Commitment or a Refinancing Revolving

Credit Commitment, the Class of Loans to which such commitment relates), or a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment, a Refinancing Amendment, an Extension Amendment or Corrective Loan Extension Amendment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments and includes Term Lenders with Initial Term Loans, Revolving Credit Lenders with Revolving Credit Commitments (including Non-Extended Revolving Credit Commitments), Refinancing Term Lenders for a given Term Loan Refinancing Series of Refinancing Term Commitments or Refinancing Term Loans, Refinancing Revolving Credit Lenders for a given Revolving Credit Loan Refinancing Series of Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans, Extending Term Lenders for a given Extension Series of Extended Term Commitments or Extended Term Loans or Extending Revolving Credit Lenders for a given Revolving Credit Loan Extension Series of Extended Revolving Credit Commitments or Extended Revolving Credit Loans. Refinancing Term Commitments, Refinancing Term Loans, Refinancing Revolving Credit Commitments, Refinancing Revolving Credit Loans, New Term Commitments, New Revolving Credit Commitments, Extended Term Commitments, Extended Term Loans, Extended Revolving Credit Commitments and Extended Revolving Credit Loans that have different terms and conditions shall be construed to be in different Classes. In addition, (x) for purposes of the definition of “Revolving Credit Note,” Section 10.07(b)(i)(A) and the penultimate paragraph of Section 10.07(b), the Extended Revolving Credit Commitments (and related aggregate Revolving Credit Exposure) and the Non-Extended Revolving Credit Commitments (and related aggregate Revolving Credit Exposure) shall be treated as separate “Classes” and (y) the foregoing shall be subject to the last sentence of Section 2.15(b) and Section 2.16(b), to the extent applicable.

“Closing Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and when the initial Borrowings are made.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Agents and the Lenders pursuant to this Agreement, the Guaranty, the First Lien Intercreditor Agreement (if any), the Junior Lien Intercreditor Agreement (if any) and each of the other agreements, instruments or documents executed by a Loan Party that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Parties” means the collective reference to Holdings and its Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C of a Responsible Officer of the Borrower (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) in the case of financial statements delivered under Section 6.01(a), setting forth reasonably detailed calculations of Excess Cash Flow for such fiscal year and (c) in the case of financial statements delivered under Section 6.01(a) or (b), setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants.

“Consolidated Cash Interest Expense” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the amount payable with respect to such period in respect of (a) total interest expense payable in cash with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses (including any penalties and interest relating to Taxes) associated with the consummation of the Transactions, (ii) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or documents, (iii) costs associated with obtaining Swap Contracts and any interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, and any one-time cash costs associated with breakage in respect of Swap Contracts for interest rates, (iv) fees and expenses (including any penalties and interest relating to Taxes) associated with any Investment not prohibited by Section 7.02, the issuance of Equity Interests or Indebtedness, (v) any interest component relating to accretion or accrual of discounted liabilities, (vi) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses or expensing of any financing fees or prepayment or redemption premiums or penalty and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), and (vii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Permitted Acquisition or other Investment, all as calculated on a consolidated basis in accordance with GAAP minus (b) cash interest income of Borrower and its Restricted Subsidiaries earned during such period, in each case as determined in accordance with GAAP.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves, (E) revolving loans, swing line loans and letter of credit obligations under the Revolving Credit Facility or any other revolving credit facility, (F) the current portion of any Capitalized Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific member services to be rendered, (H) liabilities in respect of unpaid earn-outs, (I) the current portion of any other long-term liabilities, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition and (J) Non-Cash Compensation Liabilities.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased by (without duplication, and as determined in accordance with GAAP to the extent applicable):

(i) (A) provision for taxes based on income or profits or capital, plus state, franchise, property or similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes, of such Person for such period (including, in each case, penalties and interest related to such taxes or arising from tax examinations) deducted in computing Consolidated Net Income and (B) amounts paid to Holdings or any direct or indirect parent of Holdings in respect of taxes in accordance with Section 7.06(g)(viii), solely to the extent such amounts were deducted in computing Consolidated Net Income; plus

(ii) (A) total interest expense of such Person and (B) bank fees and costs owed with respect to letters of credit, bankers acceptances and surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same were deducted in computing Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization expenses were deducted in computing Consolidated Net Income; plus

(iv) any expenses or charges related to any issuance or offering of Equity Interests, Investment, acquisition, Disposition, recapitalization or the incurrence or repayment of Indebtedness (including, with respect to Indebtedness, a refinancing thereof) in each case whether or not successful and permitted to be incurred or made hereunder and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transaction, in each case, deducted in computing Consolidated Net Income; plus

(v) the amount of (x) any cash restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions after the Closing Date or (B) the consolidation or closure of any office or facility and (y) cash expenses or charges relating to curtailments or modifications to pension and post retirement employee benefit plans, in each case, after the Closing Date in an aggregate amount for all cash items added pursuant to this clause (v), (i) when aggregated with the aggregate amount for all cash items added pursuant to clause (vi) below, not to exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (v) or clause (vi)) and (ii) when aggregated with the aggregate amount for all cash items added pursuant to clauses (vi) and (ix) hereof, not to exceed 15% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (v) or clauses (vi) and (ix)); plus

(vi) the amount of costs relating to signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs and costs incurred in connection with non-recurring product and intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs in an aggregate amount for all cash items added pursuant to this clause (vi), (i) when aggregated with the aggregate amount for all cash items added pursuant to clause (v) above, not to exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (vi) or clause (v)) and (ii) when aggregated with the aggregate amount for all cash items added pursuant to this clause (vi) and clause (ix) hereof, not to exceed 15% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to clause (v) or this clause (vi) and clause (ix)); plus

(vii) any other non-cash charges including any write offs or write downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(viii) the amount of any minority interest expense or non-controlling interest consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income; plus

(ix) the amount of net cost savings and synergies (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken prior to the end of such period (which net cost savings and synergies shall be subject to certification by a Responsible Officer and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, (B) the aggregate amount of cost savings and synergies added pursuant to this clause (ix) for any Test Period shall not exceed (i) 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (ix)) and (ii) when aggregated with the aggregate amount for all cash items added pursuant to clause (v) and (vi) hereof, 15% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (ix) and clauses (v) and (vi)) and (C) with respect to any period, no costs savings or synergies shall be added pursuant to this clause (ix) to the extent duplicative of any costs savings or synergies that are included in clause (v)(A) or (B) above or clause (vi) above with respect to such period; plus

(x) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount; plus

(xi) business interruption insurance proceeds in an amount representing the earnings for the period that such proceeds are intended to replace (whether or not received) so long as the Borrower in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received in such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters); plus

(xii) any costs or expenses incurred by the Borrower or a Restricted Subsidiary relating to litigation, investigations, proceedings and/or settlement relating to litigation matters in each case existing on the Closing Date; plus

(xiii) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations; plus

(xiv) non-cash charges for deferred tax asset valuation allowances; plus

(xv) payments made by the Borrower or a Restricted Subsidiary pursuant to the management agreement between the Borrower and the Permitted Holders, as in effect on the Closing Date, in an aggregate amount not to exceed $500,000 in any fiscal year of the Borrower; plus

(xvi) the excess of (A) GAAP rent expense over (B) actual cash rent paid, including the benefit of lease incentives included in Consolidated Net Income shall be excluded and the excess of (A) actual cash rent paid, including the benefit of lease incentives to the extent included in Consolidated Net Income, over (B) GAAP rent expense shall be included (in each case during such period due to the use of straight line rent for GAAP purposes).

(b) decreased by (without duplication, and as determined in accordance with GAAP to the extent applicable) any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a) any net after-tax extraordinary, non-recurring or unusual gains or losses or expenses, and Transaction Expenses, severance costs and expenses and one-time compensation charges, shall be excluded;

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(c) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the property and equipment, software, goodwill, intangible assets, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(d) any net after-tax income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(e) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(f) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary; provided that the Borrower’s or any Restricted Subsidiary’s equity in the Net Income of such Person or Unrestricted Subsidiary shall be included in the Consolidated Net Income of the Borrower up to the aggregate amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) by such Person or Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (g) below);

(g) solely for the purpose of determining the Available Amount for application pursuant to Section 7.06(k)(ii), the Net Income for such period of any Restricted Subsidiary (other than the Borrower or any Subsidiary Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by the Borrower or that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(h) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments, shall be excluded;

(i) any impairment charge or asset write-off or write-down, including amortization made in such period of deferred financing costs and premiums paid, impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP, shall be excluded;

(j) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(k) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded; and

(l) any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management or other holders of Equity Interests of the Borrower or any of its Restricted Subsidiaries in connection with the Transaction, shall be excluded.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization accounting or purchase accounting in connection with the Transaction, any Permitted Acquisition or any other Investment permitted hereunder), consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any Letter of Credit or any other letter of credit, except to the extent of unreimbursed L/C Obligations (provided that any unreimbursed L/C Obligations or unreimbursed obligations in respect of any such drawn other letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (ii) obligations under Swap Contracts.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Corrective Loan Extension Amendment” means a Corrective Revolving Credit Extension Amendment and/or a Corrective Term Loan Extension Amendment, as the context requires.

“Corrective Revolving Credit Extension Amendment” has the meaning specified in Section 2.18(f).

“Corrective Term Loan Extension Amendment” has the meaning specified in Section 2.17(f).

“Credit Agreement Refinancing Indebtedness” means Credit Agreement Revolving Credit Refinancing Indebtedness and/or Credit Agreement Term Refinancing Indebtedness, as the context may require.

“Credit Agreement Revolving Credit Refinancing Indebtedness” means (a) Indebtedness incurred pursuant to Section 7.03(g)(ii) or (b) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained in exchange for, or to extend, renew, replace or refinance, in whole or part, then existing Revolving Credit Loans and related letters of credit and commitments (“Refinanced Revolving Credit Debt”); provided that (i) such extending, renewing, replacing or refinancing Indebtedness (and related commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate amount of Revolving Credit Commitments concurrently reduced pursuant to Section 2.06(d) except by an amount equal to unpaid accrued interest, fees, premium (including call and tender premiums) thereon, defeasance costs, and fees and expenses incurred (including OID, upfront fees and similar items), in connection with such extending, renewing, replacing or refinancing Indebtedness, (ii) such Indebtedness has a later maturity than the Refinanced Revolving Credit Debt (except such Credit Agreement Revolving Credit Refinancing Indebtedness may in any event have additional mandatory commitment reductions so long as the same do not occur prior to the Maturity Date that previously applied to the Refinanced Revolving Credit Debt being extended), (iii) all repayments required to be made in connection therewith shall be made in accordance with Section 2.06(d) and (iv) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to interest rate margins, interest rate floors, discounts, fees, premiums and optional prepayment or redemption terms, conditions precedent, maturity and amortization schedule) are substantially identical to, or (when taken as a whole and as reasonably determined by the Borrower) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Revolving Credit Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) or such Indebtedness is issued on then current market terms for the type of Indebtedness issued.

“Credit Agreement Term Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Term Refinancing Debt, (b) Permitted Junior Secured Term Refinancing Debt, (c) Permitted Unsecured Term Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans (“Refinanced Term Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Term Debt except by an amount equal to unpaid accrued interest, fees, premium (including call and tender premiums) thereon, defeasance costs, and fees and expenses incurred (including OID, upfront fees and similar items) on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) such Indebtedness has a later maturity than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Term Debt; provided that any such Indebtedness that is unsecured or subordinated or junior in right of lien to the Facilities shall not mature prior to the date that is 91 days after the latest Maturity Date with respect to the Facilities at the time of issuance or incurrence of such Indebtedness, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to interest rate margins, interest rate floors, discounts, fees, premiums and optional prepayment or redemption terms) are substantially identical to, or (when taken as a whole and as reasonably determined by the Borrower) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Term Loans being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) or such Indebtedness is issued on then current market terms for the type of Indebtedness issued, and (iv) such Refinanced Term Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Expiration Date” has the meaning assigned to such term in Section 8.04(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and, in each case, affecting the rights of creditors generally.

“Declined Amount” has the meaning assigned to such term in Section 2.05(b)(vi).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.00% per annum; provided that (i) with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum and (ii) with respect to Letters of Credit, the Default Rate shall be an interest rate equal to the Applicable Rate with respect thereto plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within two Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower reasonably and in good faith) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty (180) days following the consummation of the applicable Disposition).

“Designated Person” means a person or entity:

(a) listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”); or

(c) in which an entity on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.05(a)(iv)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.05(a)(iv)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.05(a)(iv)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(iv)(C) substantially in the form of Exhibit L.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.05(a)(iv)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.05(a)(iv)(C)(3).

“Discounted Loan Prepayment” has the meaning assigned to such term in Section 2.05(a)(iv)(A).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.05(a)(iv)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(iv)(B), Section 2.05(a)(iv)(C) or Section 2.05(a)(iv)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Disposition” or “Dispose” means the sale, transfer, license tantamount to a sale, lease or other disposition (including any sale leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings (or any direct parent of Holdings) of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, initial public offering, asset sale or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering, asset sale or casualty or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) and the termination of the Commitments and Cash Collateralization of all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control, initial public offering, asset sale or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering, asset sale or casualty or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) and the termination of the Commitments and Cash Collateralization of all outstanding Letters of Credit), in whole or in part or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued to any employees, other service providers, directors, officers or members of management or pursuant to a plan for the benefit of employees, other service providers, directors, officers or members of management of Holdings, the Borrower or the Subsidiaries or by any such plan to such employees, other service providers, directors, officers or members of management, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings, the Borrower or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’, other service providers’, directors’, officers’ or management members’ termination, death or disability.

“Disqualified Institution” means those Persons who are set forth on a list posted by the Borrower in compliance with Section 10.07(b)(v); provided that the Borrower shall be permitted to supplement such list to the extent such supplemented Person is or becomes a competitor of the Borrower or any of its Subsidiaries (or an Affiliate of such competitor listed by the Borrower or that is reasonably identifiable by name as an Affiliate); provided, further, that a competitor or an Affiliate of a competitor shall not include any bona fide debt fund or investment vehicle (other than a Person that is separately identified on such list) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor or Affiliate thereof, as applicable, and for which no personnel involved with the investment in such competitor or affiliate thereof, as applicable (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) has access to any information (other than information that is publicly available) relating to the Borrower or any entity that forms a part of the Borrower’s business (including Subsidiaries of the Borrower).

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, with respect to any amount denominated in Dollars, such amount. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” has the meaning specified in Section 2.05(b)(i).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Environmental Claim” means any administrative, regulatory or judicial action, suits, demand letter, claim, lien, notice of noncompliance or violation, investigation (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceeding with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means Laws relating to the protection of the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or other written agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equinox” means Equinox Holdings, Inc.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities, but excluding debt securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with the Borrower is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any of its ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to a complete or partial withdrawal by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan, written notification of the Borrower or any of its ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, or the receipt by the Borrower or any of its ERISA Affiliates from the PBGC of any notice relating to the intention to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any of its ERISA Affiliates, (f) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (g) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan, (h) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303(i)(4) of ERISA) or (i) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in liability to the Borrower or any of its ERISA Affiliates.

“Eurodollar Rate” means,

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that: (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; provided further that the Eurodollar Rate with respect to the Initial Term Loans shall not be deemed to be less than 1.00% per annum.

“Eurodollar Rate Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate (other than a Base Rate Loan).

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower for such period; plus

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions outside the ordinary course of business by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting); plus

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; plus

(v) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in respect of such period; plus

(vi) cash receipts in respect of Swap Contracts during such period to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (a) through (l) of the definition of Consolidated Net Income;

(ii) without duplication of amounts deducted pursuant to clause (x) below in prior periods, the amount of Capital Expenditures accrued or made in cash during such period by the Borrower or the Restricted Subsidiaries, in each case except to the extent financed with the proceeds of long-term Indebtedness of the Borrower and the Restricted Subsidiaries (other than revolving Indebtedness);

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07(a), and (C) the amount of any mandatory prepayment of Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, but excluding (W) all other prepayments of Term Loans (other than those specified in the preceding clauses (B) and (C)), (X) all prepayments of Revolving Credit Loans and Swing Line Loans, (Y) all prepayments in respect of any other revolving credit facility (except, in the case of clauses (X) and (Y), to the extent there is an equivalent permanent reduction in commitments thereunder) and (Z) payments of Indebtedness constituting subordinated Indebtedness, except in each case to the extent permitted to be paid pursuant to Section 7.12(a)) made during such period, in each case above except to the extent financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness);

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income;

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting);

(vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, in each case except to the extent financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness);

(vii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the amount of Investments made in each case during such period (other than Investments made in Holdings, the Borrower or any of its Restricted Subsidiaries) pursuant to clauses (b), (c)(iv), (f), (i), (l), (m), (n), (t) and (cc) of Section 7.02, and, at the option of the Borrower, any payments (including earn-outs) required to be made pursuant to binding commitments (the “Scheduled Investment Consideration”) in respect of any such Investment made or contractually committed to be made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, in each case except to the extent financed with the proceeds of long-term Indebtedness of the Borrower and the Restricted Subsidiaries (other than revolving Indebtedness) and in each case not made in reliance on any basket calculated by reference to the Available Amount; provided that to the extent the aggregate amount actually utilized to finance such Investments during such subsequent period of four consecutive fiscal quarters is less than the Scheduled Investment Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters;

(viii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the amount of Restricted Payments paid in cash during such period pursuant to clauses (f), (g)(i), (g)(iii), (g)(iv) and (g)(v) and (k) of Section 7.06 and at the option of the Borrower, any payments required to be made pursuant to binding commitments (the “Scheduled Restricted Payment Consideration”) in respect of any such Restricted Payment made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, in each case except to the extent financed with the proceeds of long-term Indebtedness of the Borrower and the Restricted Subsidiaries (other than revolving Indebtedness) and in each case not made in reliance on any basket calculated by reference to the Available Amount; provided that to the extent the aggregate amount actually utilized to finance such Restricted Payments during such subsequent period of four consecutive fiscal quarters is less than the Scheduled Restricted Payment Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters;

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries other than with proceeds of long-term Indebtedness of the Borrower and the Restricted Subsidiaries (other than revolving Indebtedness) during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed (or exceed the amount that is expensed) during such period or are not deducted in calculating Consolidated Net Income;

(x) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration with respect to any Capital Expenditures (including for purposes of this clause (x), the development, construction and opening of a facility) required pursuant to a binding contract or expected in connection with a lease or letter of intent, in each case to be paid in cash during such period by the Borrower or any of the Restricted Subsidiaries, the consummation of which is delayed beyond the end of such period; provided that, to the extent the aggregate amount of cash (other than with the proceeds of long-term Indebtedness of the Borrower and the Restricted Subsidiaries (other than revolving Indebtedness)) actually utilized to finance any such Capital Expenditure during such period is less than the amount required or expected to be paid in connection with such Capital Expenditure during such period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow on (i) the date such Capital Expenditure is consummated or made or (ii) the date the binding contract, lease or letter of intent with respect to such Capital Expenditure is terminated;

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration with respect to any Permitted Acquisition required to be paid in cash by the Borrower or any of the Restricted Subsidiaries during such period, pursuant to a binding contract, the consummation of which is delayed beyond the end of such period; provided that, to the extent the aggregate amount of cash (other than with the proceeds of long-term Indebtedness of the Borrower and the Restricted Subsidiaries (other than revolving Indebtedness)) actually utilized to finance any such Permitted Acquisition during such period is less than the amount required to be paid in connection with such Permitted Acquisition during such period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow on (i) the date such Permitted Acquisition is consummated or made, (ii) the date the binding contract with respect to such Permitted Acquisition is terminated or (iii) the date that is 180 days after the date the Borrower or such Restricted Subsidiary entered into the binding contract with respect thereto;

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period, to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; and

(xiii) cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means any of the following:

(a) any lease, license, franchise, charter, authorization, contract or agreement to which any Loan Party is a party, and any of its rights or interest thereunder, if and to the extent that the pledge thereof or the grant of a security interest, (i) (A) is prohibited by or in violation of any law, rule or regulation applicable to any Loan Party, except to the extent such prohibition is rendered ineffective under the Uniform Commercial Code, (B) would be prohibited by the enforceable anti-assignment provisions of any contract or law, rule or regulation applicable to any Loan Party or with respect to any asset, to the extent such a grant or security interest would violate the terms of any contract evidencing or giving rise to such asset, in each case to the extent permitted pursuant to Section 7.09, or would trigger termination of such contract or any such material rights therein pursuant to any “change of control” or other provision or applicable law (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law), in each case, excluding any such written agreement that related to Credit Agreement Refinancing Indebtedness or (C) requires any governmental or third party consent, (ii) is prohibited by or in violation of a term, provision or condition of any such lease, license, franchise, charter, authorization, contract or agreement, in each case to the extent permitted pursuant to Section 7.09; provided, however, that the Collateral shall include (and such security interest shall attach) at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach to any asset and any portion of such lease, license, franchise, charter, authorization, contract or agreement not subject to the prohibitions specified in (i) or (ii) above (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code); provided, further, that the exclusions referred to in this clause (a) shall not include any proceeds of any asset and any such lease, license, franchise, charter, authorization, contract or agreement;

(b) (i) Equity Interests of a Foreign Subsidiary of the Borrower that is a CFC in excess of 65% of the total outstanding voting stock owned by such CFC (but, for the avoidance of doubt, 100% of any non-voting stock of such CFC will be included in the Collateral), (ii) Equity Interests in joint ventures or any non-wholly owned Subsidiaries to the extent not permitted by the terms of such Person’s organizational or joint venture documents, (iii) Equity Interests in Immaterial Subsidiaries, Captive Insurance Subsidiaries, not-for-profit Subsidiaries, special purpose entities used for securitization facilities and Unrestricted Subsidiaries (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code), and (iv) margin stock;

(c) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(d) (i) any leasehold interest (including any ground lease interest) in real property (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels or collateral access letters), (ii) any fee interest in owned real property that is not Material Real Property and (iii) any fixtures affixed to any real property to the extent a security interest in such fixtures may not be perfected by a UCC-1 financing statement in the jurisdiction of organization of the applicable Loan Party;

(e) letters of credit and letter of credit rights that do not constitute supporting obligations in respect of other Collateral, except to the extent such letter of credit rights may be perfected by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement);

(f) assets, if and to the extent that a security interest in such asset (i) is prohibited by or in violation of any law, rule or regulation applicable to any Loan Party or (ii) requires a consent of any governmental authority or any third party pursuant to any contract evidencing or giving rise to such asset to the extent permitted pursuant to Section 7.09 that has not been obtained, except, in the case of clauses (i) and (ii), to the extent such prohibition or consent is rendered ineffective under the Uniform Commercial Code;

(g) commercial tort claims that, in the reasonable determination of the Borrower, are not expected to result in a judgment in excess of $2,500,000;

(h) any physical instrument evidencing obligations that is not a Material Debt Instrument, except to the extent any letter of credit rights may be perfected by the filing of a UCC financing statement;

(i) assets and personal property to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Collateral Agent; and

(j) assets and personal property with respect to which, as reasonably determined by the Collateral Agent and the Borrower, the burden or cost of providing a security interest in such assets outweighs the benefits afforded to the Lenders thereby; provided, however, that Excluded Assets shall not include any Net Cash Proceeds, substitutions or replacements of any Excluded Assets referred to in clause (a) through (j) (unless such Net Cash Proceeds, substitutions or replacements would constitute Excluded Asset referred to in clauses (a) through (j)).

“Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) Unrestricted Subsidiaries, (c) any Subsidiary that is prohibited or restricted by Law, regulation or Contractual Obligation existing on the date hereof or binding on such Subsidiary at the time of acquisition thereof and not incurred in contemplation of such acquisition from providing a Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guaranty (including, in each case, under any financial assistance, corporate benefit or thin capitalization rule), (d) any Subsidiary to the extent it is not within the legal capacity of such Person to provide a guarantee, or would conflict with the fiduciary duties of such Person’s directors or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer or director of such Person, (e) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or any Guarantor (excluding the Borrower), (f) any Foreign Subsidiary that is a CFC, (g) any Domestic Subsidiary of a Foreign Subsidiary of the Borrower that is a CFC, (h) any Domestic Subsidiary of the Borrower substantially all the assets of which consist of Equity Interests in one or more Foreign Subsidiaries that are CFCs, (i) any Subsidiary that is a not-for-profit organization, (j) Captive Insurance Subsidiaries, (k) any Subsidiary with respect to which providing a Guaranty would result in material adverse tax consequences as reasonably determined by the Borrower (in consultation with the Collateral Agent), (l) certain special purpose entities and (m) any other Subsidiary with respect to which, as reasonably determined by the Collateral Agent and the Borrower, the burden or cost of providing a Guaranty outweighs the benefits afforded to the Lenders thereby.

“Excluded Swap Obligation” means with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to § 7.8 and any other applicable keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.”

“Excluded Taxes” means, with respect to any Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) any Taxes imposed on or measured by such recipient’s net income or profits (or franchise Taxes) that is imposed by a jurisdiction as a result of such recipient being organized or having its principal office or, in the case of any Lender, its applicable Lending Office, in such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for Tax purposes in such jurisdiction), other than any connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, (ii) any branch profits Tax under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in (i), (iii) in the case of any Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Lender (x) pursuant to a Law in effect at the time such Lender becomes a party hereto (other than any Lender becoming a party hereto pursuant to a request by any Loan Party under Section 3.07), or (y) designates a new Lending Office, except, in either case, to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal withholding Tax pursuant to Section 3.01, (iv) any Taxes attributable to a Lender’s failure to comply with Section 3.01(d), (v) any U.S. federal withholding Tax imposed under FATCA.

“Executive Order” means the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Existing Revolving Credit Loan Facility” has the meaning provided in Section 2.18(a).

“Existing Term Loan Facility” has the meaning specified in Section 2.17(a).

“Extended Commitments” means the Extended Term Commitments and/or the Extended Revolving Credit Commitments, as the context may require.

“Extended Loans” means Extended Term Loans and/or Extended Revolving Credit Loans, as the context may require.

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.18(a), as the same may be adjusted from time to time in accordance with the terms of this Agreement (including as a result of permitted increases thereto, and reductions thereto, in accordance with the terms of this Agreement and adjusted for assignments effected in accordance with the provisions of Section 10.07(b)). Each Lender with an Extended Revolving Credit Commitment shall be obligated to (a) make Revolving Credit Loans to the Borrower pursuant thereto and in accordance with Section 2.01(b), (b) purchase participations in L/C Obligations as provided herein and (c) purchase participations in Swing Line Loans as provided herein.

“Extended Revolving Credit Loan” has the meaning specified in Section 2.18(a) and includes each Revolving Credit Loan made by an Extending Revolving Credit Lender pursuant to its Extended Revolving Credit Commitment (or originally made pursuant to a Non-Extended Revolving Credit Commitment to the extent the same has been converted into an Extended Revolving Credit Commitment).

“Extended Term Commitment” means one or more commitments hereunder to convert Term Loans under an Existing Term Loan Facility to Extended Term Loans of a given Term Loan Extension Series pursuant to an Extension Amendment.

“Extended Term Loans” has the meaning provided in Section 2.17(a).

“Extending Revolving Credit Lender” has the meaning provided in Section 2.18(b).

“Extending Term Lender” has the meaning provided in Section 2.17(b).

“Extension Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, with respect to an extension pursuant to Section 2.17, or the Administrative Agent, with respect to an extension pursuant to Section 2.18, and the Borrower executed by each of (a) the Borrower and Holdings, (b) each other Loan Party, (c) the Administrative Agent and (d) each Additional Lender and Lender that agrees to provide any Extended Commitments or Extended Loans being incurred pursuant thereto, in accordance with Section 2.17 or Section 2.18.

“Extension Request” means a notice (i) to the Administrative Agent, setting forth the proposed terms of the Extended Term Loans in accordance with Section 2.17(a) or (ii) to the Administrative Agent, setting forth the proposed terms of the Extended Revolving Credit Commitments in accordance with Section 2.18(a).

“Extension Series” means and includes each Revolving Credit Loan Extension Series and each Term Loan Extension Series.

“Facility” means the Initial Term Loans, the Revolving Credit Facility (including any Non-Extended Revolving Credit Commitments) and all extensions of credit pursuant thereto, the Swing Line Sublimit, the Letter of Credit Sublimit, any Refinancing Term Loans, any Refinancing Revolving Credit Loans, any Extended Term Loans or any New Term Commitments, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury regulations or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b) of the Code (and any amended or successor version thereof that is described above), and any intergovernmental agreements (or related laws or official administrative rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Agency Fee Letter, dated May 15, 2015 among the Borrower and the Administrative Agent.

“Financial Covenants” means the covenants of the Borrower set forth in Section 7.10.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Lien Intercreditor Agreement” means a customary “pari passu” intercreditor agreement among the Collateral Agent, the Administrative Agent, and one or more Senior Representatives for holders of Permitted Pari Passu Secured Term Refinancing Debt or Revolving Credit Refinancing Debt, in form and substance reasonably satisfactory to the Collateral Agent and Administrative Agent.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means any retirement benefit or pension plan maintained or contributed to by, or entered into with, the Borrower or any Restricted Subsidiary with respect to any employees employed outside the United States which under applicable Laws is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of Holdings that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all third-Party Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided that, (a) notwithstanding anything to the contrary contained in the foregoing or in the definitions of “Capitalized Leases” or “Attributable Indebtedness,” in the event of an accounting change requiring all leases to be capitalized, only those leases that would constitute Capitalized Leases on the Closing Date (assuming for such purposes that they were in existence and effect on the Closing Date) shall be considered Capitalized Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith and (b) if the Borrower notifies the Administrative Agent in writing that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, county, provincial or other, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) Holdings, the Subsidiaries of Holdings listed on Schedule 6.11, and each other Subsidiary of Holdings that executes and delivers a guaranty or guaranty supplement pursuant to Section 6.11 and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Borrower) under any Secured Hedge Agreement or any Cash Management Services and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.

“Guaranty” means (a) the guaranty made by Holdings and the other Guarantors in favor of the Collateral Agent on behalf of the Secured Parties dated as of the Closing Date and substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to this Agreement or any other Loan Document.

“Hazardous Materials” means any substance, material or waste that is regulated, classified, or otherwise characterized as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or “explosive” pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, a Lender, a Joint Bookrunner or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into a Secured Hedge Agreement, in its capacity as a party to a Secured Hedge Agreement, whether or not such Person subsequently ceases to be an Agent, a Lender, a Joint Bookrunner or an Affiliate of any of the foregoing.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Identified Participating Lenders” has the meaning specified in Section 2.05(a)(iv)(C)(3).

“Identified Qualifying Lender” has the meaning specified in Section 2.05(a)(iv)(D)(3).

“Immaterial Subsidiaries” means any Restricted Subsidiary of Holdings with respect to which, as of the last day of the most recently ended Test Period on or prior to the date of determination, EBITDA attributable to such Restricted Subsidiary for the period of four consecutive fiscal quarters ending on such date does not exceed, individually for such Restricted Subsidiary and in the aggregate for all such “Immaterial Subsidiaries,” 5.0% of the Consolidated EBITDA of Holdings and the Restricted Subsidiaries for such period.

“Incremental Amendment” has the meaning specified in Section 2.14(d).

“Incremental Amount Date” has the meaning specified in Section 2.14(d).

“Incremental Equivalent Debt” means one or more series of senior unsecured notes, senior secured first lien notes or junior lien notes or loans, subordinated notes or loans, or secured or unsecured mezzanine Indebtedness, in each case, whether issued in a public offering, Rule 144A or other private placement in lieu of the foregoing or otherwise, secured by the Collateral (if at all) on a pari passu or junior basis with the Obligations, which Indebtedness is issued or made in lieu of New Revolving Credit Commitments and/or New Term Commitments pursuant to an indenture, loan agreement, credit agreement, note purchase agreement or otherwise; provided that (i) the aggregate principal amount of all Incremental Equivalent Debt issued pursuant to this Agreement shall not, together with any New Revolving Credit Commitments and/or New Term Commitments issued prior to or substantially simultaneously with such Incremental Equivalent Debt, exceed the Available Incremental Amount, (ii) such Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Loan Party, (iii) in the case of Incremental Equivalent Debt that is secured, (A) the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings or any Restricted Subsidiary other than any asset constituting Collateral, (B) the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Collateral Documents (with such differences as are appropriate to reflect the nature of such Incremental Equivalent Debt and are otherwise reasonably satisfactory to the Administrative Agent) and (C) such Incremental Equivalent Debt shall be subject to a First Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as appropriate, or other intercreditor agreements or arrangements reasonably acceptable to the Administrative Agent, (iv) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence and (v) the covenants and events of default applicable to such Incremental Equivalent Debt shall be on market terms for the type of Indebtedness issued or shall be not more restrictive (taken as a whole) with respect to the Borrower and the Restricted Subsidiaries than the covenants in this Agreement as reasonably determined by the Borrower in good faith (except for covenants or other terms applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(d).

“Incremental Term Loans” has the meaning specified in Section 2.14(a)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Holdings, the Borrower and the Restricted Subsidiaries, exclude intercompany loans and advances owed to one or more Loan Parties, having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business, in each case solely to the extent that such intercompany loans and advances are evidenced by one or more notes and pledged by the relevant Loan Parties as Collateral to secure the Obligations. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) as the same may be modified from time to time pursuant to any Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate principal amount of the Initial Term Commitments is $165,000,000.

“Initial Term Loan” and “Initial Term Loans” have the meanings specified in Section 2.01(a).

“Initial Term Loan Repayment Date” has the meaning specified in Section 2.07(a).

“Intellectual Property Security Agreements” means the “Copyright Security Agreement,” “Trademark Security Agreement” and “Patent Security Agreement,” each with the meaning specified in the Security Agreement.

“Intercompany Subordination Agreement” means an agreement executed by each Restricted Subsidiary of Holdings that is an obligee or an obligor with respect to any intercompany Indebtedness, in substantially the form of Exhibit J.

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Cash Interest Expense for such Test Period.

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, or with respect to any Initial Term Loans, on each Initial Term Loan Repayment Date, and the Maturity Date of the Facility under which such Loan was made (or, in the case of a Non-Extended Revolving Credit Loan or an Extended Revolving Credit Loan maintained as a Eurodollar Rate Loan, the Maturity Date applicable thereto); provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan of any Class (including a Swing Line Loan), the last Business Day of each March, June, September and December, or with respect to any Initial Term Loans, on each Initial Term Loan Repayment Date, and the Maturity Date of the Facility under which such Loan was made (or, in the case of a Non-Extended Revolving Credit Loan or Extended Revolving Credit Loan maintained as a Base Rate Loan, the Maturity Date applicable thereto).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by each applicable Lender of such Eurodollar Rate Loan, nine or twelve months (or such period of less than one month as may be consented to by each applicable Lender), as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made (or, in the case of a Revolving Credit Loan maintained as a Eurodollar Rate Loan prior to the Maturity Date with respect to Non-Extended Revolving Credit Commitments, the Maturity Date with respect to Non-Extended Revolving Credit Commitments).

“Investment” means, as to any Person, the acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests of another Person or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any repayments, return representing a return of capital, redemption or sale with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the Internal Revenue Service of the United States.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument (other than this Agreement) entered into by the L/C Issuer and the Borrower or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Bookrunner” means each of Bank of America, N.A., Goldman Sachs Bank USA, Citigroup Global Markets Inc. and City National Bank, each in its capacity as a joint bookrunner under this Agreement.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“Judgment Currency” has the meaning specified in Section 10.18.

“Junior Financing” has the meaning specified in Section 7.12(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means a customary “junior lien” intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted Junior Secured Term Refinancing Debt, in form and substance reasonably satisfactory to the Collateral Agent and Administrative Agent.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New Term Commitment, New Revolving Credit Commitments, any Refinancing Loan, any Refinancing Commitment, any Extended Loan or any Extended Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advances” means with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America, and any Affiliate thereof that becomes the L/C Issuer in accordance with Section 10.07(k), in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination (without duplication) (a) the aggregate stated amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” Each Additional Lender shall be a Lender to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof, and each Extending Revolving Credit Lender and Extending Term Lender shall continue to be a Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent by not less than five Business Days’ written notice.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a “sight” commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement by the Borrower for the issuance or extension of, or amendment to, a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date then in effect for the Revolving Credit Commitments.

“Letter of Credit Exposure” means, at any time, the aggregate amount of all L/C Obligations at such time in respect of Letters of Credit. The Letter of Credit Exposure of any Revolving Credit Lender at any time shall be its Revolving Credit Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) as of the Closing Date, $5,000,000, as such amount may be adjusted hereunder from time to time and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing) in each case in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (d) the Guaranty, (e) the Collateral Documents and (f) each Letter of Credit Application.

“Loan Notice” means a notice by the Borrower of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each other Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Equityholders” shall mean any of (i) any current or former director, officer, employee or member of management of Equinox, Holdings or any of their respective Subsidiaries or any direct or indirect parent company thereof who, on the Closing Date, is an equityholder in Equinox, Holdings or any direct or indirect parent thereof, (ii) any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of Equinox, Holdings or any of their respective Subsidiaries or any direct or indirect parent thereof or any Person described in the succeeding clauses (iii) and (iv), as applicable, to hold an investment in Equinox, Holdings or any direct or indirect parent thereof in connection with such Person’s estate or tax planning, (iii) any spouse, parents or grandparents of any such director, officer, employee or member of management of Equinox, Holdings or any of their respective Subsidiaries or any direct or indirect parent thereof, and any and all descendants (including adopted children and step-children) of the foregoing, together with any spouse of any of the foregoing Persons, who are transferred an investment in Equinox, Holdings or any direct or indirect parent thereof by any such director, officer, employee or member of management of Equinox, Holdings or any of their respective Subsidiaries or any direct or indirect parent thereof in connection with such Person’s estate or tax planning and (iv) any Person who acquires an investment in Equinox, Holdings or any direct or indirect parent thereof by will or by the laws of intestate succession as a result of the death of any such director, officer, employee or member of management of Equinox, Holdings or any of their respective Subsidiaries or any direct or indirect parent thereof.

“Mandatory Cost” means, with respect to any period, the percentage per annum determined in accordance with Schedule 1.01B.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, results of operations, assets or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies (taken as a whole) of the Lenders, the Collateral Agent or the Administrative Agent under any Loan Document.

“Material Debt Instrument” means any physical instrument evidencing obligations in excess of $2,500,000.

“Material Real Property” means any real property owned by the Borrower or any Restricted Subsidiary with a fair market value (as determined by the Borrower reasonably and in good faith) in excess of $5,000,000.

“Material Subsidiary” means any Restricted Subsidiary of Holdings that is not an Immaterial Subsidiary.

“Maturity Date” means (i) with respect to the Revolving Credit Commitments the maturity of which has not been extended pursuant to Section 2.18, the date that is five (5) years after the Closing Date (the “Original Revolving Credit Maturity Date”), (ii) with respect to the Term Loans the maturity of which has not been extended pursuant to Section 2.17, the date that is five (5) years after the Closing Date (the “Original Term Loan Maturity Date”), (iii) with respect to any Extended Term Loans of a given Term Loan Extension Series, the final maturity date as specified in the applicable Extension Amendment accepted by the applicable Lender or Lenders, (iv) with respect to any Extended Revolving Credit Commitments of a given Revolving Credit Loan Extension Series, the final maturity date as specified in the applicable Extension Amendment accepted by the applicable Lender or Lenders, (v) with respect to any Refinancing Term Loans of a given Term Loan Refinancing Series or Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans of a given Revolving Credit Loan Refinancing Series, the final maturity date as specified in the applicable Refinancing Amendment and (vi) with respect to any New Term Commitment, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered pursuant to Section 6.13.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which the Borrower or any of its ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and Credit Agreement Refinancing Indebtedness), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event and restoration costs following a Casualty Event, (C) taxes (including Restricted Payments in respect thereof pursuant to Section 7.06) paid or reasonably estimated to be payable in connection therewith, (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $1,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $2,500,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the incurrence or issuance of any Indebtedness or Permitted Equity Issuances by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“New Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“New Term Commitments” has the meaning specified in Section 2.14(a).

“Non-Cash Compensation Liabilities” means any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning specified in the penultimate paragraph of Section 3.07.

“Non-Defaulting Lender” and “Non-Defaulting Revolving Credit Lender” mean and include each Revolving Credit Lender other than a Defaulting Lender.

“Non-Extended Revolving Credit Commitment” means, as to each Revolving Credit Lender, any Class of Revolving Credit Commitments of such Lender as in effect immediately prior to the date on which any extension of all or any part of any Class of Revolving Credit Commitments becomes effective pursuant to an Extension Amendment, as well as any commitment of a Lender acquired by way of additions to such Class in accordance with the terms of this Agreement, as such commitments of the various Revolving Credit Lenders may be adjusted from time to time in accordance with the terms of this Agreement (including as a result of permitted increases thereto, and reductions thereto, in accordance with the terms of this Agreement and adjusted for assignments effected in accordance with the provisions of Section 10.07(b)); provided that the Non-Extended Revolving Credit Commitment of any Lender shall exclude any portion of such commitments which have been extended pursuant to one or more Extension Amendments. Each Lender with a Non-Extended Revolving Credit Commitment shall be obligated to (a) make Revolving Credit Loans to the Borrower pursuant thereto and in accordance with Section 2.01(b), (b) purchase participations in L/C Obligations as provided herein and (c) purchase participations in Swing Line Loans as provided herein.

“Non-Extended Revolving Credit Loans” means a Revolving Credit Loan made by a Non-Extending Revolving Credit Lender pursuant to its Non-Extended Revolving Credit Commitment (and Revolving Credit Loans to the extent originally made pursuant to a Non-Extended Revolving Credit Commitment which has been converted into an Extended Revolving Credit Commitment, which Revolving Credit Loans shall thereafter be Extended Revolving Credit Loans).

“Non-Extending Revolving Credit Lender” means, at any time, any Lender that has a Non-Extended Revolving Credit Commitment and/or related Revolving Credit Exposure incurred pursuant thereto at such time.

“Non-Loan Party” means any Subsidiary that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note, a Revolving Credit Note or the Swing Line Note, as the context may require.

“Not Otherwise Applied” means, with reference to any amount of net cash proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), and (b) has not previously been (and is not simultaneously being) applied to anything other than that such particular use or transaction.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, (b) for purposes of the Collateral Documents and Section 8.03 only, obligations of any Loan Party arising under any Secured Hedge Agreement and (c) for purposes of the Collateral Documents and Section 8.03 only, Cash Management Obligations; provided that in the case of clauses (b) and (c), only to the extent that, and for so long as, the other Obligations are so secured or guaranteed, and any release of Collateral or Guarantees effected in a manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Cash Management Obligations; provided, further, that “Obligations” shall exclude any Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“OFAC” has the meaning specified in the definition of “Sanctions Laws and Regulations.”

“Offered Amount” has the meaning specified in Section 2.05(a)(iv)(D)(1).

“Offered Discount” has the meaning specified in Section 2.05(a)(iv)(D)(1).

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Revolving Credit Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Original Term Loan Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Other Allocable Share” means, in the case of any determination with respect to any Extending Revolving Credit Lender(or its Extended Revolving Credit Commitment (and related Revolving Credit Exposure)) or any Non-Extending Revolving Credit Lender (or its Non-Extended Revolving Credit Commitment (and related Revolving Credit Exposure)), at any time on or after the date of any applicable Extension Amendment, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Extended Revolving Credit Commitment or the Non-Extended Revolving Credit Commitment, as the case may be, of such Lender at such time and the denominator of which is the aggregate amount of all Extended Revolving Credit Commitments or all Non-Extended Revolving Credit Commitments, as the case may be, at such time; provided that if such Extended Revolving Credit Commitment or Non-Extended Revolving Credit Commitment, as the case may be, has been terminated, then the Other Allocable Share of each applicable Lender shall be determined based on the Other Allocable Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(ii)(A).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment under any Loan Document or the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes imposed as a result of an assignment (other than an assignment made pursuant to Section 3.04(f)) by a Lender (an “Assignment Tax”), but only if such Assignment Tax is imposed as a result of a present or former connection of the assignor or assignee with the jurisdiction imposing such Assignment Tax (other than any connection arising solely from having executed, delivered, become a party to, exercised any rights or performed any obligations under, received any payments under, received or perfected a security interest under, enforced and/or engaged in any other transaction or other activities pursuant to any Loan Document).

“Outstanding Amount” means (a) with respect to the Term Loans of any Class, Revolving Credit Loans of any Class and Swing Line Loans on any date, the aggregate outstanding amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans of any Class, Revolving Credit Loans of any Class (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date (other than for purposes of Section 2.09(a)); and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.05(a)(iv)(C)(2).

“Patriot Act” has the meaning specified in the definition of “Sanctions Laws and Regulations.”

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan or a Foreign Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any of its ERISA Affiliates or to which the Borrower or any of its ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings or any direct or indirect parent of Holdings, in each case to the extent not restricted hereunder.

“Permitted First Lien Debt” means all Credit Agreement Refinancing Indebtedness incurred pursuant to Section 7.03(g) (a) which is (and at the time of incurrence is) (i) secured by the Collateral on a pari passu basis with the Obligations (but without regard to the control of remedies), (ii) not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral and (iii) not guaranteed by any Subsidiaries other than the Guarantors, (b) with respect to which the security agreements and guarantees relating to such Indebtedness are substantially the same as the terms of the Collateral Documents and the Guaranty (with such differences as are reasonably satisfactory to the Administrative Agent) and (c) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise be subject to the provisions of a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured Term Refinancing Debt incurred by the Borrower, then Holdings, the Borrower, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement.

“Permitted Holders” means (a) each of the following individuals: (i) Stephen Ross, (ii) Jeff Blau, (iii) Bruce A. Beal, Jr., (iv) Michael Brenner, (v) Richard O’Toole, and (vi) Harvey Spevak, and in each case, his estate, spouse, heirs, ancestors, lineal descendants, legatees, legal representatives (in their capacities as such) or the trustee (in its capacity as such) of a bona fide trust of which one or more of the foregoing are the principal beneficiaries or grantors thereof and (b) any entity controlled, directly or indirectly, by any Persons referred to in the preceding clause (a), whether through the ownership of voting securities, by contract or otherwise, (c) any investment fund or vehicle managed or sponsored by Leonard Green or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle, and (d) any Management Equityholder.

“Permitted Junior Priority Debt” means all Credit Agreement Refinancing Indebtedness incurred pursuant to Section 7.03(g), (a) which is (and at the time of incurrence is) (i) secured by the Collateral on a junior and subordinated second-priority basis with the Obligations, (ii) not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral and (iii) not guaranteed by any Subsidiaries other than the Guarantors, (b) with respect to which the security agreements and guarantees relating to such Indebtedness have terms not more favorable to the respective creditors than the terms of the Collateral Documents and the Guaranty have to the Secured Parties (with such differences as are reasonably satisfactory to the Administrative Agent) and (c) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise be subject to the provisions of a Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured Term Refinancing Debt incurred by the Borrower, then Holdings, the Borrower, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Junior Lien Intercreditor Agreement.

“Permitted Junior Secured Term Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of second-lien secured notes or second-lien secured loans; provided that (i) such Indebtedness constitutes Permitted Junior Priority Debt, (ii) such Indebtedness constitutes Credit Agreement Term Refinancing Indebtedness, and (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred. Permitted Junior Secured Term Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor so long as they are subject to an intercreditor agreement as provided for in the definition of Permitted Junior Priority Debt.

“Permitted Pari Passu Secured Term Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness constitutes Permitted First Lien Debt, (ii) such Indebtedness constitutes Credit Agreement Term Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default and, in the case of Indebtedness incurred as loans, such payments or obligations substantially similar to those contained in the Loan Documents) prior to the Latest Maturity Date at the time such Indebtedness is incurred, and (iv) the Borrower is the sole obligor and such Indebtedness is guaranteed only by the Subsidiary Guarantors and Holdings. Permitted Pari Passu Secured Term Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor so long as they are subject to an intercreditor agreement as provided for in the definition of Permitted First Lien Debt.

“Permitted Ratio Debt” means unsecured Indebtedness of the Borrower or any Restricted Subsidiary; provided that (a) such Indebtedness is either (x) pari passu or (y) subordinated in right of payment to the Obligations, (b) such Indebtedness does not mature prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (c) such Indebtedness has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (d) immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall exist or result therefrom and (ii) the Total Leverage Ratio after giving Pro Forma Effect to the incurrence of such Indebtedness is less than or equal to 3.00:1.00 and (e) such Indebtedness is issued on market terms for the type of Indebtedness issued or with covenants that are not more restrictive (taken as a whole) with respect to the Borrower and the Restricted Subsidiaries than the covenants in this Agreement as reasonably determined by the Borrower in good faith (except for covenants or other terms applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, replacement, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof (less any OID, if applicable) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest, fees, premium (including call and tender premiums) thereon, defeasance costs, and fees and expenses incurred (including OID, upfront fees and similar items), in connection with such modification, refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b) and Section 7.03(e), such modification, refinancing, refunding, replacement, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (c) if such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, replacement, renewal, or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders, in all material respects, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (ii) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is secured by Liens, (x) such modification, refinancing, refunding, replacement, renewal or extension is either unsecured or is not secured by any Liens that do not also secure the Obligations and/or Liens otherwise permitted under Section 7.01 to the extent the Indebtedness being modified, refinanced, refunded, replaced or extended would have been permitted to be secured by such Lien and (y) to the extent that such Liens are contractually subordinated to the Liens securing the Obligations, such modification, refinancing, refunding, replacement, renewal or extension is secured by Liens that are contractually subordinated to the Liens securing the Obligations on terms, taken as a whole, at least as favorable to the Lenders, in all material respects, as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, replaced, renewed or extended, (iii) the covenants and defaults of any such modified, refinanced, refunded, replaced, renewed or extended Indebtedness with an original principal amount outstanding in excess of the Threshold Amount (taken as a whole) are not materially more restrictive with respect to the Borrower and the Restricted Subsidiaries, as reasonably determined by the Borrower in good faith, than the covenants and defaults of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended or such Indebtedness is issued on then current market terms for the type of Indebtedness issued, and (iv) such modification, refinancing, refunding, replacement, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended and no additional obligors become liable for such Indebtedness except to the extent such Person guaranteed the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended (or such guarantee would have otherwise been permitted under Section 7.03 and (d) in the case of any Permitted Refinancing in respect of any Permitted Pari Passu Secured Term Refinancing Debt, any Permitted Junior Secured Term Refinancing Debt, any Revolving Credit Refinancing Debt or any Permitted Refinancing in respect thereof, in each case, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements permitted by and subject to, in the case of any Permitted Pari Passu Secured Term Refinancing Debt or any Revolving Credit Refinancing Debt, a First Lien Intercreditor Agreement or, in the case of any Permitted Junior Secured Term Refinancing Debt or any Revolving Credit Refinancing Debt, a Junior Lien Intercreditor Agreement.

“Permitted Unsecured Debt” means all Credit Agreement Refinancing Indebtedness incurred pursuant to Section 7.03(g) which is (and at the time of incurrence is) (a) not secured by any property or assets of the Borrower or any Guarantor and (b) not guaranteed by any Subsidiaries other than the Subsidiary Guarantors.

“Permitted Unsecured Term Refinancing Debt” means any unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness constitutes Permitted Unsecured Debt, (ii) such Indebtedness constitutes Credit Agreement Term Refinancing Indebtedness and (iii) such Indebtedness does not mature or have scheduled amortization prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default). Permitted Unsecured Term Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership (including any exempted limited partnership), Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Collateral” has the meaning specified in the Security Agreement.

“Pledged Securities” has the meaning specified in the Security Agreement.

“Prepayment Date” has the meaning assigned to such term in Section 2.05(b)(vi).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments of all Lenders under the applicable Facility or Facilities at such time; provided that if such Commitment has been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning specified in Section 2.05(a)(iv)(D)(3).

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal quarters ended after December 31, 2014 and at least forty-five (45) days before the Closing Date.

“Redemption” means, the redemption of the units of the Borrower contemplated by that certain Redemption Agreement, dated as of April 6, 2015, by and among the Borrower, Equinox and the other parties party thereto, and the other transactions contemplated hereunder.

“Refinanced Revolving Credit Debt” has the meaning specified in the definition of “Credit Agreement Revolving Credit Refinancing Indebtedness.”

“Refinanced Term Debt” has the meaning assigned to such term in the definition of “Credit Agreement Term Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) each other Loan Party, (c) the Administrative Agent and (d) each Additional Lender and Lender that agrees to provide any Refinancing Commitments or Refinancing Loans (in each case representing Credit Agreement Refinancing Indebtedness) being incurred pursuant thereto, in accordance with Section 2.15 or Section 2.16.

“Refinancing Commitments” means Refinancing Term Commitments and/or Refinancing Revolving Credit Commitments, as the context may require.

“Refinancing Loans” means Refinancing Term Loans and/or a Refinancing Revolving Credit Loans, as the context may require.

“Refinancing Revolving Credit Commitments” means one or more revolving loan commitments hereunder that fund Refinancing Revolving Credit Loans of the applicable Revolving Credit Loan Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Revolving Credit Lenders” means, at any time, any Lender that has a Refinancing Revolving Credit Commitment of a given Revolving Credit Loan Refinancing Series or a Refinancing Revolving Credit Loan of a given Revolving Credit Loan Refinancing Series at such time.

“Refinancing Revolving Credit Loans” means one or more Classes of revolving credit hereunder pursuant to Refinancing Revolving Credit Commitments that result from a Refinancing Amendment.

“Refinancing Term Commitments” means one or more term loans or term loan commitments hereunder that fund Refinancing Term Loans of the applicable Term Loan Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Lenders” means, at any time, any Lender that has a Refinancing Term Commitment of a given Term Loan Refinancing Series or a Refinancing Term Loan of a given Term Loan Refinancing Series at such time.

“Refinancing Term Loans” means one or more Classes of term loans hereunder pursuant to Refinancing Term Commitments that result from a Refinancing Amendment.

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Facility Lenders” means, with respect to any Facility on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Facility and (ii) the aggregate unused Commitments under such Facility; provided that, to the same extent set forth in Section 10.07(i) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments;

provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender and/or any Affiliated Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Term Lenders” means, as of any date of determination, Term Loan Lenders having more than 50% of the sum of the aggregate Outstanding Amount of Term Loans.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the aggregate outstanding amount of (a) the Revolving Credit Commitments or (b) after the termination of Revolving Credit Commitments, the Revolving Credit Exposure; provided that the Revolving Credit Commitment and Revolving Credit Exposure of any Defaulting Lender shall be excluded for the purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means (i) the chief executive officer, president, senior vice president, senior vice president (finance), vice president, chief financial officer or treasurer of a Loan Party, (ii) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the officers in clause (i) of this sentence in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent and (iii) as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Restricted Subsidiary (unless such appearance is related to the Loan Documents (or the Liens created thereunder), or other Indebtedness permitted under Section 7.03 which is permitted to be secured by a Lien on the Collateral) or (ii) are subject to any Lien (other than Liens permitted by Section 7.01(a), Section 7.01(l), and Section 7.01(u)).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of the Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or any Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b) and includes (a) the making of a Refinancing Revolving Credit Loan of a given Revolving Credit Loan Refinancing Series by a Lender or an Additional Lender to the Borrower pursuant to Section 2.16 and the applicable Refinancing Amendment, and (b) the making of an Extended Revolving Credit Loan of a given Revolving Credit Loan Extension Series by a Lender to the Borrower pursuant to Section 2.18 and the applicable Extension Amendment.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and includes an Extended Revolving Credit Commitment, a Non-Extended Revolving Credit Commitment, a Refinancing Revolving Credit Commitment and/or any Class of New Revolving Credit Commitment effected pursuant to Section 2.14, as the context may require. As of the Closing Date the aggregate amount of the Revolving Credit Commitments is $25,000,000.

“Revolving Credit Commitment Increase Lender” has the meaning specified in Section 2.14(e).

“Revolving Credit Exposure” means, at any time, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans at such time and its Pro Rata Share of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Extension” means any establishment of Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.18 and the applicable Extension Amendment.

“Revolving Credit Extension Election” has the meaning specified in Section 2.18(b).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment and/or Revolving Credit Exposure at such time.

“Revolving Credit Loan” means (i) any revolving credit loan made by the Revolving Credit Lenders pursuant to the Revolving Credit Commitments of the Revolving Credit Lenders on the Closing Date pursuant to Section 2.01(b) and (ii) includes any New Revolving Credit Commitment, Refinancing Revolving Credit Loans and Extended Revolving Credit Loans effected pursuant to Section 2.14, Section 2.16 or Section 2.18, as applicable, and the related Incremental Amendment, Refinancing Amendment or Extension Amendment, as applicable.

“Revolving Credit Loan Extension Series” has the meaning specified in Section 2.18(a).

“Revolving Credit Loan Refinancing Series” means each Class of Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments that is established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments provided for therein are intended to be a part of any previously established Revolving Credit Loan Refinancing Series) and that provide for the same All-In Yield and amortization schedule.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit D-2, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Credit Percentage” of any Revolving Credit Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Credit Commitment for the Revolving Credit Facility (or, after the date of any Refinancing Amendment or Extension Amendment, the applicable Class or Facility) of such Revolving Credit Lender at such time and the denominator of which is the aggregate Revolving Credit Commitments of all Revolving Credit Lenders for the Revolving Credit Facility (or, after the date of any Refinancing Amendment or Extension Amendment, the applicable Class or Facility) at such time; provided that if the Revolving Credit Percentage of any Revolving Credit Lender is to be determined after all Revolving Credit Commitments for the Revolving Credit Facility (or, after the date of any Refinancing Amendment or Extension Amendment, the applicable Class or Facility) have been terminated, then the Revolving Credit Percentage of such Revolving Credit Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided, further, that in the case of Section 2.19 when a Defaulting

Lender shall exist, “Revolving Credit Percentage” shall mean the percentage of the aggregate Revolving Credit Commitments for the Revolving Credit Facility (or, after the date of any Refinancing Amendment or Extension Amendment, the applicable Class or Facility) (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment.

“Revolving Credit Refinancing Debt” means (a) Indebtedness of the Borrower (which may be guaranteed by one or more Guarantors) constituting (i) secured or unsecured notes or loans (not constituting Obligations) incurred as Credit Agreement Revolving Credit Refinancing Indebtedness (and which meet the requirements of the definition of Credit Agreement Revolving Credit Refinancing Indebtedness), provided that (A) if any such Indebtedness is secured, it shall at the time of incurrence constitute either Permitted First Lien Debt or Permitted Junior Priority Debt and shall meet the requirements of the respective definition thereof, (B) if such Indebtedness is unsecured, it shall at the time of the incurrence thereof constitute Permitted Unsecured Debt and shall meet the requirements of the definition thereof, (C) upon the incurrence of such Indebtedness, all repayments and commitment reductions required by Section 2.05(b)(v) and Section 2.06(d) shall be made and (D) no Event of Default would exist immediately after giving effect to such incurrence, and (ii) any Permitted Refinancing thereof or (b) Indebtedness of the Borrower incurred as Credit Agreement Revolving Credit Refinancing Indebtedness pursuant to a Refinancing Amendment (and which meets the requirements of the definition of Credit Agreement Revolving Credit Refinancing Indebtedness).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions Laws and Regulations” means (i) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Executive Order, the USA PATRIOT Act of 2001 (the “Patriot Act”), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, or the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), and any similar law, regulation, or Executive Order enacted in the United States after the date of this Agreement, (ii) any sanctions or requirements imposed under similar laws or regulations enacted by the European Union, the United Kingdom or Australia and (iii) any similar Law of any jurisdiction other than the United States, in each case, applicable to the Borrower or the Restricted Subsidiaries.

“Scheduled Investment Consideration” has the meaning specified in clause (a)(vii) of the definition of “Excess Cash Flow.”

“Scheduled Restricted Payment Consideration” has the meaning specified in clause (a)(viii) of the definition of “Excess Cash Flow.”

“SC Inc.” has the meaning specified in the introductory paragraph to this Agreement.

“SC LLC” has the meaning specified in the introductory paragraph to this Agreement.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any agreement evidencing Cash Management Obligations permitted under Article VII that is entered into by and between any Loan Party and any Cash Management Bank and designated by the Borrower and the Cash Management Bank in writing to the Collateral Agent as a “Secured Cash Management Agreement.”

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party and any Hedge Bank and designated by the Borrower and the Hedge Bank in writing to the Collateral Agent as a “Secured Hedge Agreement.”

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuer, each Hedge Bank, each Cash Management Bank, and each co-agent or sub-agent appointed from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means, collectively, each Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G (or any other form as may be required to comply with local law in any applicable jurisdiction), together with each Security Agreement Supplement executed and delivered pursuant to Section 6.11, as amended, restated amended and restated, supplemented or otherwise modified from the time to time.

“Security Agreement Supplement” means the “Joinder Agreement” as defined in the Security Agreement.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Secured Term Refinancing Debt, Permitted Junior Secured Term Refinancing Debt or Revolving Credit Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(iv)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(iv)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(iv)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit O, submitted following the Auction Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(iv)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Default” means any Event of Default under Section 8.01(a) or (f).

“Specified Discount” has the meaning specified in Section 2.05(a)(iv)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(iv)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(iv)(B) substantially in the form of Exhibit P.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit Q, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(iv)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.05(a)(iv)(B)(3).

“Specified Equity Contribution” means any cash contribution to the common equity or capital of Holdings and/or any purchase of, or investment in, any Qualified Equity Interest of Holdings.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 4.17 of the Guaranty).

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment, New Term Commitment, New Revolving Credit Commitments or other event that by the terms of this Agreement requires a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Submitted Amount” has the meaning specified in Section 2.05(a)(iv)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.05(a)(iv)(C)(1).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Loan Exposure of any Revolving Credit Lender at any time shall be its Revolving Credit Percentage of the aggregate Swing Line Loan Exposure at such time.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” means the promissory note of the Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit D-3, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Loans made by the Swing Line Lender.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Taxes” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Borrowing” means (a) a borrowing consisting of simultaneous Term Loans of the same Type and currency and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01, (b) the making of a Term Loan pursuant to a New Term Commitment by a Lender to the Borrower pursuant to Section 2.14 and the applicable Incremental Amendment, (c) the making of a Refinancing Term Loan of a given Term Loan Refinancing Series by a Lender or an Additional Lender to the Borrower pursuant to Section 2.15 and the applicable Refinancing Amendment, and (d) the making of an Extended Term Loan of a given Term Loan Extension Series by a Lender to the Borrower pursuant to Section 2.17 and the applicable Corrective Term Loan Extension Amendment.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension Amendment. The amount of each Lender’s Initial Term Commitment is set forth on Schedule 2.01 under the caption “Initial Term Commitment”; and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means (i) the Initial Term Loans and (ii) any Term Loans pursuant to New Term Commitments, Refinancing Term Loan and Extended Term Loan effected pursuant to Section 2.14, Section 2.15 or Section 2.17, as applicable, and the related Incremental Amendment, Refinancing Amendment or Extension Amendment.

“Term Loan Extension” means any establishment of Extended Term Commitments and Extended Term Loans pursuant to Section 2.17 and the applicable Extension Amendment.

“Term Loan Extension Election” has the meaning specified in Section 2.17(b).

“Term Loan Extension Series” has the meaning specified in Section 2.17(a).

“Term Loan Increase” has the meaning specified in Section 2.14(a).

“Term Loan Refinancing Debt” means (a) Permitted Pari Passu Secured Term Refinancing Debt, (b) Permitted Junior Secured Term Refinancing Debt and (c) Permitted Unsecured Term Refinancing Debt and, in each case, any Permitted Refinancing thereof.

“Term Loan Refinancing Series” shall mean each Class of Refinancing Term Loans or Refinancing Term Commitments that is established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Term Loan Refinancing Series) and that provide for the same All-In Yield and amortization schedule.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit D-1, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal quarter or the fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b), as applicable. A Test Period may be designated by reference to the last day thereof (i.e., the “December 31, 2015 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended December 31, 2015), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $5,000,000.

“TL Repayment Percentage” of any Class of Term Loans at any time shall be a fraction (expressed as a percentage) (x) the numerator of which is the aggregate principal amount of outstanding Term Loans of such Class at such time and (y) the denominator of which is the sum of the aggregate principal amount of all outstanding Term Loans (of all Classes) at such time.

“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b).

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the funding of the Initial Term Loans and the Revolving Credit Loans on the Closing Date, (b) the Redemption and (c) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries, or any direct or indirect parent of Holdings in connection with the Transaction, including the entering into of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” shall mean, with respect to any Plan, as of the most recent valuation date for such Plan, the excess of (1) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan for purposes of Section 412 of the Code or Section 302 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Plan.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(d)(2)(C).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) any Subsidiary of Holdings designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date, and (ii) any Subsidiary of an Unrestricted Subsidiary, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.14 or ceases to be a Subsidiary of the Borrower.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Term Debt or any

Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) References in this Agreement and any other Loan Document to the introductory paragraph, preliminary statement, an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate introductory paragraph, preliminary statements, Exhibit or Schedule to, or Article, Section, clause or sub-clause in, this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(iii) The terms “include,” “includes” and “including” are by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement, or required to be satisfied in order for a specific action to be permitted under this Agreement, shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, documents (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, replacements, refinancings and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, replacements, refinancings, and other modifications are not restricted by any Loan Document; (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and (c) references to any Person shall include such Person’s successors and permitted assigns.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Available Amount Transactions. If more than one action occurs on any given date the permissibility or the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e. each transaction must be permitted under the Available Amount as so calculated.

Section 1.08 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.08, when calculating the Total Leverage Ratio for purposes of (i) Section 2.05(b)(i) or (ii) determining actual compliance (and not pro forma compliance, compliance on a Pro Forma Basis or determining compliance giving Pro Forma Effect to a transaction) with Section 7.10, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Total Leverage Ratio and Total Assets, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and may include, for the avoidance of doubt, the amount of cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided that (A) such amounts are reasonably identifiable, quantifiable and factually supportable in the reasonable and good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or expected to be taken no later than twelve (12) months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such Test Period and (D) the aggregate amount of cost savings and synergies added pursuant to this clause (c) shall not exceed (i) 10% of Consolidated EBITDA for such Test Period (giving pro forma effect to the relevant Specified Transaction (but not to any cost savings or synergies)) and (ii) when aggregated with the aggregate amount for all cash items added pursuant to clauses (a)(v), (vi) and (ix) of the definition of “Consolidated EBITDA,” 15% of Consolidated EBITDA for such Test Period (giving pro forma effect to the relevant Specified Transaction (but not to any cost savings or synergies)).

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date such calculation is being made had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness). Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurodollar interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

(e) On and after the date pro forma effect is to be given to a Permitted Acquisition and on which Borrower or any Restricted Subsidiary is incurring Indebtedness, which Permitted Acquisition has yet to be consummated but for which a definitive agreement governing such Permitted Acquisition has been executed and remains in effect, such pro forma effect shall be deemed to continue at all times thereafter for purposes of determining ratio-based conditions and baskets until such Permitted Acquisition is consummated or such definitive agreement is terminated.

Section 1.09 Certifications. All certificates and other statements required to be made by any director, officer, employee or member of management of a Loan Party pursuant to any Loan Document are and will be made on the behalf of such Loan Party and not in such officer’s, director’s, employee’s or member of management’s individual capacity.

Section 1.10 Payment or Performance. When the payment of any obligation or the performance of any action, covenant, duty or obligation under any Loan Document is stated to be due or performance required on a day which is not a Business Day (other than as described in the definitions of “Interest Period,” “Letter of Credit Expiration Date” and “Maturity Date”), the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.11 Classification. For purposes of determining compliance at any time with Section 7.01, Section 7.02, Section 7.03, Section 7.05, Section 7.06, Section 7.08 and Section 7.12, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, contractual restriction or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section 7.01, Section 7.02, Section 7.03, Section 7.05, Section 7.06, Section 7.08 and Section 7.12, the Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

Section 2.01 The Loans.

(a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender with an Initial Term Commitment severally agrees to make to the Borrower a single loan equal to such Lender’s Initial Term Commitment on the Closing Date (each such term loan, an “Initial Term Loan” and, collectively, the “Initial Term Loans”). Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans to the Borrower (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date with respect to the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment as then in effect; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment as then in effect. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. All Revolving Credit Loans will be made by Revolving Credit Lenders (including both Extending Revolving Credit Lenders and Non-Extending Revolving Credit Lenders) in accordance with their Pro Rata Shares (acting as a single Class) until the Maturity Date with respect to the Non-Extended Revolving Credit Commitments; thereafter, all Revolving Credit Loans will be made by the Extending Revolving Credit Lenders in accordance with their Pro Rata Shares.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans of a given Class from one Type to the other, and each continuation of a Eurodollar Rate Loan shall be made upon the Borrower’s irrevocable notice the Administrative Agent which may be given by (i) telephone, or (ii) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., (i) three (3) Business Days prior to the requested date of any Borrowing of or conversion to or continuation of Eurodollar Rate Loans denominated in Dollars or any conversion of Base Rate Loans to Eurodollar Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m., four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof in the case of Term Loans or Revolving Credit Loans. Except as provided in Section 2.03(c) and Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) the Class of the Borrowing requested and whether the Borrower is requesting the making of new Loans of the respective Class, a conversion of Term Loans or Revolving Credit Loans (of a given Class) from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent, shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent, either by (i) crediting the account of the Borrower on the books of the Administrative Agent, with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent, by the Borrower; provided that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Term Lenders and Revolving Credit Lenders, as applicable, of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Term Lenders and Revolving Credit Lenders, as applicable, of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans of a given Class from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans of a given Class as the same Type, there shall not be more than ten (10) Interest Periods in total in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, a Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent, shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent, such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent, may assume that such Lender has made such Pro Rata Share available to the Administrative Agent, on the date of such Borrowing in accordance with clause (b) above, and the Administrative Agent, may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent, shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent, in accordance with the foregoing. A certificate of the Administrative Agent, submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent, shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend, renew or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drawings under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extensions with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of the applicable L/C Credit Extension, (w) if the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitments, (x) the Outstanding Amount of all L/C Obligations would exceed the Letter of Credit Sublimit or (y) the Letter of Credit giving rise to such L/C Credit Extension has a stated expiry date after the Maturity Date with respect to Non-Extended Revolving Credit Commitments and the aggregate stated amount of all Letters of Credit having stated expiry dates after such Maturity Date, when added to the aggregate Revolving Credit Exposure of all Extended Revolving Credit Lenders (exclusive of L/C Obligations) as of such date, would exceed the aggregate amount of the Extended Revolving Credit Commitments then in effect. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Letters of Credit shall be issued on “sight-basis” only which means that any Letter of Credit shall be honored for payment by the L/C Issuer at the time the Letter of Credit is presented for payment and not at a later date or time. Each Appropriate Lender’s risk participation in each outstanding Letter of Credit shall be automatically adjusted on each Maturity Date for any of the Revolving Credit Facilities as, and to the extent, provided in Section 2.06(d).

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which the L/C Issuer in good faith deems material to it and for which the L/C Issuer is not otherwise compensated hereunder);

(2) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur (i) in the case of standby Letters of Credit, more than twelve months after the date of issuance or last renewal thereof and (ii) in the case of a commercial Letter of Credit, more than 180 days after the date of issuance or last renewal thereof, unless, in each case, the L/C Issuer has approved such expiry date;

(3) the expiry date of such requested Letter of Credit would occur after the applicable Letter of Credit Expiration Date (but not beyond the Latest Maturity Date with respect to any Revolving Credit Commitments), unless the L/C Issuer has approved such expiry date;

(4) the issuance of such Letter of Credit would violate one or more Laws binding upon the L/C Issuer or one or more policies of the L/C Issuer applicable to letters of credit generally;

(5) such Letter of Credit is in an initial amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;

(6) any Revolving Credit Lender is a Defaulting Lender at such time, unless the L/C Issuer has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the L/C Issuer’s risk with respect to the participation in Letters of Credit by such Defaulting Lender, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the L/C Obligations;

(7) the expiry date of such requested Letter of Credit would occur after the Latest Maturity Date with respect to the Revolving Credit Facility, unless all the Revolving Credit Lenders have approved such expiry date or unless the Revolving Credit Lenders cease to hold a participation in, and to be obligated in any manner to reimburse or otherwise indemnify the L/C Issuer for any amounts drawn under, such Letter of Credit and the L/C Issuer has approved such expiry date;

(8) the expiry date of such requested Letter of Credit would occur (i) after the Maturity Date with respect to the Non-Extended Revolving Credit Commitments of a given Class, unless all the Revolving Credit Lenders of such Class have approved such expiry date or unless the Non-Extending Revolving Credit Lenders of a given Class cease to hold a participation in, and to be obligated in any manner to reimburse or otherwise indemnify the L/C Issuer for any amounts drawn under, such Letter of Credit after the Maturity Date with respect to the applicable Non-Extended Revolving Credit Commitments, except in the circumstances contemplated by Section 2.06(d) or (ii) after the Maturity Date with respect to the Extended Revolving Credit Commitments, unless all the Revolving Credit Lenders have approved such expiry date or unless the Revolving Credit Lenders cease to hold a participation in, and to be obligated in any manner to reimburse or otherwise indemnify the L/C Issuer for any amounts drawn under, such Letter of Credit and the L/C Issuer has approved such expiry date; or

(9) such Letter of Credit is to be denominated in a currency other than Dollars.

(iii) The L/C Issuer shall be under no obligation to amend or extend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued, extended or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:30 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment or extension, as the case may be; or, in each case, such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment or extension of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended or extended; (2) the proposed date of amendment or extension thereof (which shall be a Business Day); (3) the nature of the proposed amendment or the length of extension; and (4) such other matters as the L/C Issuer may reasonably request. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of written confirmation from the Administrative Agent or any Loan Party at least one Business Day prior to the requested issuance, amendment or extension is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment or extension, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share multiplied by the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the applicable Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied and in each case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment or extension to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit, amendment or extension.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify promptly the Borrower and the Administrative Agent in writing thereof. On the Business Day immediately following the Business Day on which the Borrower shall have received such notice of any payment by the L/C Issuer under a Letter of Credit (or, if the Borrower shall have received such notice later than 1:00 p.m. on any Business Day, on the second succeeding Business Day) (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, with interest on the amount so paid or disbursed by the L/C Issuer, to the extent not reimbursed on the date of such payment or disbursement. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and subject to the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer to the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Notwithstanding that a Letter of Credit issued or outstanding hereunder may be for the benefit of a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the benefit of Subsidiaries of the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(ii) Each Appropriate Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with the banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding and any differential in the interest payable to such Lender attributable to the Applicable Rate for such Lender’s L/C Advance as an Extending Revolving Credit Lender or a Non-Extending Revolving Credit Lender, as applicable) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party.

provided that the foregoing shall not excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential, punitive or exemplary damages) suffered by the Borrower that are caused by the L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (in each case, as determined by a court of competent jurisdiction by a final and non-appealable judgment).

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any draft, demand, certificate or other document expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e) or clauses (i) through (iii) of this Section 2.03(f); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential, punitive or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (in each case, as are determined by a court of competent jurisdiction by final and nonappealable judgment). In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing; or

(ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest-bearing deposit accounts at the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any prior right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the L/C Issuer. To the extent the amount of any Cash Collateral exceeds the Outstanding Amount of such L/C Obligations, the excess shall be refunded to the Borrower.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each “sight” commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent (i) for any period prior to the date of any Extension Amendment, for the account of each Revolving Credit Lender in accordance with its Pro Rata Share (if any) (subject to adjustment to reflect any differential in Applicable Rates for the various Lenders’ extensions of credit as Extending Revolving Credit Lenders and/or Non-Extending Revolving Credit Lenders) a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate for Loans that are Eurodollar Rate Loans then in effect for the applicable Class or Classes of the respective Revolving Credit Lender’s Revolving Credit Commitments times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit, if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) and (ii) for any period commencing on and after the date of any Extension Amendment, for the account of each Non-Extending Revolving Credit Lender and each Extending Revolving Credit Lender in accordance with its Other Allocable Share of the Non-Extended Revolving Credit Commitments and the Extended Revolving Credit Commitments, respectively, that result pursuant to such Extension Amendment, a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate for Loans that are Eurodollar Rate Loans in respect of such Non-Extended Revolving Credit Commitments or Extended Revolving Credit Commitments, as the case may be, times the Allocable Revolving Share of the Non-Extending Revolving Credit Lenders or the Extending Revolving Credit Lenders, as the case may be, of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit, if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date for the Non-Extended Revolving Credit Commitments (with respect to the fees accrued for the accounts on the Non-Extending Revolving Credit Lenders), on any other relevant Maturity Date (for any applicable Revolving Credit Commitments then expiring), or the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all Letter of Credit fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum (or such other amount as is agreed in a separate writing between the L/C Issuer and the Borrower) of the daily maximum amount then available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently ended quarterly period for parties thereof in the case of the first payment, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day until the latest Maturity Date applicable to any Revolving Credit Facility as of the date the Swing Line Loan is drawn, in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s

Revolving Credit Commitment; provided that, (1) after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect and (2) notwithstanding the foregoing, the Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when any Revolving Credit Lender is a Defaulting Lender, unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender’s participation in such Swing Line Loans, including by Cash Collateralizing such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans; provided, further, that, the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures; Repayment.

(i) Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower and

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan in the form of a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s

Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with this Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to this Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(ii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Commitment included in the relevant Commitment or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(iii) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded and any differential in the interest payable to such Lender attributable to the Applicable Rate for such Lender’s risk participation as an Extending Revolving Credit Lender or a Non-Extending Revolving Credit Lender, as the case may be) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments to reflect any differential in the interest payable to such Lender attributable to the Applicable Rate for such Lender’s risk participation as an Extending Revolving Credit Lender or a Non-Extending Revolving Credit Lender, as the case may be) on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans or Revolving Credit Loans in whole or in part without premium or penalty; provided that (1) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans; and (B) on the day of prepayment of Base Rate Loans; (2) any partial prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof in the case of Term Loans or Revolving Credit Loans or, if less, the entire principal amount thereof then outstanding; (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; (4) any prepayment of Revolving Credit Loans pursuant to this Section 2.05(a)(i) shall be applied pro rata (based on the respective outstanding principal amounts thereof) to all outstanding Revolving Credit Loans; and (5) each prepayment of Term Loans pursuant to this Section 2.05(a)(i) shall be applied pro rata to each Class of Term Loans (based upon the TL Repayment Percentages of the various Classes of Term Loans at such time). Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and, in the case of a prepayment of Term Loans, the manner in which such prepayment shall be applied to repayments thereof required pursuant to Section 2.07(a); provided that in the event such notice fails to specify the manner in which the respective prepayment of Term Loans shall be applied to repayments thereof required pursuant to Section 2.07(a), such prepayment of Term Loans shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a). The Administrative Agent or Administrative Agent, as applicable, will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans of a given Class pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i), if such prepayment would have resulted from a refinancing of all or any portion of any Facility or Facilities which refinancing shall not be consummated or shall otherwise be delayed.

(iii) Voluntary prepayments of Term Loans within a Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal of such Class of Term Loans pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrower (although in all cases on a pro rata basis to the respective Lenders) and specified in the notice of prepayment; provided that, if the Borrower fails to give such notice at the time of such prepayment or in the event such notice fails to specify the manner in which the respective prepayment of such Class of Term Loans shall be applied to repayments thereof required pursuant to Section 2.07(a), such prepayment of such Class of Term Loans shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a).

(iv) Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower) (or Holdings or any of its Subsidiaries may purchase such outstanding Term Loans and immediately cancel them) on the following basis:

(A) Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of

Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(iv); provided that no Company Party shall initiate any action under this Section 2.05(a)(iv) in order to make a Discounted Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to clause (A) above, any Company Party may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this clause), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this clause (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to clause (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with clause (F) below (subject to clause (J) below).

(C) (1) Subject to the proviso to subclause (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this clause), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) (it being understood that different Submitted Discounts may be specified in respect of different portions of the Submitted Amount) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subclause (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subclause (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subclause (F) below (subject to subclause (J) below).

(D) (1) Subject to the proviso to subclause (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this clause), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (for example, an offer of 99% of the outstanding principal amount would equate to a 1% discount to par) (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party in its sole discretion (the “Acceptable Discount”), if any. If the Company Party elects in its sole discretion to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(iv)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this subclause (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subclause (F) below (subject to subclause (J) below).

(E) In connection with any Discounted Loan Prepayment, the Company Parties and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F) If any Term Loan is prepaid in accordance with clauses (B) through (D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date without premium or penalty; provided that in no event shall the Revolving Credit Facility be utilized to fund any Discounted Loan Prepayment. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 1:00 p.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(iv) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted

Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(iv), the relevant Company Party shall either (I) make a representation to the Lenders that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that (x) has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) and (y) could reasonably be expected to have Material Adverse Effect, or otherwise be material to, the relevant Lender or (II) disclose that it cannot make such representation.

(G) To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(iv), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(iv), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Company Parties and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(iv) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.05(a)(iv) as well as activities of the Auction Agent.

(J) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(iv) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Mandatory.

(i) Within ten (10) Business Days after financial statements have been delivered pursuant to Section 6.01(a), the Borrower shall, subject to clause (b)(vi) of this Section 2.05, prepay an aggregate principal amount of Term Loans in an amount equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ending on December 31, 2016) minus (B) all voluntary prepayments of Term Loans during such fiscal year (or such shorter period with respect to the period ending December 31, 2016) pursuant to Section 2.05(a)(i) or Section 2.05(a)(iv) (in an amount, in the case of prepayments made pursuant to Section 2.05(a)(iv), equal to the discounted amount actually paid in respect of the principal amount of such Loans and only to the extent such Term Loans have been cancelled) to the extent such prepayments are not funded with the proceeds of Funded Debt (other than revolving Indebtedness, including the Revolving Credit Loans); provided that (x) the ECF Percentage shall be 25% if the Total Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 3.00:1.00 and greater than 2.50:1.00 and (y) the ECF Percentage shall be 0% if the Total Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 2.50:1.00.

(ii) (A) If (x) the Borrower or any of its Restricted Subsidiaries Disposes of any property or assets pursuant to Section 7.05(f), (j) or (m) (or in a Disposition not permitted by this Agreement) or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is three (3) Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clause (b)(vi) of this Section 2.05, an aggregate principal amount of

Term Loans equal to 100% of all Net Cash Proceeds realized or received; provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted Pari Passu Secured Term Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted Pari Passu Secured Term Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii)(A) shall be reduced accordingly; provided, further, that no prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, the Borrower may, at its option, reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within the later of (1) twelve (12) months following receipt thereof and (2) one hundred and eighty (180) days of the date of such legally binding commitment; provided that, if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (iv) and (v) of this Section 2.05(b), an amount equal to any such Net Cash Proceeds shall be applied within three (3) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iii) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (A) not expressly permitted to be incurred or issued pursuant to Section 7.03 or (B) that constitutes Credit Agreement Refinancing Indebtedness, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on the date of receipt of such Net Cash Proceeds.

(iv) (A) Except as may otherwise be set forth in any Refinancing Amendment, any Extension Amendment or any Incremental Amendment, each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans) (provided that any prepayment of Loans with the Net Cash Proceeds of Credit Agreement Term Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Term Debt), (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iii) of this Section 2.05(b) shall be applied to remaining scheduled installments of principal thereof following the date of prepayment pursuant to this Section 2.05 in direct order of maturity; and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(v) If for any reason the aggregate Revolving Credit Exposures of any Facility at any time exceeds the aggregate Revolving Credit Commitments then in effect for such Facility (including as a result of the termination of any Revolving Credit Commitments on the applicable Maturity Date thereof), the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations with respect to such Facility in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations of such Facility pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans for such Facility, such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments for such Facility then in effect. After the date of any Extension Amendment, if for any reason, at any time during the five (5) Business Day period immediately preceding the applicable Maturity Date for any Non-Extended Revolving Credit Commitments, (x) the Non-Extending Revolving Credit Lenders with such Non-Extended Revolving Credit Commitments’ Allocable Revolving Share of the Revolving Credit Exposure attributable to L/C Obligations and Swing Line Obligations exceeds

(y) the amount of the Extended Revolving Credit Commitments minus the Extending Revolving Credit Lenders’ Allocable Revolving Share of the total Revolving Credit Exposure at such time, then the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount necessary to eliminate such excess; provided, further, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this sentence unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans, such excess has not been eliminated. Further, if for any reason, at any time during the five (5) Business Day period immediately preceding the applicable Maturity Date for any Revolving Credit Commitments where there exist other Revolving Credit Commitments with a longer Maturity Date or Maturity Dates, and if at such time there are outstanding Letters of Credit or Swing Line Loans under such respective Class or Classes, then the Borrower shall prepay (in accordance with this Section 2.05) outstanding Revolving Credit Loans and/or Swing Line Loans, as the case may be, as is needed so that, after giving effect thereto, the Revolving Credit Exposure of the Revolving Credit Lenders with such later Maturity Dates will not, after giving effect to the reallocations which will be required (in the absence of a Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default) pursuant to Section 2.06(e), exceed the amount of their respective Revolving Credit Commitments as in effect on (and after giving effect to) the Maturity Date of such sooner maturing Revolving Credit Commitments.

(vi) The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(i), (ii) or (iii), three (3) Business Days prior to the date on which such payment is due. Such notice shall state that the Borrower is offering to make or will make such mandatory prepayment on or before the date specified in Section 2.05(b)(i), (ii) or (iii), as the case may be (each, a “Prepayment Date”). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment, the Prepayment Date and of such Lender’s Pro Rata Share of the prepayment. Each Lender may elect (in its sole discretion) to decline all (but not less than all) of its Pro Rata Share (such amount, the “Declined Amount”) of any mandatory prepayment (other than any mandatory prepayment with the proceeds of any Credit Agreement Term Refinancing Indebtedness) by giving notice of such election in writing to the Administrative Agent by 11:00 a.m., on the date that is three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a notice of election declining receipt of its Pro Rata Share of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s Pro Rata Share of the total amount of such mandatory prepayment of Term Loans. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election. Any Declined Amount by any Lender shall be retained by the Borrower and its Restricted Subsidiaries and/or applied by the Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with the terms of this Agreement.

(vii) Notwithstanding any other provisions of this Section 2.05(b), (A) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Restricted Subsidiary giving rise to a prepayment pursuant to Section 2.05(b)(ii), the Net Cash Proceeds of any Casualty Event from a Restricted Subsidiary, or Excess Cash Flow is prohibited or delayed by applicable local law from being distributed or otherwise transferred to the Borrowers, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.05(b)(i), or the Borrowers shall not be required to make a prepayment at the time provided in Section 2.05(b)(ii), as the case may be. Instead, such amounts may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable local law will not permit such distribution or transfer (the Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such distribution or transfer), and once such distribution or transfer of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such distribution or transfer will be promptly effected and such distributed or transferred Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than three (3) Business Days after such distribution or transfer) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that distribution or other transfer of any of or all the Net Cash Proceeds of any Disposition, any Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit received in connection with such distribution or transfer) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Subsidiary, provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.05(b)

(or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been distributed or transferred (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Restricted Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Subsidiary.

(viii) Within three (3) Business Days following the occurrence of a Qualifying IPO, the Borrower shall prepay the Term Loans in an amount equal to the aggregate principal amount of the Term Loans outstanding on such date.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Collateral Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof or, if less, the entire amount thereof, and (iii) if, after giving effect to any reduction of the Commitments, (x) the Swing Line Sublimit exceeds the Revolving Credit Commitment or (y) the Letter of Credit Sublimit exceeds the Revolving Credit Commitments, then in any such case the Swing Line Sublimit or the Letter of Credit Sublimit, as applicable, shall be automatically reduced by the amount of such excess. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all or any portion of any Facility or Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Initial Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01. The Revolving Credit Commitments shall terminate on the applicable Maturity Date for each such Facility. All Commitments hereunder shall terminate at 6:00 p.m. on the Closing Date if no Term Loans hereunder have been borrowed by such time.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Revolving Credit Lenders of any termination or reduction of unused portions of the Swing Line Sublimit, the Revolving Credit Lenders of any termination or reduction of the unused portions of the Letter of Credit Sublimit and all Lenders of the termination or reduction of unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of any Revolving Credit Commitments shall be paid on the effective date of such termination.

(d) Termination of Non-Extended Revolving Credit Commitments. After the date of an Extension Amendment, on the Maturity Date of any Non-Extended Revolving Credit Commitments, such Non-Extended Revolving Credit Commitments will terminate and the Non-Extending Revolving Credit Lenders with respect thereto will have no further obligation to make Revolving Credit Loans, fund L/C Advances pursuant to Section 2.03(c) or purchase or fund Swing Line Loans pursuant to Section 2.04(c); provided that (x) the foregoing will not release any such Non-Extending Revolving Credit Lender from any such obligation to fund Revolving Credit Loans, L/C Advances or participations in Swing Line Loans that was required to be performed on or prior to the Maturity Date of such Non-Extended Revolving Credit Commitments and (y) the foregoing will not release any such Non-Extending Revolving Credit Lender from any such obligation to fund its portion of L/C Advances or participations in Swing Line Loans as provided herein if on such Maturity Date any Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default exists until such Specified Default or event, act or condition ceases to exist. Unless clause (y) of the proviso in the immediately preceding sentence is applicable, on the Maturity Date with respect to such Non-Extended Revolving Credit Commitments, all outstanding Swing Line Loans and L/C Advances shall be deemed to be outstanding with respect to (and reallocated under) the Extended Revolving Credit Commitments and the Pro Rata Shares of the Revolving Credit Lenders shall be determined to give effect to the termination of such Non-Extended Revolving Credit Commitments (in each case, so long as after giving effect to such reallocation, the Revolving Credit Exposure of each Extending Revolving Credit Lender does not exceed such Lender’s Extended Revolving Credit Commitment). On and after the Maturity Date of such Non-Extended Revolving Credit Commitments, the Extending Revolving Credit Lenders (and so long as clause (y) of the proviso in the second preceding sentence is applicable, such Non-Extending Revolving Credit Lenders) will be required, in accordance with their Pro Rata Shares, to fund L/C Advances pursuant to Section 2.03(c) in respect of Unreimbursed Amounts arising on or after such date and fund participations in Swing Line Loans at the request of the Swing Line Lender on and after such time, regardless of whether any Default existed on the Maturity Date with respect to such Non-Extended Revolving Credit Commitments; provided that the Revolving Credit Exposure of each Extending Revolving Credit Lender does not exceed such Extending Revolving Credit Lender’s Revolving Credit Commitment. In the event that a Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default exists on the Maturity Date with respect to Non-Extended Revolving Credit Commitments, until such Specified Default or event, act or condition ceases to exist, for purposes of determining a Revolving Credit Lenders’ Pro Rata Share for purposes of Section 2.03(c) and Section 2.04 and its Allocable Revolving Share for purposes of Section 2.03(i), such Non-Extending Revolving Credit Lender’s Revolving Credit Commitment shall be deemed to be the Revolving Credit Commitment of such Non-Extending Revolving Credit Lender immediately prior to the termination thereof on such Maturity Date.

(e) Commitment Terminations in connection with Revolving Credit Loan Refinancing Amendments. On the date of the effectiveness of any Refinancing Revolving Credit Commitments, the amount of the commitments which became so effective shall be required to reduce commitments pursuant to the then outstanding Revolving Credit Commitments, and at such time repayments of outstandings pursuant to the respective Revolving Credit Facilities shall be made to the extent needed so that the provisions of Section 2.05(b)(v) are complied with at such time. In addition, at the time of any incurrence of Indebtedness pursuant to Section 7.03(g)(ii) which constitutes Credit Agreement Revolving Credit Refinancing Indebtedness, an amount equal to the Net Cash Proceeds thereof (or, if greater, the total commitments with respect thereto) shall be applied to permanently reduce outstanding Revolving Credit Commitments, and at such time repayments of outstandings pursuant to the respective Revolving Credit Facilities shall be made so that the provisions of Section 2.05(b)(v) are complied with at such time. All reductions to the Revolving Credit Commitments pursuant to this clause (e) shall be applied pro rata to the Revolving Credit Commitments, then outstanding (based on the relative amounts thereof); provided that the Borrower may, at its option, direct that any commitment reductions required by this clause (e) be applied (in which case they shall be applied) (i) first, to the Revolving Credit Commitments with the next earliest Maturity Date (ratably among such Classes if multiple Classes exist with the same Maturity Date) until the Revolving Credit Commitments of such Class or Classes have been repaid in full and (ii) thereafter, to the successive Class or Classes of Revolving Credit Commitments with the next earliest Maturity Date (ratably among such classes, if multiple Classes exist with the same Maturity Date), and so on until the full required reductions to the Revolving Credit Commitments have occurred.

(f) Termination of Revolving Credit Commitments. On the Maturity Date of any Class of Revolving Credit Commitments, such Revolving Credit Commitments will terminate and the respective Lenders who held such terminated Revolving Credit Commitments will have no obligation to make, or participate in, extensions of credit (whether the making of Revolving Credit Loans or the issuance of Letters of Credit) made pursuant to such Revolving Credit Commitments after such Maturity Date; provided that, except as expressly provided in the immediately succeeding sentence, (x) the foregoing shall not release any Revolving Credit Lender from liability it may have for its failure to fund Revolving Credit Loans, L/C Advances or participations in Swing Line Loans that was required to be performed by it on or prior to such Maturity Date and (y) the foregoing will not release any Revolving Credit Lender from any obligation to fund its portion of L/C Advances or participations in Swing Line Loans with respect to Letters of Credit issued or Swing Line Loans made prior to such Maturity Date. If, on the Maturity Date applicable to any Revolving Credit Commitments, there exist additional Revolving Credit Commitments, which have a later Maturity Date or later Maturity Dates, then and only so long as no Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default then exists (or, if such a Specified Default or event, act or condition which with notice or lapse of time or both would constitute a Specified Default then exists, immediately after such Specified Default or event, act or condition has ceased to exist), all outstanding Swing Line Loans and L/C Advances and participations in Letters of Credit and Swing Line Loans shall be deemed outstanding with respect to (and reallocated under) the Revolving Credit Commitments (in the case of L/C Advances with respect to Letters of Credit, Swing Line Loans and participations in Letters of Credit and Swing Line Loans) and the Pro Rata Shares of the Revolving Credit Lenders shall be determined to give effect to the termination of the Revolving Credit Commitments with respect to which the Maturity Date has occurred in each case so long as after giving effect to such reallocation, no Revolving Credit Lender shall have a Revolving Credit Exposure which exceeds such Lender’s Revolving Credit Commitments which have not matured prior to such date.

Section 2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (i) on the last Business Day of each March, June, September and December, commencing with the second such date to occur after the Closing Date, an aggregate principal amount equal to the percentage set forth in the table below of all Initial Term Loans outstanding on the Closing Date (as such repayment amount shall be reduced as a result of the application of prepayments in accordance with the order of priority determined under Section 2.05); provided that at the time of any effectiveness of any Extension Amendment, the scheduled amortizations with respect to the Term Loans set forth above shall be reduced ratably to reflect the percentage of such Term Loans converted to Extended Term Loans (but will not affect the amount of amortization received by a given lender with outstanding Term Loans), (ii) at the times and in the amounts for any new Class of Term Loans as shall be established pursuant to an Incremental Amendment, a Refinancing Amendment or an Extension Amendment in accordance with the terms and conditions hereof, (iii) on the Maturity Date for each Class of Term Loans, the aggregate principal amount of all such Term Loans outstanding on such date, and (iv) within three (3) Business Days following the occurrence of a Qualifying IPO, the aggregate principal amount of the Term Loans outstanding on such date.

Quarter ending	Amortization Percentage
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	1.25%
December 31, 2016	1.25%
March 31, 2017	1.25%
June 30, 2017	1.25%
September 30, 2017 and each quarter thereafter	2.5%

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (i) on the applicable Maturity Date for the Revolving Credit Facilities of a given Class the aggregate principal amount of all of its Revolving Credit Loans of such Class outstanding on such date, (ii) after the date of an Extension Amendment, on the Maturity Date with respect to any Non-Extended Revolving Credit Commitments of a given Class, the aggregate principal amount of all related Non-Extended Revolving Credit Loans of such Class outstanding on such date and (iii) after the date of an Extension Amendment, on the Maturity Date with respect to the Extended Revolving Credit Commitments of a given Class, the aggregate principal amount of all related Extended Revolving Credit Loans of such Class outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay its Swing Line Loans on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) each Maturity Date for any of the Revolving Credit Facilities (although Swing Line Loans may thereafter be reborrowed, in accordance with the terms and conditions hereof, if there are one or more Classes of Revolving Credit Commitments which remain in effect).

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans (for such purpose, after the date of an Extension Amendment, using the Applicable Rate for Non-Extended Revolving Credit Loans with respect to that portion of the principal amount of such Swing Line Loan equal to the Allocable Revolving Share of such Non-Extending Revolving Credit Lenders of the total principal amount of such Swing Line Loan and the Applicable Rates for Extended Revolving Credit Loans of one or more Classes with respect to those portions of the principal amount of such Swing Line Loan equal to the Allocable Revolving Shares of the various Classes of Extending Revolving Credit Lenders of the total principal amount of such Swing Line Loan).

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees.

(a) Commitment Fee. With respect to each Class of Revolving Credit Commitments in respect of any applicable Facility, the Borrower shall pay to the Administrative Agent (i) for any period prior to the date on which an Extension Amendment becomes effective, for the account of each Revolving Credit Lender for such Facility in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees then in effect for the applicable Class of Revolving Credit Commitments times the actual daily amount by which the aggregate Revolving Credit Commitments for such Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans under such Facility and (B) the Outstanding Amount of L/C Obligations for such Facility and (ii) for any period after the date on which an Extension Amendment becomes effective, for the account of each Non-Extending Revolving Credit Lender and each Extending Revolving Credit Lender in accordance with its Other Allocable Share of the Non-Extended Revolving Credit Commitments and the Extended Revolving Credit Commitments, respectively, a commitment fee equal to the Applicable Rate with respect to commitment fees in respect of such Non-Extended Revolving Credit Commitments or the Extended Revolving Credit Commitments, as the case may be, times the Allocable Revolving Share of the Non-Extending Revolving Credit Lenders or the Extending Revolving Credit Lenders, as the case may be, of the actual daily amount by which the aggregate Revolving Credit Commitments for such Facility exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans under such Facility and (B) the Outstanding Amount of L/C Obligations under such Facility; provided that any commitment fee accrued with respect to any of the Revolving Credit Commitments under such Facility of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on any of the Revolving Credit Commitments under any Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees for the Revolving Credit Facility shall accrue at all times from the Closing Date (or from the applicable date after the Closing Date on which Revolving Credit Commitments for the applicable Facility come into effect in accordance with the terms hereof) until the Original Revolving Credit Maturity Date or the applicable Maturity Date for such Facility or such applicable Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the applicable Maturity Date for such Facility (and on the Maturity Date for any Non-Extended Revolving Credit Commitments (with respect to commitment fees accrued for the accounts of Non-Extending Revolving Credit Lenders) and the Maturity Date for Extended Revolving Credit Commitments (with respect to commitment fees accrued for the accounts of Extending Revolving Credit Lenders) for any such Facility in respect of which an Extension Amendment has been effected). The commitment fee shall be calculated quarterly in arrears.

(b) Upfront Fees. On the Closing Date, the Borrower shall pay upfront fees to (i) each Term Lender, which such upfront fees may take the form of original issue discount, in an amount of 1.00% of the stated principal amount of each such Lender’s Term Loans and (ii) each Revolving Credit Lender in an amount of 1.00% of the stated principal amount of such Lender’s Revolving Credit Commitment.

(c) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing (including pursuant to the Fee Letter) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent and the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agents for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent, and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent and the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent and the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note or Notes payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans of the applicable Class or Classes in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise provided herein, any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) (i) Funding by Lenders; Presumption by Agents. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Agents. Unless the Administrative Agent, shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent, to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13 Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.14 Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time after the Closing Date, by notice to (x) with respect to New Term Commitments, the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) and (y) with respect to New Revolving Credit Commitments, the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans (the “Incremental Term Loans”), which may be of the same facility as any existing Term Loans (a “Term Loan Increase”) or a separate class of Term Loans (collectively with any Term Loan Increase, the “New Term Commitments”) or (ii) one or more increases in the amount of the Revolving Credit Commitments of any Class (each such increase, a “Revolving Commitment Increase” and, the commitments with respect thereto, the “New Revolving Credit Commitments”); provided that both immediately before and immediately after the effectiveness of any Incremental Amendment referred to below (or, in the case of a Permitted Acquisition, on the date of the execution of (x) the definitive agreement in connection therewith and (y) any Commitment in respect of Incremental Term Loans or New Revolving Credit Commitments therefor), no Event of Default shall exist. Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 if such lesser amount is approved by the Administrative Agent or such amount represents all remaining availability under the limit set forth in the next sentence) and each New Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $1,000,000. Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans, when added to the aggregate amount of New Revolving Credit Commitments and any Incremental Equivalent Debt incurred on or prior to the date of incurrence of such Incremental Term Loans and/or New Revolving Credit Commitments, as applicable, shall not exceed the Available Incremental Amount.

(b) The terms and provisions of New Revolving Credit Commitments (and the Loans in respect thereof) shall be the same as the terms and provisions of the Revolving Credit Facility and the New Revolving Credit Commitments (and the Loans in respect thereof) shall be made part of the Revolving Credit Facility.

(c) The terms and provisions of New Term Commitments (and the Loans in respect thereof), of any Class shall be as agreed between the Borrower and the lenders providing such New Term Commitments, provided that:

(i) such New Term Commitments shall rank pari passu or junior in right of payment and of security with the Term Loans made on the Closing Date, or may be unsecured,

(ii) Incremental Term Loans shall not mature earlier than the Original Term Loan Maturity Date,

(iii) Incremental Term Loans shall have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Term Loans,

(iv) subject to clauses (ii) and (iii) above, the amortization schedule applicable to any Incremental Term Loans shall be determined by the Borrower and the Lenders thereunder,

(v) the interest rate margin applicable to any Incremental Term Loans will be determined by the Borrower and the Lenders providing such Incremental Term Loans; provided that in the event that the All-In Yield applicable to any Incremental Term Loans which are pari passu in right of payment and security with the Term Loans made on the Closing Date and exceeds the All-In Yield of any then existing Class of

Term Loans which is pari passu in right of payment and security with the Term Loans made on the Closing Date and at such time by more than 50 basis points, then the interest rate margins for each such Class of Term Loans shall be increased to the extent necessary so that the All-In Yield of such Term Loans is equal to the All-In Yield of such Incremental Term Loans minus 50 basis points,

(vi) the Incremental Term Loans will share ratably in right of prepayment with the Term Loans pursuant to Section 2.05(b) or otherwise; provided that the Incremental Term Loans may, as the Borrower and the lenders in respect thereof may determine in their sole discretion, be afforded lesser payments, and

(vii) except as set forth above, the material terms of any such New Term Commitments (and the Loans in respect thereof) shall be consistent with the Term Loans; provided that (A) except as provided in the preceding clauses (i) through (vi), the terms and conditions applicable to such New Term Commitments may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (B) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof.

(d) Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or New Revolving Credit Commitments and the date on which the Borrower proposes that the same shall be effective (each, an “Incremental Amount Date”). Incremental Term Loans may be made, and New Revolving Credit Commitments may be provided, by any existing Lender or by any Additional Lender; provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such New Revolving Credit Commitments if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and New Revolving Credit Commitments shall become Commitments (or in the case of New Revolving Credit Commitments to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Term Loan or New Revolving Credit Commitments, any Credit Extension under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions as the parties thereto shall agree, including, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent, of (a) (i) customary officer’s certificates and board resolutions and (ii) customary opinions of counsel to the Loan Parties, in each case, consistent with those delivered on the Closing Date (other than changes to legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and (b) supplemental or reaffirmation agreements and/or such amendments to the Collateral Documents and/or the Guaranty as may be reasonably requested by the Administrative Agent (including Mortgage amendments) in order to ensure that any New Term Commitment or New Revolving Credit Commitments (as applicable) are provided with the benefit of the applicable Loan Documents. The Borrower shall use the proceeds of the Incremental Term Loans, New Revolving Credit Commitments and Letters of Credit issued pursuant to any New Revolving Credit Commitments for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or New Revolving Credit Commitments, unless it so agrees.

(e) Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.14, (A) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each, a “Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit, as the case may be, and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Credit Commitment Increase Lender)

will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (B) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(f) Any New Term Commitment may be designated a separate Class of New Term Commitments for all purposes of this Agreement. This Section 2.14 shall supersede any provisions in Section 2.05, Section 2.12, Section 2.13 or Section 10.01 to the contrary.

Section 2.15 Term Loan Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Term Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this Section 2.15 will be deemed to include any then outstanding Refinancing Term Loans, New Term Commitments or Extended Term Loans), in the form of Refinancing Term Loans or Refinancing Term Commitments in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Term Refinancing Indebtedness (i) will be fully Guaranteed pursuant to the Guaranty and will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing, fees, interest rate floors, funding discounts, margins, optional prepayment or redemption terms (including call protection and call premiums), conditions precedent and, subject to the requirements of the definition of Credit Agreement Term Refinancing Indebtedness, maturity and amortization schedule as may be agreed by the Borrower and the Lenders thereof, (iii) will have a later maturity date than, and will have a Weighted Average Life to Maturity equal to or greater than, the Term Loans being refinanced and (iv) will have terms and conditions (other than interest rate margins, fees, interest rate floors, funding discounts, premiums, optional prepayment or redemption terms) that are substantially identical to, or (when taken as a whole and as reasonably determined by the Borrower) are no more favorable to the lenders or holders providing such Credit Agreement Term Refinancing Indebtedness than those applicable to the Term Loans being refinanced or will be on market for such type of Indebtedness; provided, further, that the terms and conditions applicable to such Credit Agreement Term Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable (x) only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Term Refinancing Indebtedness is issued, incurred or obtained or (y) after the Maturity Date of the Term Loans being refinanced so long as consistent with similar provisions previously provided (in accordance herewith) in favor of one or more then outstanding Term Loan Refinancing Series or a Term Loan Extension Series. Any Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. Any mandatory prepayments of any Permitted Unsecured Term Refinancing Debt or Permitted Junior Secured Term Refinancing Debt may be made only after prepayments of Term Loans and Permitted Pari Passu Secured Term Refinancing Debt are made first, to the extent required, pursuant to the terms thereof. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of such conditions as the parties thereto shall agree. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment made in accordance with this Section 2.15. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Term Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Term Loans and Term Commitments subject thereto as Refinancing Term Loans and/or Refinancing Term Commitments). Each of the parties hereto hereby agrees that (A) any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.15 and the Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into any such Refinancing Amendment and (B) consents to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of interest, fees or premium in respect of any Refinancing

Term Loans on such terms as may be set forth in the relevant Refinancing Amendment). Each Lender shall be entitled to agree or decline to participate in such Refinancing Term Loans in its sole discretion. This Section 2.15 shall supersede any provisions in Section 2.05, Section 2.12, Section 2.13 or Section 10.01 to the contrary.

(b) Notwithstanding anything to the contrary contained above, following the establishment of a Term Loan Refinancing Series or a Term Loan Extension Series, the Borrower may increase the size of such Term Loan Refinancing Series or Term Loan Extension Series with Refinancing Term Loans otherwise made in accordance with this Section 2.15; provided that (A) such additional Refinancing Term Loans, (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) to those under such existing Term Loan Refinancing Series or Term Loan Extension Series, as the case may be, and (y) shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to the Term Loan Refinancing Series or Term Loan Extension Series, as the case may be and (B) any Lender which agrees to an increase pursuant to this clause (b) shall enter into a joinder agreement to the respective Refinancing Amendment or Extension Amendment, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent, the Borrower and the other Loan Parties (and the Required Lenders hereby irrevocably authorize the Administrative Agent to enter into any such joinder agreement). Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class or a new Term Loan Refinancing Series.

Section 2.16 Revolving Credit Loan Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain from any Lender or any Additional Lender, Refinancing Revolving Credit Commitments (and any related Refinancing Revolving Credit Loans, swing line loans and/or letters of credit) in respect of all or any portion of the Revolving Credit Commitments (and any related Revolving Credit Loans, Swing Line Loans and/or Letters of Credit) then outstanding under this Agreement, in each case pursuant to a Refinancing Amendment; provided that such Refinancing Revolving Credit Commitments (i) constitute Credit Agreement Revolving Credit Refinancing Indebtedness (and meet the requirements of the definition thereof), (ii) will be fully Guaranteed pursuant to the Guaranty and rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (iii) will have such pricing, fees, interest rate floors, funding discounts, margins, optional prepayment or redemption terms (including call protection and call premiums), conditions precedent and, subject to the requirements of the definition of Credit Agreement Revolving Credit Refinancing Indebtedness, maturity and amortization schedule as may be agreed by the Borrower and the Lenders thereof, (iv) each Class of Refinancing Revolving Credit Loans so established shall be prepaid and repaid in accordance with the payment application provisions of Sections 2.05(a) and (b) (as in effect on the Closing Date and without regard to any Refinancing Amendment), except as may otherwise be agreed to by the Lenders and Additional Lenders providing such Refinancing Revolving Credit Commitments in the respective Refinancing Amendment (but only to the extent such agreement results in a waiver by such Lenders or Additional Lenders of any share of any applicable prepayment or repayment to which they would otherwise be entitled), and (v) except as provided in clauses (iii) and (iv) above or as provided below, shall have covenants, events of default and other terms which are substantially identical to, or less favorable to the Lenders of such Refinancing Revolving Credit Loans than, the Refinanced Revolving Credit Debt or shall be on market terms for such type of Indebtedness; provided, further, that the terms and conditions applicable to such Refinancing Revolving Credit Commitments may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable (x) only during periods after the Latest Maturity Date that is in effect for any Revolving Credit Commitments then outstanding immediately prior to the incurrence or establishment of the respective Refinancing Revolving Credit Commitments or (y) after the maturity of the Refinanced Revolving Credit Debt so long as consistent with similar provisions previously provided (in accordance herewith) in favor of one or more then outstanding Revolving Credit Loan Extension Series or Term Loan Extension Series. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of such conditions as the parties thereto shall agree. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment made in accordance with this Section 2.16. Each of the parties hereto hereby (A) agrees that this Agreement and the other Loans Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders (notwithstanding anything to the contrary set forth in Section 10.01), to the extent reasonably required to (i) reflect the existence and terms of the Refinancing Revolving Credit Commitments incurred pursuant thereto (including any amendments necessary to treat the Revolving Credit Loans and Revolving Credit Commitments subject thereto as Refinancing Revolving Credit

Loans and/or Refinancing Revolving Credit Commitments), (ii) provide certain class protection to the Lenders and Additional Lenders providing such Refinancing Revolving Credit Commitments with respect to voluntary prepayments and mandatory prepayments (and reflect any waivers of any such prepayments), and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.16, and the Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into any such Refinancing Amendment and (B) consents to the transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of interest, fees or premium in respect of any Refinancing Revolving Credit Commitments on such terms as may be set forth in the relevant Refinancing Amendment). Each Lender shall be entitled to agree or decline to participate in such Refinancing Revolving Credit Loans in its sole discretion. This Section 2.16 shall supersede any provisions in Section 2.05, Section 2.12, Section 2.13 or Section 10.01 to the contrary.

(b) Notwithstanding anything to the contrary contained above, following the establishment of a Revolving Credit Loan Refinancing Series or a Revolving Credit Loan Extension Series, the Borrower may increase the size of such Revolving Credit Loan Refinancing Series or Revolving Credit Loan Extension Series with Refinancing Revolving Credit Commitments otherwise made in accordance with this Section 2.16; provided that (A) such additional Refinancing Revolving Credit Commitments, (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) to those under such existing Revolving Credit Loan Refinancing Series or Revolving Credit Loan Extension Series, as the case may be, and (y) shall result in proportionate increases to the scheduled commitment reductions, if any, otherwise owing with respect to the Revolving Credit Loan Refinancing Series or Revolving Credit Loan Extension Series, as the case may be and (B) any Lender which agrees to an increase pursuant to this clause (b) shall enter into a joinder agreement to the respective Refinancing Amendment or Extension Amendment, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent, the Borrower and the other Loan Parties (and the Required Lenders hereby irrevocably authorize the Administrative Agent to enter into any such joinder agreement). Notwithstanding anything to the contrary contained herein, any Refinancing Revolving Credit Commitments established as provided above shall be treated as part of the Class to which such Refinancing Revolving Credit Commitments are added, and shall not constitute a new Class or a new Revolving Credit Loan Refinancing Series.

Section 2.17 Extended Term Loans.

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Facility”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.17. In order to establish any Extended Term Loans, the Borrower shall provide an Extension Request to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Facility) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such applicable Existing Term Loan Facility (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) and offered pro rata to each Lender under such Existing Term Loan Facility and (y) be identical to the Term Loans under the Existing Term Loan Facility from which such Extended Term Loans are to be converted, except that: (i) the scheduled amortization payments of principal, if any, and/or scheduled final maturity date of the Extended Term Loans shall be as set forth in the applicable Extension Amendment, subject to the provisos below, (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, funding discounts, OID, prepayment premiums or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Facility, in each case, to the extent provided in the applicable Extension Amendment, (iii) the applicable Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have optional prepayment terms (including call protection and prepayment premiums) and mandatory repayment terms (other than as to scheduled amortization and final maturity date) as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid or mandatorily repaid (other than scheduled amortizations) prior to the date on which all Term Loans with an earlier final stated

maturity (including Term Loans under the Existing Term Loan Facility from which they were converted) are repaid in full, unless such prepayment or repayment is in accordance with the theretofore existing provisions of this Agreement or is accompanied by at least a pro rata prepayment or repayment of such other Term Loans, as applicable; provided, further, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the later of (x) the final maturity of the Existing Term Loan Facility being extended or (y) the maturity date then applicable to the then latest maturing tranche of outstanding Revolving Credit Commitments or Refinancing Revolving Credit Commitments then outstanding under this Agreement and (B) scheduled amortization applicable to such Extended Term Loans shall not exceed (or occur on different dates than) the scheduled amortization (exclusive of payments required at maturity) which previously applied to the Term Loans that are being extended (which regular amortization in the same amounts may continue after the date referenced in clause (x) below) at any time prior to the later of (x) the final maturity of the Existing Term Loan Facility being extended or (y) the maturity date then applicable to the then latest maturing Class of Revolving Credit Commitments or Refinancing Revolving Credit Commitments then outstanding under this Agreement. Any Class of Extended Term Loans converted pursuant to any Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans converted from an Existing Term Loan Facility may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Facility (in which case scheduled amortization with respect thereto shall be proportionally increased).

(b) The Borrower shall provide the applicable Extension Request (which may be in the form of a term sheet posted to a website for the benefit of the Lenders) at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Facility are requested to respond (although any changes to terms previously announced shall only require two (2) Business Days’ notice), and shall agree to such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.17. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Facility converted into Extended Term Loans pursuant to any Extension Request or offer made pursuant to clause (e) below. Any Lender (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Facility subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (each, a “Term Loan Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Facility which it has elected to request be converted into Extended Term Loans (subject to any customary minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Facility in respect of which applicable Term Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Extension Request, Term Loans subject to Term Loan Extension Elections shall be converted to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Term Loan Extension Election.

(c) Extended Term Loans shall be established pursuant to an Extension Amendment amending the terms of this Agreement among the Borrower, the Loan Parties, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.17(a) above. Each such Extension Amendment shall include representations (x) as to the accuracy of representations and warranties set forth in Article V of this Agreement and in the other Loan Documents in all material respects immediately before and after giving effect to such Extension Amendment and the transactions contemplated thereby and (y) that no Default or Event of Default shall have occurred and be continuing as of the effective date of such Extension Amendment, after giving effect to such Extension Amendment and the transactions contemplated thereby. The effectiveness of any Extension Amendment shall be subject to such conditions as the parties thereto shall agree. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each such Extension Amendment. Each of the parties hereto hereby (A) agrees that, notwithstanding anything to the contrary set forth in Section 10.01, this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent reasonably required to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto (including changes and additional terms as agreed by the relevant Lenders and permitted pursuant to Section 2.17(a)) and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into such Extension Amendment and (B) consents to the transactions contemplated by this Section 2.17 (including payment of interest, fees or premiums in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Amendment).

(d) No conversion of Loans pursuant to any Term Loan Extension in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e) Notwithstanding anything to the contrary contained above, at any time following the establishment of a Term Loan Extension Series (and so long as the last sentence of Section 2.17(b) was not applicable thereto), the Borrower may offer any Lender of the relevant Existing Term Loan Facility (without being required to make the same offer to any or all other Lenders) who failed to make a Term Loan Extension Election in respect of all or a portion of its Term Loans on or prior to the date specified in the Extension Request relating to such Term Loan Extension Series the right to convert all or any portion of its Term Loans under the respective Existing Term Loan Facility into Extended Term Loans under such Term Loan Extension Series; provided that (A) such offer and any related acceptance (x) shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent, (y) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) to those offered to the Lenders who agreed to convert their Term Loans under the Existing Term Loan Facility into Extended Term Loans pursuant to the respective Extension Request and (z) shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to the Term Loan Extension Series, and (B) any Lender which agrees to an extension pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and executed by such Lender, the Administrative Agent, the Borrower and the other Loan Parties (and the Required Lenders hereby irrevocably authorize the Administrative Agent to enter into any such joinder agreement).

(f) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Term Loan Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of a Term Loan Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, notwithstanding anything to the contrary set forth in Section 10.01, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Term Loan Extension Amendment”) within 15 days following the effective date of such Extension Amendment, which Corrective Term Loan Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the applicable Existing Term Loan Facility in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Term Loan Extension Series into which such other Term Loans were initially converted, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.17(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the last sentence of Section 2.17(c).

(g) This Section 2.17 shall supersede any provisions in Section 2.05, Section 2.12, Section 2.13 or Section 10.01 to the contrary.

Section 2.18 Extended Revolving Credit Commitments.

(a) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments (and related Revolving Credit Loans and other related extensions of credit) of a given Class (each, an “Existing Revolving Credit Loan Facility”) be converted to extend the scheduled maturity date(s) with respect to all or a portion of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so converted, “Extended Revolving Credit Commitments,” and the revolving loans thereunder, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.18. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide an Extension Request to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing

Revolving Credit Loan Facility) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such applicable Existing Revolving Credit Loan Facility (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) and offered pro rata to each Lender under such Existing Revolving Credit Loan Facility and (y) be identical to the Revolving Credit Commitments under the Existing Revolving Credit Loan Facility from which such Extended Revolving Credit Commitments are to be converted, except that: (i) the scheduled amortization payments, if any, of principal, scheduled or mandatory commitment reductions and/or scheduled final maturity date of the Extended Revolving Credit Loans shall be as set forth in the applicable Extension Amendment, subject to the provisos below, (ii) the All-In Yield with respect to the Extended Revolving Credit Loans (whether in the form of interest rate margin, upfront fees, funding discounts, OID, prepayment premiums or otherwise) may be different than the All-In Yield for the Revolving Credit Loans of such Existing Revolving Credit Loan Facility, in each case, to the extent provided in the applicable Extension Amendment, (iii) the applicable Extension Amendment may provide for other covenants and terms that apply solely to any period after the Maturity Date which applied to the respective Existing Revolving Credit Loan Facility with respect to which the Extension Request is being made and (iv) Extended Revolving Credit Commitments may have optional prepayment terms (including call protection and prepayment premiums) and mandatory commitment reduction and repayment terms as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Revolving Credit Loans or Extended Revolving Credit Commitments, as applicable, may be optionally prepaid or mandatorily repaid (other than scheduled amortizations) or subject to mandatory commitment reductions prior to the Maturity Date which applied to the respective Existing Revolving Credit Loan Facility with respect to which the Extension Request is being made, unless such prepayment, repayment and/or commitment reduction is in accordance with the theretofore existing provisions of this Agreement or is accompanied by at least a pro rata prepayment, repayment and/or commitment reduction, as the case may be, of such other Revolving Credit Loans or Revolving Credit Commitments, as applicable; provided, further, that in no event shall the final maturity date of any Extended Revolving Credit Loans of a given Revolving Credit Loan Extension Series at the time of establishment thereof be earlier than the Maturity Date which applied to the respective Existing Revolving Credit Loan Facility with respect to which the Extension Request is being made. Any Class of Extended Revolving Credit Commitments converted pursuant to any Extension Request shall be designated a series (each, a “Revolving Credit Loan Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments converted from an Existing Revolving Credit Loan Facility may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolving Credit Loan Extension Series with respect to such Existing Revolving Credit Loan Facility. Each Revolving Credit Loan Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.18 shall be in an aggregate amount that is not less than $5,000,000 or, if an extension on substantially similar terms is concurrently made to Revolving Credit Commitments with the same existing maturity, then the aggregate amount for such Classes of Loans extended shall not be less than $5,000,000 (unless, in either case, such extension is made pursuant to clause (e) below).

(b) The Borrower shall provide the applicable Extension Request (which may be in the form of a term sheet posted to a website for the benefit of the Lenders) at least five (5) Business Days prior to the date on which Lenders under the Existing Revolving Credit Loan Facility are requested to respond (although any changes to terms previously announced shall only require two (2) Business Days’ notice), and shall agree to such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18. No Lender shall have any obligation to agree to have any of its Revolving Credit Commitments of any Existing Revolving Credit Loan Facility converted into Extended Revolving Credit Commitments pursuant to any Extension Request or offer made pursuant to Section 2.18(e). Any Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolving Credit Loan Facility subject to such Extension Request converted into Extended Revolving Credit Commitments shall notify the Administrative Agent (each, a “Revolving Credit Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments under the Existing Revolving Credit Loan Facility which it has elected to request be converted into Extended Revolving Credit Commitments (subject to any customary minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Revolving Credit Commitments under the Existing Revolving Credit Loan Facility in respect of which applicable Revolving Credit Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Revolving Credit Commitments requested to be extended pursuant to the Extension Request, Revolving Credit Commitments subject to Revolving Credit Extension Elections shall be converted to Extended Revolving Credit Commitments on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate amount of Revolving Credit Commitments included in each such Revolving Credit Extension Election.

(c) Extended Revolving Credit Commitments shall be established pursuant to an Extension Amendment amending the terms of this Agreement among the Borrower, the Loan Parties, the Administrative Agent, each Extending Revolving Credit Lender providing an Extended Revolving Credit Commitment thereunder and, to the extent required by Section 10.01, the L/C Issuer and the Swing Line Lender, which shall be consistent with the provisions set forth in Section 2.18(a) and reasonably satisfactory to the Administrative Agent. Each such Extension Amendment shall include representations (x) as to the accuracy of representations and warranties set forth in Article V and in the other Loan Documents in all material respects immediately before and after giving effect to such Extension Amendment and the transactions contemplated thereby and (y) that no Default or Event of Default shall have occurred and be continuing as of the effective date of such Extension Amendment, after giving effect to such Extension Amendment and the transactions contemplated thereby. The effectiveness of any such Extension Amendment shall be subject to such conditions as the parties thereto shall agree. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each such Extension Amendment. Each of the parties hereto hereby (A) agrees that, notwithstanding anything to the contrary set forth in Section 10.01, this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent reasonably required to (i) reflect the existence and terms of the Extended Revolving Credit Commitments incurred pursuant thereto (including changes and additional terms as agreed by the relevant Lenders and permitted pursuant to Section 2.18(a)) and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into such Extension Amendment and (B) consents to the transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment).

(d) No conversion of Revolving Credit Commitments (and related Revolving Credit Loans) pursuant to any Extension Amendment in accordance with this Section 2.18 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e) Notwithstanding anything to the contrary contained above, at any time following the establishment of a Revolving Credit Loan Extension Series (and so long as the last sentence of Section 2.18(b) was not applicable thereto), the Borrower may offer any Lender of the relevant Existing Revolving Credit Loan Facility (without being required to make the same offer to any or all other Lenders) who failed to make a Revolving Credit Extension Election in respect of all or a portion of its Revolving Credit Commitments on or prior to the date specified in the Extension Request relating to such Revolving Credit Loan Extension Series the right to convert all or any portion of its Revolving Credit Commitments (and related extensions of credit) under the respective Existing Revolving Credit Loan Facility into Extended Revolving Credit Commitments (and related extensions of credit) under such Revolving Credit Loan Extension Series; provided that (A) such offer and any related acceptance (x) shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent and (y) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) to those offered to the Lenders who agreed to convert their Revolving Credit Commitments under the Existing Revolving Credit Loan Facility into Extended Revolving Credit Commitments pursuant to the respective Extension Request, and (B) any Lender which agrees to an extension pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and executed by such Lender, the Administrative Agent, the Borrower and the other Loan Parties (and the Required Lenders hereby irrevocably authorize the Administrative Agent to enter into any such joinder agreement).

(f) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Revolving Credit Commitments of a given Revolving Credit Loan Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of a Revolving Credit Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Revolving Credit Extension Amendment”) within 15 days following the effective date of such Extension Amendment, which Corrective Revolving Credit Extension Amendment shall (i) provide for the conversion and extension of Extended Revolving Credit Commitments of the applicable Revolving Credit Loan Extension Series into which such other Revolving Credit Commitments were initially converted, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.18(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the last sentence of Section 2.18(c).

(g) This Section 2.18 shall supersede any provisions in Section 2.05, Section 2.12, Section 2.13 or Section 10.01 to the contrary.

Section 2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender of a given Class is a Defaulting Lender:

(a) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders;

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent, for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall not be paid or distributed to that Defaulting Lender, but will instead be retained by the Administrative Agent, in a segregated non-interest bearing account until the termination date and shall be applied at such time or times as may be reasonably determined by the Administrative Agent and the Borrower as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, Swing Line Lender or the Borrower, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, after the termination date, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto;

(c) Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender);

(d) if any Swing Line Loan Exposure or Letter of Credit Exposure exists at the time a Revolving Credit Lender of a given Class becomes a Defaulting Lender then:

(i) all or any part of such Swing Line Loan Exposure and Letter of Credit Exposure shall be reallocated, for each applicable Class or Facility, among the Revolving Credit Lenders that are Non-Defaulting Revolving Credit Lenders, in respect of such Class or Facility, in accordance with their respective Revolving Credit Percentages but only to the extent (x) the sum of the Revolving Credit Exposures of all Revolving Credit Lenders that are Non-Defaulting Revolving Credit Lenders in respect of such Class or Facility plus such Defaulting Lender’s Swing Line Loan Exposure and Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting Revolving Credit Lenders’ Revolving Credit Commitments for the applicable Class or Facility and (y) immediately following the reallocation to a Revolving Credit Lender that is a Non-Defaulting Lender, the Revolving Credit Exposure of such Revolving Credit Lender does not exceed its Revolving Credit Commitment for the applicable Class or Facility at such time; provided that no Default or Event of Default has occurred and is continuing at the time of such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Days following notice by the Administrative Agent (x) first, either prepay or Cash Collateralize such Swing Line Loan Exposure and (y) second, Cash Collateralize in a manner reasonably satisfactory to the L/C Issuer such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”);

(iii) the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(i) with respect to such Defaulting Lender’s Letter of Credit Exposure;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.19(d), then the fees payable to the Revolving Credit Lenders of the applicable Class pursuant to Section 2.03(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Credit Percentages; and

(v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.19(d), then, without prejudice to any rights or remedies of the L/C Issuer or any Revolving Credit Lender hereunder, all letter of credit fees payable under Section 2.03(i) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the L/C Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(e) notwithstanding anything to the contrary contained in Section 2.03 or Section 2.04, so long as any Revolving Credit Lender is a Defaulting Lender (i) the Swing Line Lender shall not be required to fund any Swing Line Loan and the L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or Cash Collateral has been provided by the Borrower in accordance with Section 2.03(g) and Section 2.19(d), and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among Revolving Credit Lenders of the applicable Class that are Non-Defaulting Lenders in a manner consistent with Section 2.19(d)(i) (and Defaulting Lenders shall not participate therein); and

(f) In the event that the Administrative Agent, the Borrower, the L/C Issuer and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Credit Lender to be a Defaulting Lender, then (i) the Swing Line Loan Exposure and Letter of Credit Exposure of the Revolving Credit Lenders of the applicable Class shall be readjusted to reflect the inclusion of such Revolving Credit Lender’s Revolving Credit Commitments and on such date such Revolving Credit Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Credit Lender to hold such Revolving Credit Loans in accordance with its Revolving Credit Percentage (provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender) and (ii) so long as no Event of Default then exists, all funds held as Cash Collateral shall thereafter be promptly returned to the Borrower. If the Revolving Credit Commitments have been terminated, all other Obligations in respect of the Revolving Credit Facility have been paid in full and no Letters of Credit are outstanding, then all funds held as Cash Collateral shall thereafter be promptly returned to the Borrower.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall (except to the extent required by applicable Law) be made free and clear of, and without any deduction or withholding on account of, any Taxes; provided that if any Loan Party or any other applicable withholding agent shall be required by applicable Law to deduct any Taxes from or in respect of any sum paid or payable by any Loan Party under any of the Loan Documents, then (i) the applicable Loan Party or other applicable withholding agent shall make such deduction and pay to the relevant Governmental Authority in accordance with applicable Law any such Tax before the date on which penalties attach thereto, (ii) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01) each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, and (iii) within thirty days after the date of such payment, if a Loan Party is the applicable withholding agent, the Borrower shall deliver to the Administrative Agent or Lender (as the case may be) evidence reasonably satisfactory to the Administrative Agent or Lender (as the case may be) of such deduction and of the remittance thereof to the relevant Governmental Authority.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender (each a “Tax Indemnitee”), within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by such Tax Indemnitee, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Borrower by a Tax Indemnitee (or by the Administrative Agent on behalf of a Tax Indemnitee), shall be conclusive absent manifest error.

(d) Status of Lenders. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such

Lender to an exemption from, or reduction in, any applicable withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 3.01(d)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 3.01(d).

Without limiting the foregoing:

(1) each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming benefits of an income tax treaty to which the United States is a party, two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit I to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate substantially in the form of Exhibit I, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(d) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, a United States Tax Compliance Certificate substantially in the form of Exhibit I may be provided by such Foreign Lender on behalf of such direct or indirect partner(s)), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding Tax on any payments to such Lender under the Loan Documents.

(3) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 3.01(d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(e) Treatment of Certain Refunds. If and to the extent that a Tax Indemnitee determines, in its sole discretion, exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified or received additional amounts pursuant to this Section 3.01, then such Tax Indemnitee shall pay to relevant Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Loan Party, upon the request of the Tax Indemnitee, agrees to promptly repay the amount paid over pursuant to this Section 3.01(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Tax Indemnitee in the event that such Tax Indemnitee is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(f) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include the L/C Issuer and any Swing Line Lender.

(g) The Administrative Agent shall deliver to the Borrower on or prior to the date on which such Administrative Agent becomes Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) two properly completed and duly signed original copies of whichever of the following is applicable: (1) if the Administrative Agent is a “United States person” as defined in Section 7701(a)(30) of the Code, IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding or (2) if the Administrative Agent is not a “United States person” as defined in Section 7701(a)(30) of the Code, (A) IRS Form W-8ECI (or any successor forms) with respect to payments received for its own account and (B) IRS Form W-8IMY (or any successor forms) with respect to payments received by it on behalf of the Lenders, certifying that the Administrative Agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. Notwithstanding any other provision of this Section 3.01(g), an Administrative Agent shall not be required to deliver any documentation that such Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

Section 3.02 Illegality. If any Lender reasonably determines that due to any Change in Law after the Closing Date it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all of such Lender’s Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent are advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason, adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent(upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans, Etc.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by or Letter of Credit provided by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (x) Indemnified Taxes (or Other Taxes) indemnifiable under Section 3.01 or (y) Excluded Taxes); or

(iii) (A) impose on any Lender any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or (B) cause a reduction in the amount received or receivable by any Lender in connection with any of the foregoing, that is not otherwise accounted for in the definition of Eurodollar Rate (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) reserve requirements contemplated by Section 3.04(d) and (ii) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below);

or if the Mandatory Cost, as calculated hereunder, does not represent the cost to such Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining of Eurodollar Rate Loans or issuing or participating in Letters of Credit, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate or issuing or participating in any Letters of Credit (or of maintaining its obligation to make any such Loan or issue or participate in any such Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs or such reduction in amount (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered or, if applicable, the portion of such cost that is not represented by the Mandatory Cost. At any time that any Eurodollar Rate Loan is affected by the circumstances described in this Section 3.04(a), the Borrower may, subject to Section 3.05, either (i) if the affected Eurodollar Rate Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower receives any such demand from such Lender or (ii) if the affected Eurodollar Rate Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Rate Loan into a Base Rate Loan, if applicable.

(b) Capital Requirements. If any Lender reasonably determines that a Change in Law after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender, or any corporation or holding company controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies and the policies of such Lender’s holding company with respect to liquidity and capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. Subject to Section 3.06(b), a certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subclause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Reserves on Eurodollar Rate Borrowings. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(e) Delay in Requests. Subject to Section 3.06(b), failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(f) Mitigation. If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c), (d) or (e).

Section 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but excluding, for the avoidance of doubt, any lost profits) incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07, including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(b) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amounts such Agent or such Lender may use any reasonable averaging and attribution methods. With respect to any Agent’s or Lenders claim for compensation under Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate such Agent or Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. No Lender shall demand compensation pursuant to this Article III unless such Lender is generally making corresponding demands on similar types of borrowers for similar amounts pursuant to similar provisions in other loan documents to which such Lender is a party (other than pursuant to Section 3.01).

(c) Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(d) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d) If the obligation of any Lender to make or continue from one Interest Period to another Interest Period any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(c), such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another Interest Period by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(e) Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

Section 3.07 Replacement of Lenders under Certain Circumstances. If (i) any Lender becomes a Defaulting Lender, (ii) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (iii) the Borrower is required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iv) any Lender is a Non-Consenting Lender or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees (none of whom shall be a Defaulting Lender) that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption and/or to deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d) pursuant to any Assignment and Assumption executed pursuant to Section 3.07(c), (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(f) such assignment does not conflict with applicable Laws.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure, termination, discharge or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders in accordance with the terms of Section 10.01 with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent or the Collateral Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction of each of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals (or facsimiles or copies in.pdf format) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(i) a Loan Notice and, if applicable, a Letter of Credit Application, as applicable, relating to the initial Credit Extensions;

(ii) executed counterparts of this Agreement duly executed by each of the Loan Parties party hereto;

(iii) each Collateral Document set forth on Schedule 1.01A required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party that is party thereto, together with:

(1) certificates, if any, representing the Pledged Securities referred to therein accompanied by undated stock powers executed in blank and Material Debt Instruments indorsed in blank; and

(2) to the extent required under Section 6.11, evidence that all other actions, recordings and filings (including UCC financing statements) required by the Collateral Documents have been taken, completed or otherwise provided for thereunder and as provided for therein and, if applicable, be in proper form for filing;

(iv) such certificates of good standing or status from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization of each Loan Party (to the extent applicable), certificates of customary resolutions or other customary action, incumbency certificates and/or other customary certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date and, in the case of the Borrower including certification by a Responsible Officer of the Borrower that (x) the documents referred to in clause (viii) below are in full force and effect as of the Closing Date and (y) the condition specified in clause (c) below has been satisfied;

(v) a customary opinion from Paul Hastings LLP, counsel to the Loan Parties with respect to New York, California, the District of Columbia and Illinois law and the Delaware Limited Liability Company Act;

(vi) a solvency certificate from the chief financial officer of the Borrower substantially in the form attached as Exhibit K;

(vii) customary evidence that all material property and liability insurance required to be maintained pursuant to Section 6.07 has been obtained and is in effect and that the Collateral Agent has been named as loss payee and/or additional insured, as applicable, under each such insurance policy;

(viii) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted by Section 7.01);

(ix) executed counterparts of the Guaranty duly executed by each of the Loan Parties party thereto; and

(x) a Note executed by the Borrower in favor of each Lender that has requested a Note at least five (5) Business Days in advance of the Closing Date, which Note or Notes shall represent the amount owed by the Borrower to such Lender or Commitment of such Lender on the Closing Date.

(b) All fees and expenses required to be paid hereunder on the Closing Date in the case of expenses to the extent invoiced at least two (2) Business Days before the Closing Date (except as otherwise reasonably agreed to by the Borrower), shall have been paid in full.

(c) The Redemption shall have been consummated.

(d) [reserved].

(e) On the Closing Date, after giving effect to the Transactions, the Borrower and the Restricted Subsidiaries shall have outstanding no material Indebtedness for borrowed money other than (A) under this Agreement and (B) Indebtedness permitted by Sections 7.03(b), (c), (d), (e), (f), (k), (n) and (o), in each case outstanding as of the Closing Date.

(f) [reserved].

(g) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Loan Parties reasonably requested in writing by them at least ten (10) Business Days prior to the Closing Date in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(h) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(i) Immediately after giving effect to the Closing Date, no Default or Event of Default shall have occurred and be continuing.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 4.02 Conditions to All Credit Extensions after the Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, a continuation of Eurodollar Rate Loans or a Borrowing pursuant to any Incremental Amendment) after the Closing Date is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).

(b) At the time of and immediately after giving effect to any Borrowing after the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(c) Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans or a Borrowing in connection with any Incremental Amendment) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders on the Closing Date and on the date of each Credit Extension hereunder that:

Section 5.01 Existence, Qualification and Power. Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or limited liability company power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and related documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action.

(b) (i) The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party and (ii) as of the Closing Date only, the consummation of the Transaction, do not and will not (A) contravene the terms of any of its Organization Documents; (B) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Loan Party or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (I) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Restricted Subsidiaries or (II) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (C) violate any applicable Law except with respect to any conflict, breach or contravention or payment or violation (but not creation of Liens) referred to in clauses (B) or (C), to the extent such conflict, breach, contravention or payment or violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or the perfection of the Liens created under the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party that is party hereto and thereto in accordance with its respective terms, except as such enforceability may be limited by Debtor Relief Laws or other Laws affecting creditors’ rights generally and by general principles of equity and principles of good faith and fair dealing.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Annual Financial Statements and the Quarterly Financial Statements and any financial statements delivered pursuant to Section 6.01(a) and (b) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b) Since December 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Restricted Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or the interpretation thereof, and that such restatements will not result in a Default under the Loan

Documents (including any effect on any conditions required to be satisfied on the Closing Date) to the extent that the restatements do not reveal any material omission, misstatement or other material inaccuracy in the reported information from actual results for any relevant prior period.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Restricted Subsidiaries or against any of their properties or revenues or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.07 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Restricted Subsidiaries as of the Closing Date and there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened.

Section 5.08 Ownership of Property; Liens. Each of the Borrower and the Restricted Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other property interests described above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Borrower and the Restricted Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrower, each Subsidiary Guarantor and each of the Restricted Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) required for the operation of the business) and (ii) neither the Borrower, any Subsidiary Guarantor nor any of the Restricted Subsidiaries is subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or other Environmental Liability.

(b) Neither the Borrower, any Subsidiary Guarantor nor any of the Restricted Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any of its current or former real estate or facilities in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Taxes. Except for failures that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, the Borrower and each of the Restricted Subsidiaries have timely filed all Tax returns and reports required to be filed (taking into account valid extensions), and have timely paid all Taxes (whether or not shown on a Tax return and including in its capacity as withholding agent), except such Taxes, if any, which are being contested in good faith by appropriate proceedings if such contest effectively suspends collection and enforcement of the contested obligation and adequate reserves have been provided in accordance with GAAP.

Section 5.11 ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification and (iii) the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(c), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12 Subsidiaries. As of the Closing Date, neither Holdings, the Borrower nor any Subsidiary Guarantor has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in the Borrower and its Restricted Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable, and all outstanding Equity Interests owned by Holdings (in the Borrower), and by the Borrower or any Subsidiary Guarantor in any of their respective Restricted Subsidiaries are owned free and clear of all Liens of any Person except (i) those Liens created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings in each of its Subsidiaries, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary and the Equity Interests of which are required to be pledged on the Closing Date pursuant to Section 6.11.

Section 5.13 Margin Regulations; Investment Company Act.

(a) As of the Closing Date, not more than 25% of the value of the Collateral of Holdings and its Restricted Subsidiaries, on a consolidated basis, is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) No Loan Party is an “investment company” as defined in the Investment Company Act of 1940.

Section 5.14 Disclosure. As of the Closing Date, the written information and written data furnished or concerning the Loan Parties that has been made available to any Agent or any Lender by or on behalf of any Loan Party in connection with the Transaction, when taken as a whole, did not, when furnished contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto); provided that (a) with respect to financial estimates, projected financial information, forecasts and other forward-looking information, the Borrower represents and warrants only that such information, when taken as a whole, was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation; it being understood that (i) such projections are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, (iii) no assurance can be given that any particular projections will be realized and (iv) actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and (b) no representation or warranty is made with respect to information of a general economic or general industry nature.

Section 5.15 Intellectual Property; Licenses, Etc. The Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, service marks, trade names, copyrights, technology, software, know-how database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of the Restricted Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary Guarantor or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.16 Solvency. On the Closing Date after giving effect to the Transaction, Holdings, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17 Use of Proceeds. All proceeds of the Facilities shall be used as provided in Section 6.17. The Borrower will not directly or, to its knowledge, indirectly use the proceeds of the Loans or Letters of Credit or otherwise knowingly make available such proceeds to any Person, (i) for the purpose of financing the activities of any Designated Person or any Person currently subject to any U.S. sanctions administered by OFAC or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.18 Compliance with Laws; OFAC.

(a) Compliance with Laws. Each Loan Party and each Restricted Subsidiary is in compliance with the requirements of all applicable Laws (including, without limitation, Anti-Money Laundering Laws, Anti-Corruption Laws and Sanction Laws and Regulations) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) OFAC. None of Holdings, the Borrower or any of their respective Restricted Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent or employee of Holdings, the Borrower or any of their respective Restricted Subsidiaries, (i) is a Designated Person or (ii) is currently subject to any U.S. sanctions administered by OFAC.

Section 5.19 Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents and except with regard to IP Rights constituting Collateral held outside of the United States, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Collateral Agent of any Pledged Collateral required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable perfected first priority Lien on the Collateral (subject to Liens permitted by Section 7.01) on all right, title and interest of Holdings, the Borrower and the applicable Subsidiary Guarantors, respectively, in the Collateral described therein (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or by filing, possession or control); provided that notwithstanding anything to the contrary herein or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any Secured Party with respect thereto, in each case, under foreign Law.

Section 5.20 Insurance. Schedule 5.20 sets forth a listing of all insurance maintained by Holdings, the Borrower and its Restricted Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

ARTICLE VI

AFFIRMATIVE COVENANTS

On and after the Closing Date, so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than the Letters of Credit which have been Cash Collateralized), the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each of the Restricted Subsidiaries to:

Section 6.01 Financial Statements. Deliver to each Administrative Agent for further distribution to each Lender each of the following and take the following actions:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and including a customary “management’s discussion and analysis” section, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to an upcoming Maturity Date hereunder that is scheduled to occur within one year from the date such report is delivered);

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2015, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and including a customary “management’s discussion and analysis” section, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

(c) within ninety (90) days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2015 of the Borrower), a consolidated budget for the following fiscal year as customarily prepared by management of the Borrower for its internal use and setting forth the material underlying assumptions based on which such consolidated budget was prepared (including any projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected operations or income and projected cash flow, in each case, to the extent prepared by management of the Borrower and included in such consolidated budget, which projected financial statements shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such projected financial statements);

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, a summary of pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(e) quarterly, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to clause (a) above and the information delivered pursuant to clause (b) above for each fiscal quarter, participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

Section 6.02 Certificates; Other Information. Deliver to each Administrative Agent for further distribution to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or the Borrower or any Restricted Subsidiary files with the SEC or with any similar Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any notice of an event of default furnished to any holder or lender of any debt of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount;

(d) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that, in each case, could reasonably be expected to have a Material Adverse Effect;

(e) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect; and

(f) promptly, such additional information regarding the business or financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing.

Documents certificates, other information and notices required to be delivered pursuant to Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are delivered by the Borrower (including by facsimile or electronic mail) to the Administrative Agent or its designee for posting) on the Borrower’s behalf on Intralinks®, Syndtrak® or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent on behalf of such Lender and (ii) other than with respect to items required to be delivered pursuant to Section 6.02(b), the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks®, Syndtrak®, ClearPar® or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, if the Borrower or its Subsidiaries, as applicable, were public reporting companies, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either information that would be made publicly available if the Borrower were a public company or not material information (although it may be sensitive and proprietary) with respect to such Person or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials specifically marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of (i) any dispute, litigation, investigation or proceeding between the Borrower or any Restricted Subsidiary and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any non-compliance by the Borrower or any Restricted Subsidiary or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event or with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable Law or plan terms that, in any such case referred to in clause (i), (ii) or (iii) that could reasonably be expected to be determined adversely and, if so determined, result in a Material Adverse Effect; and

(c) of any material change in accounting policies or financial reporting practices by any Loan Party.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action, if any, the Borrower has taken and/or proposes to take with respect thereto.

Section 6.04 Payment of Obligations. Except for failures that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities, including (a) all Taxes (whether or not shown on a Tax return and including in its capacity as a withholding agent) imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent any such Tax is being contested in good faith and by appropriate proceedings diligently conducted if such contest effectively suspends collection and enforcement of the contested obligation and adequate reserves have been established in accordance with GAAP and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Liens permitted under Section 7.01).

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation and (b) take all reasonable action to obtain, preserve, renew and keep in full force and effect those of its rights (including IP Rights), licenses, permits, privileges, and franchises, which are material to the conduct of its business, except in the case of clause (a) or (b) to the extent (other than with respect to the preservation of the existence of the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Section 7.04 or Section 7.05.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof.

Section 6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. The Borrower shall use commercially reasonable efforts to ensure that each such policy of insurance shall as appropriate, (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder (in the case of property insurance with respect to the Collateral).

Section 6.08 Compliance with Laws. Comply in all material respects with its Organization Documents and the requirements of all Laws (including without limitation Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions Laws and Regulations) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except, in each case, in instances in which (a) such requirement of Law, order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties, as the case may be in a manner that permits preparation of the financial statements in accordance with GAAP.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense (it being understood that unless an Event of Default has occurred and is continuing, the Administrative Agent shall only visit locations where books and records and/or senior officers are located); provided, further, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Section 6.10, none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11 Covenant to Guarantee Obligations and Give Security.

(a) Upon (w) the formation or acquisition of any new direct or indirect Subsidiary (other than an Immaterial Subsidiary, an Unrestricted Subsidiary or an Excluded Subsidiary) by the Borrower or a Guarantor or upon any Subsidiary ceasing to be an Excluded Subsidiary, (x) the designation in accordance with Section 6.14 of any existing direct or indirect Unrestricted Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (y) any Restricted Subsidiary that is not a Guarantor guaranteeing any Junior Financing, or (z) the acquisition of any property (other than any Material Real Property, which shall be subject to the requirements of Section 6.13(b)) by any Loan Party, if such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, the Borrower shall, in each case at the Borrower’s expense:

(i) within 30 days (or such longer period as the Collateral Agent may agree in its sole discretion) after such formation or acquisition, cause such Restricted Subsidiary to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 30 days (or such longer period as the Collateral Agent may agree in its sole discretion) after such formation or acquisition, furnish to the Collateral Agent a description of the personal properties of such Restricted Subsidiary, in detail reasonably satisfactory to the Collateral Agent,

(iii) within 30 days (or such longer period as the Collateral Agent may agree in its sole discretion) after such formation or acquisition, cause such Restricted Subsidiary to duly execute and deliver to the Collateral Agent Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (including delivery of all Pledged Securities in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Restricted Subsidiary under the Loan Documents and constituting Liens on all such personal properties, and

(iv) within 30 days (or such longer period as the Collateral Agent may agree in its sole discretion) after such formation or acquisition, cause such Restricted Subsidiary to take whatever action may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other Collateral Documents delivered pursuant to this Section 6.11, enforceable against all third parties in accordance with their terms.

At any time upon the reasonable request of the Collateral Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem necessary in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Security Agreement Supplements, Intellectual Property Security Agreement Supplements and other Collateral Documents.

Section 6.12 [Reserved].

Section 6.13 Further Assurances. Subject to the provisions and limitations of any applicable limitations in any Collateral Document and in each case at the expense of the Borrower:

(a) Promptly upon reasonable request by the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of any Material Real Property acquired after the Closing Date by any Loan Party (other than Holdings), provide the Collateral Agent with a Mortgage in respect of such Material Real Property within ninety (90) days (or such longer period as the Collateral Agent may agree in its sole discretion) of the acquisition of such Material Real Property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary in order to create a valid and subsisting perfected Lien on such Material Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Collateral Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting first priority Liens on the real property described therein, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(iii) opinions of local counsel for the Loan Parties in states in which such Material Real Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent;

(iv) as promptly as practicable after the reasonable request therefor by the Collateral Agent, surveys and Phase I type environmental assessment reports and appraisals (if required under FIRREA), flood certifications under Regulation H of the FRB (together with evidence of federal flood insurance for any such property located in a flood hazard area), provided that the Collateral Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Collateral Agent; provided, however, that there shall be no obligation to deliver to the Collateral Agent any environmental site assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(v) such other evidence that all other actions that the Collateral Agent may reasonably deem necessary in order to create valid and subsisting Liens on the real property described in the Mortgages has been taken.

Section 6.14 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate (or re-designate) any Restricted Subsidiary as an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation (or re-designation), no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, after giving effect to such designation, with the Financial Covenants, as such covenants are recomputed as of the last day of the most recently ended Test Period under Section 7.10 as if such designation occurred on the first day of such Test Period, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any other Junior Financing with an aggregate outstanding principal amount in excess of the Threshold Amount and (iv) the Investment resulting from the designation of such Subsidiary as an Unrestricted Subsidiary as described in the immediately succeeding sentence is permitted by Section 7.02. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of the Borrower’s or a Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by the Borrower in good faith at the date of such designation of the Borrower’s or a Subsidiary’s (as applicable) Investment in such Subsidiary. As of the Closing Date, there are no Unrestricted Subsidiaries.

Section 6.15 [Reserved].

Section 6.16 [Reserved].

Section 6.17 Use of Proceeds. Use the proceeds of the Credit Extensions for (i) working capital, Capital Expenditures and other general corporate purposes including, without limitation, to finance the Transaction and other prepayments, refinancings, redemptions, purchases, defeasances or other discharges of Indebtedness permitted to be repaid, redeemed or discharged pursuant to this Agreement, for Investments and Restricted Payments permitted hereunder and any other purpose not prohibited hereunder; (ii) the payment of fees and expenses incurred in connection therewith; and (iii) in the case of any New Term Commitments or New Revolving Credit Commitments, any purpose not prohibited hereunder.

ARTICLE VII

NEGATIVE COVENANTS

On and after the Closing Date, so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), the Borrower shall not (and, with respect to Section 7.13 only, Holdings shall not), nor shall the Borrower permit any Restricted Subsidiary to:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens created pursuant to any Loan Document and (ii) Liens on cash or deposits to Cash Collateralize any Letters of Credit or Swing Line Loans as contemplated hereunder;

(b) Liens existing on the Closing Date and set forth on Schedule 7.01(b);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings if (i) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and adequate reserves have been established in accordance with GAAP or (ii) with respect to which the failure to make payment could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens in favor of landlords, so long as, in each case, such Liens secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue (i) no other action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (iii) with respect to which the failure to make payment would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) pledges or deposits (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, health, disability or other employee benefits, (ii) in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Holdings or any Subsidiaries or any other insurance or self-insurance arrangements and (iii) in respect of letters of credit or bank guarantees that have been posted by the Borrower or any Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.01(e);

(f) pledges or deposits (i) to secure the performance of bids, tenders, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs, bid and appeal bonds, performance and return of money bonds, performance and completion guarantees, agreements with utilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 7.01(f);

(g) easements, servitudes, rights-of-way, restrictions (including zoning, building and similar restrictions), encroachments, protrusions, covenants, variations in area of measurement, declarations on or with respect to the use of property, matters of record affecting title, liens restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put, and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the Mortgage Policies accepted by the Collateral Agent in accordance with this Agreement;

(h) Liens arising from judgments or orders for the payment of money (or appeal or other surety bonds relating thereto) not constituting an Event of Default under Section 8.01(g);

(i) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(e); provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (B) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired or improved with the proceeds of such Indebtedness; provided that individual financings provided by one lender may be cross collateralized to other financings provided by such lender or its Affiliates;

(j) (i) leases, licenses, subleases or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (B) secure any Indebtedness for borrowed money and (ii) the rights reserved or vested in any Person by the terms of any lease, license, sublease, sublicense, franchise, grant or permit held by the Borrower or any Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, sublease, sublicense, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(k) [reserved];

(l) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code or similar provisions of applicable Law on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of common or statutory Law encumbering deposits or other funds maintained with a financial institution (including the right of setoff);

(m) Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(f), Section 7.02(i), Section 7.02(m), Section 7.02(o), Section 7.02(p), Section 7.02(r), Section 7.02(t) and Section 7.02(cc) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition;

(n) Liens on property of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary incurred pursuant to Sections 7.03(m), and (t);

(o) (i) Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03; provided that no Loan Party shall grant a Lien in favor of any Non-Loan Party;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date; provided that (i) such Lien does not extend to or cover any other property of the Borrower or any Restricted Subsidiary other than the Person(s) acquired and/or formed to make such acquisitions and Subsidiaries of such Person(s) (other than the proceeds or products thereof and other than after-acquired property of and Equity Interests in such acquired Restricted Subsidiary (it being understood and agreed that individual financings by any lender may be cross-collateralized to other financings provided by such lender or its Affiliates)), and (ii) the Indebtedness secured thereby is permitted under Section 7.03(e);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or subleases (other than Capitalized Leases) or licenses or sublicenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business and (ii) Liens or similar provisions of applicable Law under Article 2 of the Uniform Commercial Code or similar provisions of applicable Law in favor of a seller or buyer of goods;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law;

(u) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit, automatic clearinghouse accounts or sweep accounts of Holdings, the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(v) Liens solely on any cash money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w) Liens on property of a Non-Loan Party securing Indebtedness of such Non-Loan Party permitted to be incurred by Section 7.03;

(x) Liens evidenced by the filing of Uniform Commercial Code financing statements or similar public filings, registrations or agreements in foreign jurisdictions, in each case, relating to leases permitted under this Agreement, and other precautionary statements, filings or agreements;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(aa) customary Liens of an indenture trustee on money or property held or collected by it to secure fees, expenses and indemnities owing to it by any obligor under an indenture;

(bb) Liens securing obligations in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement;

(cc) [reserved];

(dd) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(ee) the modification, replacement, renewal, refinancing or extension of any Lien permitted by clauses (b) and (p) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed or refinanced by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof (it being understood and agreed that individual financings by any lender may be cross-collateralized to other financings provided by such lender or its Affiliates), and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is, if constituting Indebtedness, permitted by Section 7.03;

(ff) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Term Refinancing Debt, Permitted Junior Secured Term Refinancing Debt or Revolving Credit Refinancing Debt and any Permitted Refinancing of any of the foregoing; provided that any such Liens securing any Permitted Refinancing in respect of any Permitted Pari Passu Secured Term Refinancing Debt, Permitted Junior Secured Term Refinancing Debt, Revolving Credit Refinancing Debt and any further Permitted Refinancing thereof, as applicable, are subject to a First Lien Intercreditor Agreement (if any) and/or a Junior Lien Intercreditor Agreement (if any), as applicable;

(gg) (i) deposits of cash with the owner or lessor of premises leased or operated by the Borrower or any of its Subsidiaries and (ii) cash collateral on deposit with banks or other financial institutions issuing letters of credit (or backstopping such letters of credit) or other equivalent bank guarantees issued naming as beneficiaries the owners or lessors of premises leased or operated by the Borrower or any of its Subsidiaries, in each case in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(hh) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(ii) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(q);

(jj) Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted to be incurred pursuant to Sections 7.03(o) and (p) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof; and

(kk) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $5,000,000 or (y) 5.25% of Total Assets determined at the time of incurrence of such Liens.

Section 7.02 Investments. Make any Investments, except:

(a) Investments in assets that are Cash Equivalents or were Cash Equivalents when made;

(b) loans, guarantees of loans, promissory notes or advances to future, present or former officers, directors, members of management, employees and consultants of Holdings (or any direct or indirect parent thereof), the Borrower or any of the Restricted Subsidiaries for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments (i) by the Borrower or any Restricted Subsidiary that is a Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) by any Non-Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party and (iv) by the Borrower or any Restricted Subsidiary that is a Loan Party in any non-U.S. Subsidiary; provided that the aggregate amount of Investments pursuant to this clause (iv) shall not exceed the greater of 10.50% of Total Assets determined at the time of the making of such Investment and $10,000,000 at any time outstanding; provided, further, that any such Investments made pursuant to this clause (iv) in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Collateral Agent for the benefit of the Lenders in accordance with the Security Agreement;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof and other credits to suppliers, in each case, in the ordinary course of business;

(e) [reserved];

(f) Investments existing on the Closing Date or made pursuant to legally binding commitments in existence on the Closing Date (i) set forth on Schedule 7.02(f), (ii) consisting of intercompany Investments outstanding on the Closing Date, and (iii) any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that (x) the amount of any Investment permitted pursuant to this Section 7.02(f) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02 and (y) any Investment in the form of Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be on subordination terms no less favorable to the Lenders than the subordination terms set forth in the Intercompany Subordination Agreement;

(g) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Section 7.01, Section 7.03, Section 7.04, Section 7.05 (other than Section 7.05(e)) and Section 7.06, respectively; provided, however, that no Investments may be made solely pursuant to this Section 7.02(g);

(h) promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of all or substantially all of the property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of Holdings (including as a result of a merger or consolidation and/or any Investment in any Subsidiary that serves to increase the equity ownership of Holdings or any Restricted Subsidiary therein); provided that with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(i) the property, assets and businesses acquired in such purchase or other acquisition shall, to the extent required hereunder and under the other Loan Documents, constitute Collateral and the applicable Loan Party, any such newly created or acquired Subsidiary and the Subsidiaries of such created or acquired Subsidiary shall have complied with the requirements of Section 6.11, within the times specified therein;

(ii) the aggregate amount of Investments made in Persons that are not or do not become Loan Parties shall not exceed, when combined with, and without duplication of, the aggregate amount of Investments made in Restricted Subsidiaries that are Non-Loan Parties pursuant to Section 7.02(m) outstanding at such time, the Available Amount at such time; it being understood that the limitations set forth in this clause (i)(ii) shall not apply in the event that the Person acquired pursuant to this Section 7.02(i) becomes a Guarantor even though such Person owns Equity Interests in Persons that are not otherwise required to become Guarantors;

(iii) the acquired property, assets, business or Person is in a business permitted under Section 7.07; and

(iv) on the date on which the definitive agreement governing the relevant transaction is executed, (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition (including any Indebtedness to be incurred in connection therewith), no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Total Leverage Ratio as of the last day of the most recent Test Period is less than or equal to 3.75:1.00 or, to the extent the Total Leverage Ratio covenant then in effect is lower than 3.75:1.00, the Borrower shall be in compliance with the Total Leverage Ratio covenant set forth in Section 7.10(a) then in effect (in each case, calculated on a Pro Forma Basis including any Indebtedness to be incurred in connection therewith).

(j) [reserved];

(k) Investments (including debt obligations and Equity Interests) received (i) in connection with the bankruptcy workout, recapitalization or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with or judgments against, customers and suppliers arising in the ordinary course of business, (ii) upon the foreclosure with respect to any secured Investment, (iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes or (iv) in settlement of debts created in the ordinary course of business;

(l) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06;

(m) other Investments that do not exceed in the aggregate the sum of (i) the greater of (x) 10.50% of Total Assets determined at the time of the making of such Investment and (y) $10,000,000, plus (ii) the Available Amount; provided, further, that the aggregate amount of any such Investments pursuant to this clause (ii) would not, when combined with, and without duplication of, the aggregate amount of Investments made in Restricted Subsidiaries that are Non-Loan Parties pursuant to Section 7.02(i)(ii) outstanding at such time, exceed the Available Amount at such time;

(n) advances of payroll payments to directors, officers, employees, members of management and consultants in the ordinary course of business;

(o) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests (or the proceeds of Qualified Equity Interests) of Holdings (or any direct or indirect parent thereof);

(p) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into, amalgamated with or consolidated into the Borrower or a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(q) Guarantees by the Borrower or any of the Restricted Subsidiaries (i) of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business and (ii) of Indebtedness to the extent permitted under Section 7.03.

(r) Investments made by (i) any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary made pursuant to Section 7.02(c)(iv), Section 7.02(m) and Section 7.02(cc) and (ii) any Loan Party in any Non-Loan Party consisting of contributions or other Dispositions of Equity Interests of Persons that are not Loan Parties;

(s) [reserved];

(t) Investments by the Borrower or a Restricted Subsidiary in (i) Joint Ventures and (ii) Subsidiaries that are not wholly owned, in an aggregate amount, taken together with all other Investments made pursuant to this clause (t) that are outstanding at such time, not to exceed the greater of 7.25% of Total Assets determined at the time of the making of such Investment and $7,000,000;

(u) [reserved];

(v) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Law;

(w) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(x) Investments in any Subsidiary in connection with reorganizations and related activities related to tax planning; provided that, after giving effect to any such reorganization and related activities, the security interest of the Collateral Agent in the Collateral, taken as a whole, is not materially impaired;

(y) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(z) Investments consisting of, or to finance purchases and acquisitions of, inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(aa) Investments in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(bb) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(cc) Investments in an aggregate outstanding amount that does not exceed, together with the aggregate amount of Restricted Payments made in reliance on Section 7.06(k)(i), the greater of 5.25% of Total Assets determined at the time of the making of such Investment and $5,000,000; and

(dd) Investments consisting of the issuance or transfer of Equity Interests of Holdings or any of its Subsidiaries to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatee or distributes of any of the foregoing) of Holdings or any of its Subsidiaries upon the exercise or settlement of stock appreciation or similar rights, stock options, restricted stock, restricted stock units or other rights or equity incentive programs.

Section 7.03 Indebtedness. Create, incur or assume any Indebtedness or issue any Disqualified Equity Interest, other than:

(a) Indebtedness under the Loan Documents;

(b) (i) Indebtedness existing on or pursuant to binding commitments existing on the Closing Date set forth on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the Closing Date and any Permitted Refinancing thereof; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subordinated on terms no less favorable to the Lenders than the subordination terms set forth in the Intercompany Subordination Agreement;

(c) (i) Guarantees by Holdings, the Borrower and the Restricted Subsidiaries in respect of any other Indebtedness or other obligations of Holdings, the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party shall not Guarantee Indebtedness pursuant to this Section 7.03(c) that it could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is by its express terms subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (ii) any Guarantee shall be otherwise permitted as an Investment under Section 7.02;

(d) Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to Holdings, the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the Intercompany Subordination Agreement;

(e) (x) Attributable Indebtedness relating to any transaction, (y) other Indebtedness (including Capitalized Leases) of the Borrower and the Restricted Subsidiaries financing the acquisition, lease, construction, repair, replacement or improvement of fixed or capital assets, so long as such Indebtedness is incurred substantially concurrently with, or within two hundred and seventy (270) days after, the applicable acquisition, lease, construction, repair, replacement or improvement and (z) Attributable Indebtedness arising out of any sale-leaseback transactions; provided that the aggregate principal amount of such Indebtedness outstanding incurred pursuant to this clause (e) shall not exceed the greater of 5.25% of Total Assets and $5,000,000, in each case determined at the time of incurrence;

(f) Indebtedness in respect of Swap Contracts; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(g) (i) Term Loan Refinancing Debt and (ii) Revolving Credit Refinancing Debt;

(h) Indebtedness representing deferred compensation to current or former officers, directors, managers, consultants and employees members of management and consultants of Holdings, the Borrower and the Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness to present or former officers, directors, employees, members of management and consultants of Holdings, the Borrower or any Restricted Subsidiary, their respective estates, spouses, former spouses, domestic partners and former domestic partners to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent of Holdings) permitted by Section 7.06;

(j) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting obligations under noncompete agreements, consulting agreements, indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar deferred purchase price or arrangements or adjustments;

(k) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under incentive, non-compete, consulting, deferred compensation or other similar arrangements with current or former officers, directors, employees, members of management and consultants incurred by such Person in connection with any Permitted Acquisitions or other Investment permitted hereunder;

(l) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence and (ii) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(m) Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed the greater of 5.25% of Total Assets and $5,000,000, in each case determined at the time of incurrence;

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers’ compensation, unemployment insurance and other social security legislation, health, disability or other employee benefits or property, casualty or liability insurance or other insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(p) obligations (including in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice) in respect of bids, tenders, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs, bid, and appeal bonds, performance and return of money bonds, performance and completion guarantees, agreements with utilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business or consistent with past practice;

(q) (i) Incremental Equivalent Debt and (ii) any Permitted Refinancing thereof;

(r) Indebtedness assumed in connection with any Permitted Acquisition; provided that (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition and (ii) both immediately prior to such incurrence and after giving effect thereto no Event of Default shall exist or result therefrom;

(s) [reserved];

(t) Indebtedness incurred by a Restricted Subsidiary that is a non-U.S. Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (t) and then outstanding, does not exceed the greater of 7.75% of Total Assets and $7,500,000, in each case determined at the time of incurrence;

(u) Permitted Ratio Debt of any Loan Party and any Permitted Refinancing thereof;

(v) Indebtedness of any Restricted Subsidiary supported by a Letter of Credit;

(w) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money; and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

Notwithstanding the foregoing, no Restricted Subsidiary that is a Non-Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Restricted Subsidiary becomes a Guarantor.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent and (y) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person or, to the extent constituting an Investment, such Investment must be permitted by Section 7.02;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize any Restricted Subsidiary that is a Loan Party in another jurisdiction in the United States shall be permitted and (iv) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) the resulting Investment must be a permitted Investment in accordance with Section 7.02;

(d) so long as no Default exists or would result therefrom, the Borrower may (i) merge, amalgamate or consolidate with any other Person; provided that (x) the Borrower shall be the continuing or surviving corporation or the continuing or surviving Person shall expressly assume the obligations of the Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent (and, in the case of any merger, amalgamation or consolidation with Holdings, the provisions of Section 7.04(e) shall be satisfied), and (y) such merger, amalgamation or consolidation does not result in the Borrower ceasing to be organized or existing under the laws of the United States, any state thereof or the District of Columbia, or (ii) change its legal form if the Borrower determines that such action is in its best interests and makes such change in a manner reasonably acceptable to the Administrative Agent (including with respect to the continued perfection of Liens and satisfaction of customary Patriot Act requirements);

(e) so long as no Default exists or would result therefrom, Holdings may (i) merge, amalgamate or consolidate with any other Person; provided that (x) Holdings shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of Holdings under the Loan Documents in a manner reasonably acceptable to the Administrative Agent and (y) such merger, amalgamation or consolidation shall not result in any Foreign Subsidiary of Holdings that is not a CFC prior to such merger, amalgamation or consolidation becoming a CFC, or (ii) change its legal form if Borrower determines that such action is in its best interests and makes such change in a manner reasonably acceptable to the Administrative Agent (including with respect to the continued perfection of Liens and satisfaction of customary Patriot Act requirements);

(f) so long as no Default exists or would result therefrom at the time of entry into a definitive agreement with respect thereto, any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that if the Borrower is a party to the transaction effected pursuant to this Section 7.04(f), (i) the Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent and (ii) such transaction shall not result in the Borrower ceasing to be organized under the laws of the United States, any state thereof or the District of Columbia; and

(g) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

Section 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, damaged, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of (i) inventory, (ii) equipment and goods held for sale in the ordinary course of business and (iii) immaterial assets (considered in the aggregate) in the ordinary course of business;

(c) (i) any exchange or swap of assets, or lease, assignment or sublease of any real property or personal property of like property for use in a business permitted by Section 7.07 and (ii) Dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property among Holdings, the Borrower or the Restricted Subsidiaries; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) such Investment must be a permitted Investment in accordance with Section 7.02;

(e) Dispositions permitted by Section 7.02 (other than Section 7.02(g)), Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f) Dispositions with respect to property built or acquired by Holdings, the Borrower or any Restricted Subsidiary after the Closing Date, including pursuant to sale-leaseback transactions; provided that the Net Cash Proceeds thereof are applied in accordance with Section 2.05(b)(ii);

(g) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition; and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $1,000,000, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens, other than Liens permitted by Section 7.01); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings, the Borrower or such Restricted Subsidiary, that are assumed by the transferee with respect to the applicable Disposition or for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities or other obligations or assets received by Holdings, the Borrower or such Restricted Subsidiary from such transferee that are converted by Holdings, the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $2,500,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(k) Dispositions of Investments in Joint Ventures or any Subsidiary that is not wholly owned to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture or similar parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(m) any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary; provided that the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of the consideration with respect to such issuance or sale in the form of cash or Cash Equivalents;

(n) the unwinding of any Swap Contract;

(o) any Disposition (i) arising from foreclosure, casualty, condemnation or any similar action or transfers by reason of eminent domain with respect to any property or other asset of Holdings, the Borrower or any of its Restricted Subsidiaries or (ii) by reason of the exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement; and

(p) Dispositions required to be made to comply with the order of any Governmental Authority or applicable Law;

provided that any Disposition of any property pursuant to Sections 7.05(b)(i), (c), (f), (j), and (m) shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Collateral Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and the other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, the Borrower and any other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) [reserved];

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions (and the Borrower and the Restricted Subsidiaries may make Restricted Payments to Holdings) expressly permitted by any provision of Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.08 (other than Section 7.08(k) or (cc));

(e) redemptions, repurchases, retirements or other acquisitions of Equity Interests in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;

(f) the Borrower and the Restricted Subsidiaries may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay, so long as in the case of any payment in respect of Equity Interests of any direct or indirect parent of Holdings, the amount of such Restricted Payment is directly attributable to the Equity Interests of Holdings owned directly or indirectly by such parent) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or such direct or indirect parent thereof) held by any of Holdings’, the Borrower’s or any Restricted Subsidiary’s present or former officers, directors, employees, members of management and consultants, their respective estates, spouses, former spouses, domestic partners and former domestic partners in connection with the death, disability, retirement or termination of employment of any such Person (or a breach of any non-compete or other restrictive covenant or confidentiality obligations of any such Person at any time after such Person’s disability, retirement or termination of employment) in an aggregate amount after the Closing Date, together with the aggregate amount of loans and advances to Holdings made pursuant to Section 7.02(l) in lieu of Restricted Payments permitted by this clause (f), not to exceed $3,000,000 in the aggregate in any calendar year with any unused amounts in any calendar year carried over to the subsequent calendar year; provided that such amount in any calendar year may be increased by an amount not to exceed (x) the cash proceeds received by Holdings, the Borrower or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Equity Interests or Specified Equity Contributions) of Holdings or any direct or indirect parent of Holdings (to the extent contributed to Holdings) to any of Holdings’, the Borrower’s or any Restricted Subsidiary’s present or former employee, officer, director, member of management or consultant (or the estates, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) that occurs after the Closing Date, plus (y) the cash proceeds of key man life insurance policies received by Holdings, the Borrower or the Restricted Subsidiaries after the Closing Date; provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (x) and (y) above in any calendar year;

(g) the Borrower and the Restricted Subsidiaries may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings:

(i) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) operating costs and expenses of Holdings or its direct or indirect parents incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, and directly attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries;

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) franchise and similar Taxes, and other fees and expenses, required to maintain its (or any of such direct or indirect parent’s) corporate or legal existence;

(iii) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation or sale of all or substantially all assets (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Investment, in each case, in accordance with the requirements of Section 6.11 and Section 7.02;

(iv) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(v) the proceeds of which (A) shall be used to pay customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, directors, officers, employees, members of management and consultants of Holdings or any direct or indirect parent company of Holdings and any payroll, social security or similar Taxes in connection therewith to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and its Subsidiaries or (B) shall be used to make payments permitted under Sections 7.08(f), (h), (j), (l), (m), (n), (q) and (aa) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary) ;

(vi) the proceeds of which will be used to make payments due or expected to be due to cover social security, medicare, withholding and other taxes payable in connection with any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings, or any direct or indirect parent thereof or to make any other payment that would, if made by the Borrower or any Restricted Subsidiary, be permitted;

(vii) the proceeds of which shall be used to pay cash, in lieu of issuing fractional shares, in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any direct or indirect parent of Holdings;

(viii) for any taxable period for which Borrower and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income Tax purposes of which a direct or indirect parent of Borrower is the common parent (a “Tax Group”), the proceeds of which shall be used to pay the portion of any U.S. federal, state or local income Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of Borrower and/or its Subsidiaries; provided that (i) the amount of such dividends or other distributions for any taxable period shall not exceed the amount of such Taxes that Borrower and/or such Subsidiaries, as applicable, would have paid had Borrower and/or such Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group) and (ii) dividends or other distributions in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to Borrower or any of its Restricted Subsidiaries for such purpose; and

(ix) the proceeds of which shall be used to make additional Restricted Payments to pay any dividend to Holdings or its direct or indirect parents in an aggregate amount not to exceed $25,000,000; provided that after giving Pro Forma Effect thereto, the Total Leverage Ratio calculated on a Pro Forma Basis as of the last day of the most recent Test Period would not exceed 3.75:1.00.

(h) the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof, any Permitted Acquisition or any exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests;

(i) the declaration and payment of dividends on the Borrower’s and any Restricted Subsidiary’s common stock following the first public offering of the Borrower’s or such Subsidiaries’ common stock or the common stock of Holdings or any of its direct or indirect parents after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings registered on Form S–4 or Form S–8;

(j) redemptions, repurchases, retirements or other acquisitions of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable by any of Holdings’, the Borrower’s or any Restricted Subsidiary’s present or former officer, employee, director, member of management or consultant (or their respective estates, spouses, former spouses, domestic partners and former domestic partners), including deemed repurchases in connection with the exercise of stock options;

(k) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower and the Restricted Subsidiaries may make additional Restricted Payments (the proceeds of which may be utilized by Holdings to make additional Restricted Payments) in an aggregate amount not to exceed (i) together with the aggregate amount of Investments pursuant to Section 7.02(cc), $7,500,000 and (ii) the Available Amount at such time, provided that in the case of this clause (ii), immediately after giving effect to such Restricted Payment, the Total Leverage Ratio as of the last day of the most recent Test Period is less than or equal to 2.00:1.00 (calculated on a Pro Forma Basis including Indebtedness to be incurred in connection therewith); and

(l) the Borrower and any Restricted Subsidiary may pay compensation in the ordinary course of business and pursuant to arm’s-length arrangements to present or former officers, directors, managers, consultants and employees for services rendered to or for the Borrower or any Restricted Subsidiary (to the extent that such payments would not otherwise fail to be treated as a Restricted Payment, in which event they must also be permitted under another exception under this Section 7.06).

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

(a) transactions between or among Holdings, the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) (i) the Transaction and the payment of fees and expenses (including the Transaction Expenses) related to the Transaction and (ii) the existence of, or the performance by Holdings or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and any transaction, agreement or arrangement described in this Agreement and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (ii) to the extent that the terms of any such existing transaction, agreement or arrangement (c) taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date;

(d) transactions (including Investments and Restricted Payments) among Holdings, the Borrower and/or one or more of the Subsidiaries to the extent not prohibited by this Article VII;

(e) the issuance of Equity Interests of Holdings (or any direct or indirect parent) to any Person (including any officer, director, employee, member of management or consultant of Holdings, the Borrower or any of its Subsidiaries or any direct or indirect parent of Holdings);

(f) the payment of fees and performance under any management agreement between the Borrower and the Permitted Holders, as in effect on the Closing Date, so long as no Default or Event of Default is ongoing or would result after giving effect to such payment; provided, further that any such fees not paid due to a Default or Event of Default shall be deferred and may be paid upon such date as no Default or Event of Default is ongoing or would result after giving effect to such payment;

(g) employment and severance arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective directors, officers, employees members or management and consultants in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(h) the non-exclusive licensing of trademarks, copyrights or other IP Rights in the ordinary course of business to permit the commercial exploitation of IP Rights between or among Affiliates and Subsidiaries of the Borrower;

(i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, present or former directors, officers, employees, members of management and consultants of Holdings and the Restricted Subsidiaries or any direct or indirect parent of Holdings in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(j) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment taken as a whole, is not more disadvantageous to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date);

(k) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02;

(l) customary payments by the Borrower and any of the Restricted Subsidiaries made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings in good faith;

(m) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08;

(n) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its Subsidiaries to any Permitted Holder or to any former, current director, officer, employee, member of management or consultant (or their respective estates, executors, administrators, heirs, family members, legatees, distributees, spouses, former spouses, domestic partners and former domestic partners) of the Borrower, any Subsidiary or any direct or indirect parent of any of the foregoing thereof to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control;

(o) [reserved];

(p) any contribution by Holdings to the capital of the Borrower or any Restricted Subsidiary;

(q) payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such Joint Venture), non-wholly owned Subsidiaries and Unrestricted Subsidiaries in the ordinary course of business to the extent otherwise permitted under Section 7.02;

(r) [reserved];

(s) the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing;

(t) payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management or consultants (or the estates, executors, administrators, heirs, family members, legatees, distributes, spouse, former spouse, domestic partner or former domestic partner or any of the foregoing) of Holdings, any direct or indirect parent companies or any of its Subsidiaries and employment agreements, consulting arrangements, severance arrangements, stock option plans and other similar arrangements with such employees, officers, directors, members of management or consultants (or the estates, executors, administrators, heirs, family members, legatees, distributes, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing);

(u) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Holdings and its Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(v) the entering into of any Tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 7.06(g)(ii) or (viii);

(w) any contribution to the capital of Holdings or any of its Restricted Subsidiaries (other than contributions not permitted under Section 7.06);

(x) transactions permitted under Section 7.04 and/or Section 7.05 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of Holdings or any direct or indirect parent company (b) forming a holding company, or (c) reincorporating Holdings or the Borrower in a new jurisdiction;

(y) transactions between Holdings or any Restricted Subsidiary and any Person, a director of which is also a director of Holdings or any direct or indirect parent of Holdings; provided, however, that such director abstains from voting as a director of Holdings or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(z) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(aa) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors of Holdings or any direct or indirect parent company of Holdings or a Subsidiary of Holdings, as appropriate, in good faith;

(bb) investments by the Permitted Holders in debt securities of Holdings or any of its Restricted Subsidiaries so long as, when such debt securities were initially issued, non-Affiliates were generally being offered the opportunity to invest in such debt securities on terms no less favorable than the terms offered to the Permitted Holders; and

(cc) transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of Holdings and its Subsidiaries that are not otherwise prohibited by any covenant set forth in this Agreement.

Section 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(a) (x) exist on the Closing Date and (y) to the extent set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(c) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.03;

(d) are required by or pursuant to applicable Law;

(e) are customary restrictions that arise in connection with (x) any Lien permitted by Section 7.01(a), (i), (j), (l), (m), (n), (p), (q), (s), (u), (v), (y), (z), (aa), (bb), (dd) or any document in connection therewith; provided that such restriction relates only to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition;

(f) are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures and non-wholly owned Subsidiaries permitted under Section 7.02 and applicable solely to such Person entered into in the ordinary course of business;

(g) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof and, in the case of any Term Loan Refinancing Debt and any Revolving Credit Refinancing Debt, permit the Liens securing the Obligations without restriction (subject to any Junior Lien Intercreditor Agreement, as applicable);

(h) are customary restrictions on leases, subleases, licenses, sublicenses, Equity Interests, or asset sale agreements and other similar agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(i) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g), (n)(i), (q), (r), or (t) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(j) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(k) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(l) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(m) [reserved];

(n) arise in connection with cash or other deposits permitted under Section 7.01;

(o) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, not materially more restrictive with respect to the Borrower or any Restricted Subsidiary than (x) customary market terms for Indebtedness of such type, (y) the restrictions contained in this Agreement or (z) restrictions in effect on the Closing Date (pursuant to documents in effect on the Closing Date), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(p) apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over Holdings’, the Borrower’s or Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary;

(q) contracts or agreements for the sale or Disposition of assets, including any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of the Equity Interests or assets of such Subsidiary;

(r) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or

(s) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (r) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such restrictions (taken as a whole) than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 7.10 Financial Covenants.

(a) Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any Test Period (beginning with the Test Period ending on June 30, 2015) to be greater than the ratio set forth below opposite the last day of such Test Period:

Test Period	Total Leverage Ratio

June 30, 2015 to September 30, 2015	4.75:1.00
December 31, 2015 to September 30, 2016	4.25:1.00
December 31, 2016 to September 30, 2017	3.25:1.00
December 31, 2017 to September 30, 2019	3.00:1.00
December 31, 2019 and thereafter	2.75:1.00

(b) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Test Period (beginning with the Test Period ending on June 30, 2015) to be less than 3.75:1.00.

Section 7.11 Accounting Changes. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.12 Prepayments, Etc. of Indebtedness; Certain Amendments.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest, mandatory prepayments, fees, expenses and indemnification obligations and any “AHYDO” payment shall be permitted) any Indebtedness of a Loan Party (except, with respect to Holdings, to the extent such prepayment, redemption, purchase, defeasance or other satisfaction thereof is funded with a Restricted Payment permitted under Section 7.06(k)) that is secured by a junior lien or subordinated to the Obligations, in each case, expressly by its terms (other than Indebtedness among Holdings and its Subsidiaries) (collectively, “Junior Financing”), except (A) the refinancing thereof with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing, (B) the prepayment, redemption, repurchase, defeasance, exchange, acquisition or retirement or other acquisition of any Junior Financing in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of Holdings (or any direct or indirect parent of Holdings, the Borrower or any Restricted Subsidiary) or contributions to the equity capital of Holdings, the Borrower or any Restricted Subsidiary (other than any Disqualified Equity Interests), (C) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary or the prepayment of any other Junior Financing with the proceeds of any other Junior Financing otherwise permitted by Section 7.03, (D) the conversion of Indebtedness to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents and (E) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, not to exceed the Available Amount at such time.

(b) Amend, modify or change in any manner that would be materially adverse to the interests of the Lenders, any term or condition of any Junior Financing Documentation in respect of any Indebtedness having an aggregate outstanding principal amount equal to or greater than the Threshold Amount (other than as a result of a Permitted Refinancing thereof), without the consent of the Administrative Agent.

(c) Amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, in each case, in any manner materially adverse to the interests of the Lenders.

Section 7.13 Holdings. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than the following: (i) its ownership of the Equity Interests of the Borrower and its other Subsidiaries, (ii) the maintenance of its legal existence (including the incurrence of fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, any Permitted Ratio Debt, any Term Loan Refinancing Debt, any Credit Agreement Revolving Credit Refinancing Indebtedness, any Revolving Credit Refinancing Debt, Credit Agreement Term Refinancing Indebtedness, and any agreement contemplated in connection with a transaction otherwise permitted under this Section 7.13, (iv) any public offering of its common stock or any other issuance of its Equity Interests (including Qualified Equity Interests), (v) any transaction permitted under Section 7.04 or Section 7.05, (vi) making Restricted Payments with any amounts received pursuant to transactions permitted under, and for the purposes contemplated by, Section 7.06, (vii) making Investments in the Borrower and its Subsidiaries, (viii) guaranteeing the obligations of the Borrower and its Subsidiaries in each case solely to the extent such obligations of such Subsidiaries are not prohibited hereunder and the performance of obligations in respect of Indebtedness of the type permitted under Section 7.03 and Liens of the type permitted under Section 7.01, (ix) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that included Holdings and the Borrower, (x) holding any cash, Cash Equivalents or other property received in connection with Restricted Payments received from, and Investments in Holdings made by, its Subsidiaries, contributions to its capital or in excluding for the issuance of Equity Interests and Investments received in respect of any of the foregoing pending application thereof by Holdings, (xi) providing indemnification to its directors and officers, (xii) making Investments in assets that are Cash Equivalents and (xiii) activities incidental to legal, tax and accounting matters in connection with the foregoing and to the businesses or activities described in clauses (i) to (xii) of this Section 7.13.

Section 7.14 Limits on Issuance of Equity Interests.

(a) Will not, and will not permit any of the Restricted Subsidiaries to, issue any Disqualified Equity Interests.

(b) Will not permit any wholly-owned Restricted Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock), except (i) for transfers and replacements of then outstanding shares of Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of Equity Interests of such Restricted Subsidiary, (iii) in the case of Foreign Subsidiaries of Holdings, to qualify directors to the extent required by applicable Law and for other nominal share issuances to Persons other than Holdings and its Subsidiaries to the extent required under applicable Law, (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement, (v) issuances of Equity Interests in connection with any Investment permitted by Section 7.02 or Disposition permitted by Section 7.05.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Each of the events referred to in clauses (a) through (k) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower, any Restricted Subsidiary or, in the case of Section 7.13, Holdings, fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.03, Section 6.05 (solely with respect to the Borrower), Section 6.17 or Article VII (other than Section 7.10); or (ii) Section 7.10; provided that an Event of Default under this clause (ii) is subject to cure pursuant to Section 8.04; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Borrower or any Subsidiary Guarantor herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. Holdings, the Borrower or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against Holdings, the Borrower or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by self-insurance (if applicable) or independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower or any of its ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable Law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of the Loan Documents, taken as a whole, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in writing the validity or enforceability of the Loan Documents, taken as a whole; or the Borrower or any Subsidiary Guarantor denies in writing that it has any or further liability or obligation under the Loan Documents, taken as a whole (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind the Loan Documents, taken as a whole; or

(j) Collateral Documents. Any Collateral Document with respect to a material portion of the Collateral after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by such Collateral Document shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected Lien, with the priority required by the Collateral Documents, on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that (i) any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to take any action within their control, including the failure to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code (or foreign equivalent) continuation statements, (ii) except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or (iii) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority; or

(k) Change of Control. There occurs any Change of Control.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders (and, in the case of an Event of Default in respect of Section 7.10 (subject to the provisions of Section 8.01(b)(ii) and Section 8.04)) take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law,

provided that upon the occurrence of an Event of Default under Section 8.01(f), with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), subject to any First Lien Intercreditor Agreement and/or any Junior Lien Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Collateral Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case, in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the Obligations under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Section 8.04 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, for purposes of determining whether any Event of Default or potential Event of Default under the covenants set forth in Section 7.10 as of any date, and at any time until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 6.01(a) or (b), as applicable with respect to the applicable fiscal quarter hereunder (the “Cure Expiration Date”), the Permitted Holders (or any other Person so long as no Change of Control results therefrom) may make a Specified Equity Contribution to Holdings, and Holdings may apply the amount of the net cash proceeds thereof to increase Consolidated EBITDA with respect to such fiscal quarter; provided that such net cash proceeds (i) are actually received by the Borrower as cash common equity or any other Qualified Equity Interests (including through capital contribution of such net cash proceeds to the Borrower) no later than the Cure Expiration Date and (ii) are Not Otherwise Applied. The parties hereby acknowledge that solely during the 4-fiscal quarter period in which any Specified Equity Contribution is included in the calculation of Consolidated EBITDA, this Section 8.04(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.10 and shall not result in any adjustment to any amounts, other than the amount of the

Consolidated EBITDA referred to in the immediately preceding sentence, including any reduction in the amount of any indebtedness effected with the proceeds of any Specified Equity Contribution, in each case during the period in which such Specified Equity Contribution is included in the calculation of Consolidated EBITDA.

(b) The right to make a Specified Equity Contribution is subject to the following conditions: (i) no more than two Specified Equity Contributions may be made in any period of four consecutive fiscal quarters, (ii) no more than five Specified Equity Contributions will be made in the aggregate during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in Pro Forma Compliance with Section 7.10 for any applicable period, (iv) there shall be no pro forma reduction in Indebtedness or increase in cash with the proceeds of any Specified Equity Contribution for determining compliance with Section 7.10 for the fiscal quarter included in Consolidated EBITDA and (v) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions or certain expressly identified baskets with respect to covenants contained in the Loan Documents.

(c) Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, (A) upon receipt of a Specified Equity Contribution by the Borrower, the covenants set forth in Section 7.10 shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with Section 7.10 and any Default or Event of Default related to any failure to comply with Section 7.10 shall be deemed not to have occurred for any purpose under the Loan Documents and (B) upon receipt by the Administrative Agent of a notice from Holdings of its intent to make a Specified Equity Contribution and exercise its rights under this Section 8.04 prior to the Cure Expiration Date, none of the Administrative Agent or any Lender shall exercise any rights or remedies under Section 8.02 (or under any other Loan Document) available during the continuance of any Default or Event of Default on the basis of any actual or purported failure to comply with Section 7.10 until such failure is not cured with the proceeds of a Specified Equity Contribution on or prior to the Cure Expiration Date; provided that, for the avoidance of doubt, no Lender shall be required to make Loans, Letters of Credit or other extensions of credit during the ten (10) Business Day period referred to above unless the Borrower has received the proceeds of such Specified Equity Contribution.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01 Appointment and Authority of the Agents.

(a) Each Lender hereby irrevocably appoints each Agent to act on its behalf as its agent hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX, other than in respect of Section 9.09 and Section 9.11, are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any such provision.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Persons” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement and/or any other intercreditor agreements entered into in connection herewith, and security trust documents, if applicable), as contemplated by, in accordance with or otherwise in connection with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

Section 9.02 Rights as a Lender. Any Person serving as an Agent (including as an Administrative Agent) or L/C Issuer hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent or L/C Issuer and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent or L/C Issuer hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent or L/C Issuer hereunder and without any duty to provide notice or account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or L/C Issuer or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent or L/C Issuer shall be under any obligation to provide such information to them.

Section 9.03 Exculpatory Provisions. None of the Agents shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent:

(a) shall not be subject to any fiduciary or other implied (or express) duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action (or where so instructed, refrain from exercising) that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default (including, without limitation, compliance with the terms and conditions of Section 10.07(h)(iii)), (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04 Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents such Agent is permitted or desires to take or to grant, and the Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. No Lenders shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the any Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law.

Section 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by such Agent. Any Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of such Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

Section 9.06 Non-Reliance on Administrative Agent and Other Lenders; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent and each Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of such Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent and each Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of such Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Agents upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agents are not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto; provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of any Agent.

Section 9.08 No Other Duties; Other Agents, Arrangers, Managers, Etc. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder and such Persons shall have the benefit of this Article IX. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.09 Resignation of an Agent. The Administrative Agent or Collateral Agent may at any time resign by giving thirty (30) days’ prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed) at all times other than during the existence of an Event of Default pursuant to Section 8.01(a) or 8.01(f), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States (in each case, other than a Disqualified Institution). If no such successor shall have been so appointed by the Required

Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then such Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment and then the retiring Agent, as applicable, may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent, meeting the qualifications set forth above with the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required if an Event of Default under Section 8.01(a) or 8.01(f) has occurred and is continuing; provided that if no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective and (A) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral security held by the Administrative Agent or Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent or Collateral Agent, as applicable, shall continue to hold such Collateral security as bailee, trustee or other applicable capacity until such time as a successor of such Agent is appointed) and (B) all payments, communications and determinations provided to be made by, to or through the Administrative Agent and Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly (and each Lender and the L/C Issuer will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above in this clause. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent , as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary, or as the Required Lenders may reasonably request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the requirements of Section 6.11 are satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and such retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 and Section 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them solely in respect of the Loan Documents or Obligations, as applicable, while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon expiration or termination of the Aggregate Commitments and payment in full of all Obligations (other than (w) outstanding Letters of Credit that have been Cash Collateralized on terms reasonably satisfactory to the L/C Issuer or otherwise satisfied as reasonably agreed by the L/C Issuer, (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01), (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) or (d) below or (v) if and to the extent such property constitutes an Excluded Asset.

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i), Section 7.01(n), Section 7.01(p) and Section 7.01(kk);

(c) to release any Guarantor from its obligations under the Guaranty and the Collateral Documents if (i) in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder, (ii) becomes an Unrestricted Subsidiary or an Excluded Subsidiary as a result of a transaction or designation permitted hereunder or (iii) in the case of Holdings, as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Credit Agreement Refinancing Indebtedness or any Junior Financing;

(d) if any Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer), and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty and provides the Administrative Agent and the Collateral Agent such certifications or documents as either such Agent shall reasonably request, (i) to release such Subsidiary from its obligations under the Guaranty and (ii) to release any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Credit Agreement Refinancing Indebtedness or any Junior Financing; and

(e) that the Administrative Agent and the Collateral Agent are irrevocably authorized to act collectively through the Administrative Agent and, without limiting the delegation of authority to the Administrative Agent set forth herein, the Required Lenders shall direct the Administrative Agent with respect to the exercise of rights and remedies hereunder (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default in each case that could be waived with the consent of the Required Lenders), and such rights and remedies shall not be exercised other than through the Administrative Agent; provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 10.09 or enforcing compliance with the provisions set forth in the first proviso of Section 10.01 or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Loans made by it.

Upon request by the Administrative Agent at any time, the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01 will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any

Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12 Intercreditor Agreement. The Administrative Agent and the Collateral Agent are authorized to enter into any First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement and/or any other intercreditor agreements entered into in connection herewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Permitted Pari Passu Secured Term Refinancing Debt, any Permitted Junior Secured Term Refinancing Debt or any Revolving Credit Refinancing Debt, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any First Lien Intercreditor Agreement (if entered into) and any Junior Lien Intercreditor Agreement (if entered into) and/or any other intercreditor arrangement (if entered into) will be binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable (if or when entered into) (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Permitted Pari Passu Secured Term Refinancing Debt, any Permitted Junior Secured Term Refinancing Debt or any Revolving Credit Refinancing Debt, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 9.13 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Cash Management Obligations or such Obligations arising under Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.14 Withholding Tax. To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of any Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.14, include the L/C Issuer and any Swing Line Lender.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent and the Administrative Agent, with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and the Administrative Agent, and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, modification, supplement, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.01 or Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender) (provided that any Lender, upon the request of the Borrower, may extend the maturity date of any of such Lender’s Commitments without the consent of any other Lender, including the Required Lenders);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08 without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest (provided that any Lender, upon the request of the Borrower, may extend the maturity date of any of such Lender’s Commitments without the consent of any other Lender, including the Required Lenders);

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clauses (i), (ii) and (iii) of the second proviso to this Section 10.01) any fees (including fees set forth in Section 2.05(a)(iv)) or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definitions of the Total Leverage Ratio or the Interest Coverage Ratio or, in each case, in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) with respect to Term Loans, the Required Term Lenders and (ii) with respect to Revolving Credit Loans or Revolving Credit Commitments, the Required Revolving Credit Lenders;

(e) change the duration of interest periods for Eurodollar Rate Loans to a period other than 1, 2, 3 or 6 months without the written consent of each Lender directly and adversely affected thereby;

(f) permit assignment of rights and obligations of the Borrower, without the written consent of each Lender directly and adversely affected thereby;

(g) change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Facility Lenders,” “Required Revolving Credit Lenders” or “Pro Rata Share” without the written consent of each Lender adversely affected thereby;

(h) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions (except as expressly permitted by the Collateral Documents or this Agreement), without the written consent of each Lender; or

(i) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty or all or substantially all of the Guarantors (except as expressly permitted by the Collateral Documents or this Agreement), without the written consent of each Lender;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, adversely affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, adversely affect the rights or duties of the Swing Line Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Any such waiver and any such amendment, modification or supplement in accordance with the terms of this Section 10.01 shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans and Commitments. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing:

(a) [reserved];

(b) no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Term Refinancing Debt, Permitted Junior Secured Term Refinancing Debt or Revolving Credit Refinancing Debt (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such First Lien Intercreditor Agreement or such Junior Lien Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the comparable provisions, if any, of any First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement; provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable; and

(c) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, the Guaranty, the Collateral Documents and related documents executed by Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, errors, omissions, defects or inconsistencies or other errors of a technical nature or (iii) to cause such Guaranty, Collateral Document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subclause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent, the Collateral Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF

THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agents’ transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address. Each of Holdings, the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent have on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(f) Reliance by the Administrative Agent and the Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) each Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Attorney Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and their Affiliates (including all Attorney Costs of Cahill Gordon & Reindel LLP as counsel for the Administrative Agent (and a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed))), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the each Administrative Agent, any Lender or the L/C Issuer (including Attorney Costs of one firm or counsel for the Administrative Agent, any Lender or the L/C Issuer, taken as a whole (and a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed, which may include a single special counsel acting in multiple jurisdictions)) in connection with the enforcement or protection of any rights (A) in connection with this Agreement and the other Loan Documents, including any rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

Section 10.05 Indemnification by the Borrower.

(a) The Borrower shall indemnify each Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer , together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates, and each Agent-Related Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related documented or invoiced out-of-pocket expenses (including the Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and any Agent-Related Persons only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto and without regard to the exclusive or contributory negligence of any Indemnitees (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (x) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (y) material breach of the obligations of such Indemnitee or any of such Indemnitee’s Affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes between or among Indemnitees to the extent such disputes do not arise from any act or omission of Borrower or its Affiliates (other than claims of such Indemnitee acting in its capacity as an Agent or Arranger or similar role hereunder) unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Agent-Related Person of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Agent-Related Person, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Agent-Related Person of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.12(d).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. Nothing in the first sentence of this subsection (c) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Payments. All amounts due under this Section 10.05 shall be payable not later than ten Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05.

(e) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06 Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent, the L/C Issuer or any Lender, or any Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subclause (b) of this Section, (ii) by way of participation in accordance with the provisions of subclause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subclause (f) of this Section, or (iv) to an SPC in accordance with the provisions of subclause (g) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subclause (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time after the Closing Date assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subclause (b)(i)(A) of this Section, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to (x) in the case of an assignment of a Term Loan, the Administrative Agent and (y) in the case of an assignment of a Revolving Credit Loan or Revolving Credit Commitment, the Administrative Agent, or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (in the case of the Revolving Credit Facility), or $1,000,000 (in the case of a Term Loan), unless the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or, solely with respect to the Borrower or any material Guarantor, Section 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subclause (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or, solely with respect to the Borrower or any material Guarantor, Section 8.01(f), has occurred and is continuing at the time of such assignment, (2) in the case of an assignment of a Term Loan, such assignment is to a Term Loan Lender, an Affiliate of a Term Loan Lender or an Approved Fund of a Term Loan Lender, (3) in the case of an assignment of a Revolving Credit Loan or Revolving Credit Commitment, such assignment is to another Revolving Credit Lender or an Affiliate of a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender, or (4) if the Borrower has not responded to a written request for its consent to an assignment within ten Business Days; provided that Loans or Commitments may not be assigned to a Disqualified Institution in reliance on this clause (4);

(B) (1) with respect to assignments of Term Loans, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required and (2) with respect to assignments of Revolving Credit Loans and Revolving Credit Commitments, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required, in each case, if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided, however, that the consent of the Administrative Agent shall not be required for any assignment to an Affiliated Lender or a Person that upon effectiveness of an assignment would be an Affiliated Lender, except for the separate consent rights of the Administrative Agent pursuant to clause (h)(iv) of this Section 10.07;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided, however, that the consent of the L/C Issuer shall not be required for any assignment of a Term Loan or any assignment to an Affiliated Lender or a Person that upon effectiveness of an assignment would be an Affiliated Lender; and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided, however, that the consent of the Swing Line Lender shall not be required for any assignment of a Term Loan or any assignment to an Affiliated Lender or a Person that upon effectiveness of an assignment would be an Affiliated Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (other than in connection with any assignment effected pursuant to any primary syndication of the Facility); provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. All assignments shall be by novation unless otherwise agreed to, or required by, the Administrative Agent.

(v) No Assignments to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Subsidiaries except as permitted under Section 2.05(a)(iv), (B) subject to subclause (h) below, any of the Borrower’s Affiliates, (C) to a natural person or (D) to a Disqualified Institution unless the Borrower has consented to such assignment to such entity, in which case such entity will not be considered a Disqualified Institution for the purpose of such assignment. The list of the Disqualified Institutions shall be posted on a Platform accessible to both Public Lenders and non-Public Lenders, which may be updated from time to time by the Borrower in the same manner to the extent updates are permitted in the definition of “Disqualified Institution”; provided that any such updates will not retroactively designate any entity as a Disqualified Institution to the extent that the updates that designate such entity as a Disqualified Institution occur after the relevant trade date.

This clause (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities or Classes of Loans or Commitments on a non-pro rata basis.

Subject to acceptance and recording thereof by each Administrative Agent pursuant to clause (c) of this Section (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, subject to the requirements of clause (h) of this Section), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to be bound by Section 10.08). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subclause (d) of this Section.

(c) Each Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (collectively, the “Register”). The entries in the Register shall, subject to clause (h) of this Section, be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), Section 871(h)(2) and Section 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, the L/C Issuer or the Swing Line Lender, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or to a Disqualified Institution unless the Borrower has consented to such participation to such entity, in which case such entity will not be considered a Disqualified Institution for the purpose of such participation) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (g) and (h) of the first proviso to Section 10.01 that directly and adversely affects such Participant. Subject to subclause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 (subject to the limitations and requirements of such sections and Section 3.06 and Section 3.07 and it being understood that the documentation required under Section 3.01(d) shall be delivered solely to the participating Lender), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant. If a Lender sells a participation pursuant to Section 10.07(d), that Lender shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Section 163(f), Section 871(h) and Section 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), except to the extent that the SPC’s right to a greater payment results from a Change in Law after the grant to the SPC takes place, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Any Term Lender may, at any time, assign all or a portion of its rights and obligations solely with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender or an Affiliated Debt Fund through (x) Dutch auctions open to all Term Lenders in accordance with procedures of the type described in Section 2.05(a)(iv) or (y) open market purchase on a non-pro rata basis, subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article II;

(ii) in connection with any Dutch auction, (A) each Affiliated Lender that (x) purchases any Term Loans pursuant to this clause (h) shall represent and warrant to the seller and (y) sells any Term Loan hereunder shall represent and warrant to the buyer, in each case, that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) or (B) each Affiliated Lender that makes any purchase described in clause (x) above or any sale described in clause (y) above shall disclose to the seller or buyer, as applicable, that it cannot make the foregoing representation and warranty;

(iii) (A) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the original principal amount of all Term Loans at such time outstanding , in each case, after giving effect to any substantially simultaneous cancellation thereof (such percentage, the “Affiliated Lender Cap”), (B) unless otherwise agreed to in writing by the Required Lenders, no assignment which would result in Affiliated Lenders holding Term Loans with an aggregate principal amount in excess of the Affiliated Lender Cap, shall be effective with respect to such excess amount of the Term Loans (and such excess assignment shall be and be deemed null and void); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (h)(iii) or any purported assignment exceeding the Affiliated Lender Cap limitation, as the case may be, or for any assignment being deemed null and void hereunder and (C) in the event of an acquisition pursuant to the last sentence of this clause (h) which would result in the Affiliated Lender Cap being exceeded, the most recent assignment to an Affiliated Lender involved in such acquisition shall be unwound and deemed null and void to the extent that the Affiliated Lender Cap would otherwise be exceeded; and

(iv) as a condition to each assignment pursuant to this clause (h), the Administrative Agent shall have been provided an assignment and assumption in the form of Exhibit E-2 in connection with each assignment to an Affiliated Lender or an Affiliated Debt Fund or a Person, including notice that, upon effectiveness of such assignment, such Person would constitute an Affiliated Lender or an Affiliated Debt Fund and (without limitation of the provisions of clause (ii) above) shall be under no obligation to record such assignment in the Register until three (3) Business Days after receipt of such notice.

Each Affiliated Lender and each Affiliated Debt Fund agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender or an Affiliated Debt Fund. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit E-2.

(i) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary:

(i) for purposes of determining whether the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, (1) no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and (2) all Term Loans held by such Affiliated Lenders shall be deemed to have been voted in the same proportion as the allocation of voting by Term Lenders that are not Affiliated Lenders for all purposes of calculating whether the Required Lenders have taken any actions;

(ii) Affiliated Debt Funds may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amount in excess of 49.9% will be subject to the limitations set forth in clause (i)(i) above;

(iii) Affiliated Lenders shall have the right to vote on any amendment, modification, waiver, consent or other action described in the first proviso to Section 10.01 or otherwise requiring the written consent of each Lender or of each Lender directly and adversely affected thereby; and

(iv) no amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom may affect any Affiliated Lender in a manner that is disproportionate to the effect on any Lender of the same Class of that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled.

(j) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders. The Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this Section 10.07(j) and the related provisions set forth in each Assignment and Assumption entered into by an Affiliated Lender constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where Holdings, the Borrower or any Restricted Subsidiary has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to Holdings, the Borrower or such Restricted Subsidiary, as applicable. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Term Loans and participations therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 10.07(j).

(k) Notwithstanding anything to the contrary contained herein, the L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as the L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the L/C Issuer or the Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of the L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If the L/C Issuer resigns as the L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Except as provided in the last two (2) sentences of this clause (k), a discharge of duties and obligations of the L/C Issuer or the Swing Line Lender shall not be contingent on the appointment of a successor.

(l) With respect to any assignment or participation by a Lender without the Borrower’s consent to a Disqualified Institution (or any Affiliate thereof) or, to the extent the Borrower’s consent is required under this Section 10.07, to any other Person, such assignment or participation will not be rendered void as a result but the Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity, but excluding specific performance to unwind such assignment or participation) against the Lender and such Disqualified Institution, but in no case shall the Borrower be entitled to pursue any remedy against the Administrative Agent (except in its capacity as a Lender or as a result of its gross negligence, willful misconduct, bad faith or material breach in review and recordation of any Assignment and Assumption); provided that with respect to any assignment or participation to a Disqualified Institution without the Borrower’s consent (A) the Borrower may, at the Borrower’s sole expense and effort, upon notice to such Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.07), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that the relevant assignment shall otherwise comply with this Section 10.07 (except that no registration and processing fee required under this Section 10.07 shall be required with respect to any assignment pursuant to this paragraph); and (B) the Loans and Commitments held by such Disqualified Institution shall be deemed not to be outstanding for purposes of any amendment, waiver or consent hereunder, and such Disqualified Institution shall not be permitted to attend meetings of the Lenders or receive information prepared by the Administrative Agent or any Lender in connection with this Agreement; provided, further, that any updates or supplements to the list of Disqualified Institutions maintained by the Borrower will not retroactively designate any entity as a Disqualified Institution to the extent that the updates that designate such entity as a Disqualified Institution occur after the relevant trade date. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation, or disclosure of confidential information, to any Disqualified Institution.

Section 10.08 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the relevant Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as reasonably practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.09 Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates and the L/C Issuer and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate or the L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.03 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swing Line Lenders, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations then due and owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application made by such Lender or the L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.12 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic

Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15 GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a) THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(b) THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING

OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and the L/C Issuer that each such Lender, Swing Line Lender and the L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

Section 10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.19 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents, the Secured Hedge Agreements or the Secured Cash Management Agreements (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 9.04). The provision of this Section 10.19 is for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.20 Use of Name, Logo, Etc. Each Loan Party consents to the publication in the ordinary course by the Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.

Section 10.21 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and each Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 10.22 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Joint Bookrunners are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Joint Bookrunners, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and the Joint Bookrunners are and have been, and each Lender is and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have or has not been, are or is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers, the Joint Bookrunners nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Joint Bookrunners, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings their respective Affiliates, and none of the Agents, the Arrangers, the Joint Bookrunners nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers, the Joint Bookrunners or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SOULCYCLE HOLDINGS, LLC, as Borrower

By:	/s/ Larry M. Segall
Name:	Larry M. Segall
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to SoulCycle Credit Agreement]

SOULCYCLE INTERMEDIATE HOLDINGS LLC, as Holdings

By:	/s/ Larry M. Segall
Name:	Larry M. Segall
Title:	Manager

[Signature Page to SoulCycle Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Tiffany Shin
Name:	Tiffany Shin
Title:	Assistant Vice President

[Signature Page to SoulCycle Credit Agreement]

BANK OF AMERICA, N.A., as Lender, L/C Issuer and Swing Line Lender

By:	/s/ Frank Byrne
Name:	Frank Byrne
Title:	Senior Vice President

[Signature Page to SoulCycle Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

[Signature Page to SoulCycle Credit Agreement]

CITIBANK N.A., as a Lender

By:	/s/ Alvaro De Velasco
Name:	Alvaro De Velasco
Title:	Vice President (212) 816-4312

[Signature Page to SoulCycle Credit Agreement]

CITY NATIONAL BANK, as a Lender

By:	/s/ Charles Hill
Name:	Charles Hill
Title:	Senior Vice President

[Signature Page to SoulCycle Credit Agreement]

SOULCYCLE HOLDINGS, LLC, as Borrower

By:	/s/ Larry M. Segall
Name:	Larry M. Segall
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to SoulCycle Credit Agreement]

SOULCYCLE INTERMEDIATE HOLDINGS LLC, as Holdings

By:	/s/ Larry M. Segall
Name:	Larry M. Segall
Title:	Manager

[Signature Page to SoulCycle Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Tiffany Shin
Name:	Tiffany Shin
Title:	Assistant Vice President

[Signature Page to SoulCycle Credit Agreement]

BANK OF AMERICA, N.A., as Lender, L/C Issuer and Swing Line Lender

By:	/s/ Frank Byrne
Name:	Frank Byrne
Title:	Senior Vice President

[Signature Page to SoulCycle Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

[Signature Page to SoulCycle Credit Agreement]

CITIBANK N.A., as a Lender

By:	/s/ Alvaro De Velasco
Name:	Alvaro De Velasco
Title:	Vice President (212) 816-4312

[Signature Page to SoulCycle Credit Agreement]

CITY NATIONAL BANK, as a Lender

By:	/s/ Charles Hill
Name:	Charles Hill
Title:	Senior Vice President

[Signature Page to SoulCycle Credit Agreement]

Schedule 1.01A

Certain Security Interests and Guarantees; Collateral Documents

Guaranty.

Security Agreement.

Copyright Security Agreement, dated as of May 15, 2015, by SoulCycle, LLC, as a pledgor, in favor of Bank of America, N.A., in its capacity as collateral agent pursuant to the Credit Agreement.

Trademark Security Agreement, dated as of May 15, 2015, by SoulCycle, LLC, as a pledgor, in favor of Bank of America, N.A., in its capacity as collateral agent pursuant to the Credit Agreement.

Schedule 1.01B

Mandatory Cost

None.

Schedule 2.01

Lenders and Commitments

Lender	Initial Term Commitment
Bank of America, N.A.	$55,000,000
Goldman Sachs Bank USA	$55,000,000
Citibank, N.A.	$35,000,000
City National Bank	$20,000,000

TOTAL	$165,000,000

Lender	Revolving Credit Commitment
Bank of America, N.A.	$8,333,333.34
Goldman Sachs Bank USA	$8,333,333.33
Citibank, N.A.	$5,303,030.30
City National Bank	$3,030,303.03

TOTAL	$25,000,000

Schedule 5.12

Subsidiaries and Other Equity Investments1

Issuer	Holder	Jurisdiction of Issuer	Type of Stock/Interest Authorized	Stock/ Interests Outstanding	Certificate No.	% of Interest Pledged
SoulCycle Holdings, LLC	SoulCycle Intermediate Holdings LLC[2]	DE	Class B Units	100	10	100%
SoulCycle, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Tribeca, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Bridgehampton, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
Soul Cycle East 83rd Street, LLC	SoulCycle Holdings, LLC	NY	Unit	1	2	100%
SoulCycle Scarsdale LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle 350 Amsterdam, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle East 18th Street, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Pop Up, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Roslyn, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle East Hampton, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%

[1]	Unless otherwise indicated, each Holder holds 100% of the outstanding stock/interests of each Issuer.
[2]

On the Closing Date, immediately following the Redemption, Holdings’ interest will represent 97% ownership of the Borrower. Promptly following the Closing Date, the Borrower will be converted from a Delaware limited liability company to a Delaware corporation, SoulCycle Inc., and Holdings will pledge 970,000 Class B common shares of the Borrower.

Issuer	Holder	Jurisdiction of Issuer	Type of Stock/Interest Authorized	Stock/ Interests Outstanding	Certificate No.	% of Interest Pledged
SoulCycle East 63rd Street, LLC	SoulCycle Holdings, LLC	NY	Unit	1	2	100%
SoulCycle West Hollywood, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle Brentwood, LLC	SoulCycle Holdings, LLC	CA	Unit	1	2	100%
SoulCycle Greenwich, LLC	SoulCycle Holdings, LLC	CT	Unit	1	1	100%
SoulCycle Santa Monica, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle 384 Lafayette Street, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle 609 Greenwich Street, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Equipment, LLC	SoulCycle Holdings, LLC	DE	Unit	1	1	100%
SoulCycle 45 Crosby Street, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle West 19th Street, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Rye Brook, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Kent Avenue, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle 2095 Union Street, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle Larkspur, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%

Issuer	Holder	Jurisdiction of Issuer	Type of Stock/Interest Authorized	Stock/ Interests Outstanding	Certificate No.	% of Interest Pledged
SoulCycle Beverly Hills, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle Palo Alto, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle Short Hills, LLC	SoulCycle Holdings, LLC	NJ	Unit	1	1	100%
SoulCycle Woodbury, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Chestnut Hill, LLC	SoulCycle Holdings, LLC	MA	Unit	1	1	100%
SoulCycle Water Mill, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Malibu, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle M Street, LLC	SoulCycle Holdings, LLC	DC	Unit	1	1	100%
SoulCycle Bronxville, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Westport, LLC	SoulCycle Holdings, LLC	CT	Unit	1	1	100%
SoulCycle Pasadena, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle 6200 Hollywood, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle Maiden Lane, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Newport Beach, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%

Issuer	Holder	Jurisdiction of Issuer	Type of Stock/Interest Authorized	Stock/ Interests Outstanding	Certificate No.	% of Interest Pledged
SoulCycle 27th Street, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Bethesda, LLC	SoulCycle Holdings, LLC	MD	Unit	1	1	100%
SoulCycle 2465 Broadway, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Merrick Park, LLC	SoulCycle Holdings, LLC	FL	Unit	1	1	100%
SoulCycle 75 First Street, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle N. Wells Street, LLC	SoulCycle Holdings, LLC	IL	Unit	1	1	100%
SoulCycle El Segundo, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle W. Wacker LLC	SoulCycle Holdings, LLC	IL	Unit	1	1	100%
SoulCycle Castro Street, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle Bryant Park, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle 601 Mass Av DC, LLC	SoulCycle Holdings, LLC	DC	Unit	1	1	100%
SoulCycle East 54th Street, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
Soulcycle West Coast Office, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle 210 Joralemon Street, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%

Issuer	Holder	Jurisdiction of Issuer	Type of Stock/Interest Authorized	Stock/ Interests Outstanding	Certificate No.	% of Interest Pledged
SoulCycle Montauk, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle Flatbush BK, LLC	SoulCycle Holdings, LLC	NY	Unit	1	1	100%
SoulCycle 1042 Wisconsin, LLC	SoulCycle Holdings, LLC	DC	Unit	1	1	100%
SoulCycle 1935 14th DC, LLC	SoulCycle Holdings, LLC	DC	Unit	1	1	100%
SoulCycle Culver City, LLC	SoulCycle Holdings, LLC	CA	Unit	1	1	100%
SoulCycle 2377 Collins, LLC	SoulCycle Holdings, LLC	FL	Unit	1	1	100%
SoulCycle Southport, LLC	SoulCycle Holdings, LLC	IL	Unit	1	1	100%
SoulCycle 500 Boylston Back Bay, LLC	SoulCycle Holdings, LLC	MA	Unit	1	1	100%

Schedule 5.20

Insurance

Insured: SoulCycle Holdings, LLC3

Type of Insurance	Policy Number / Coverage	Policy EFF	Policy Expiration	Limits
General Liability		06/01/2014	06/01/2015	Each Occurrence		$1,000,000
				Damage to Rented Premises		$100,000
				Med Exp		$5,000
				Personal & Adv Injury		$1,000,000
				General Aggregate		$3,000,000
				Products – Comp/Op AGG		$3,000,000
Products Liability		06/01/2014	06/01/2015	Limit		$1,000,000
				Aggregate		$2,000,000
Automobile Liability		06/01/2014	06/01/2015	Combined Single Limit		$1,000,000
Umbrella Liability		06/01/2014	06/01/2015	Each Occurrence		$10,000,000
				Aggregate		$10,000,000
Workers Compensation and Employers’ Liability		09/01/2014	09/01/2015	Each Accident		$1,000,000
				Disease – EA Employee		$1,000,000
				Disease – Policy Limit		$1,000,000
EPLI		06/01/2014	06/01/2015	Empl. Pract Fid. Liability Aggregate	$ $ $	1,000,000 1,000,000 2,000,000
Cyber		06/01/2014	06/01/2015	Aggregate		$3,000,000
Property		06/01/2014	06/20/2015	Blanket w/Business Interruption		$25,000,000

[3]	SoulCycle Holdings, LLC will be converted from a Delaware limited liability company to a Delaware corporation, SoulCycle Inc., shortly after closing.

			E.Q. Aggregate	$10,000,000

			CA,HI, AK, PR	$5,000,000
			Flood Aggregate	$10,000,000

			Zones (A & V)	$2,000,000
Flood	07/09/2014	07/09/2015	Building	$500,000
			Contents	$500,000
	07/11/2012	07/11/2015	Contents	$500,000
	01/30/2015	01/30/2016	Contents	$500,000

Schedule 6.11

Guarantors

SoulCycle Intermediate Holdings LLC
SoulCycle, LLC [originally Elizabeth Plamondon Cutler, LLC]
SoulCycle Tribeca, LLC
SoulCycle Bridgehampton, LLC
Soul Cycle East 83rd Street, LLC
SoulCycle Scarsdale LLC
SoulCycle 350 Amsterdam, LLC [originally SoulCycle West 72nd Street, LLC]
SoulCycle East 18th Street, LLC
SoulCycle Pop Up, LLC
SoulCycle Roslyn, LLC
SoulCycle East Hampton, LLC
SoulCycle East 63rd Street, LLC [originally SoulCycle East 67th Street, LLC]
SoulCycle West Hollywood, LLC [originally SoulCycle Malibu, LLC]
SoulCycle Brentwood, LLC
SoulCycle Greenwich, LLC
SoulCycle Santa Monica, LLC
SoulCycle 384 Lafayette Street, LLC
SoulCycle 609 Greenwich Street, LLC
SoulCycle Equipment, LLC
SoulCycle 45 Crosby Street, LLC
SoulCycle West 19th Street, LLC
SoulCycle Rye Brook, LLC
SoulCycle Kent Avenue, LLC
SoulCycle 2095 Union Street, LLC
SoulCycle Larkspur, LLC
SoulCycle Beverly Hills, LLC
SoulCycle Palo Alto, LLC
SoulCycle Short Hills, LLC
SoulCycle Woodbury, LLC
SoulCycle Chestnut Hill, LLC
SoulCycle Water Mill, LLC
SoulCycle Malibu, LLC
SoulCycle M Street, LLC
SoulCycle Bronxville, LLC
SoulCycle Westport, LLC
SoulCycle Pasadena, LLC
SoulCycle 6200 Hollywood, LLC
SoulCycle Maiden Lane, LLC
SoulCycle Newport Beach, LLC
SoulCycle 27th Street, LLC
SoulCycle Bethesda, LLC
SoulCycle 2465 Broadway, LLC
SoulCycle Merrick Park, LLC
SoulCycle 75 First Street, LLC
SoulCycle N. Wells Street, LLC

SoulCycle El Segundo, LLC
SoulCycle W. Wacker LLC
SoulCycle Castro Street, LLC
SoulCycle Bryant Park, LLC
SoulCycle 601 Mass Av DC, LLC f/k/a SoulCycle 33rd Street, NW, LLC
SoulCycle East 54th Street, LLC
SoulCycle West Coast Office, LLC (f/k/a SoulCycle Calabasas, LLC)
SoulCycle 210 Joralemon Street, LLC
SoulCycle Montauk, LLC
SoulCycle Flatbush BK, LLC (f/k/a SoulCycle BK Warehouse, LLC prior to 03/04/2015)
SoulCycle 1042 Wisconsin, LLC
SoulCycle 1935 14th DC, LLC
SoulCycle Culver City, LLC
SoulCycle 2377 Collins, LLC
SoulCycle Southport, LLC
SoulCycle 500 Boylston Back Bay, LLC

Schedule 6.16

Post-Closing Actions

None.

Schedule 7.01(b)

Liens

Debtor	Jurisdiction	Secured Party	Collateral	File #

SoulCycle Holdings, LLC[4]	Delaware Secretary of State	VAR RESOURCES, INC.	Blanket Lien/ Equipment	#2013 4141520

SoulCycle Holdings, LLC	Delaware Secretary of State	VAR RESOURCES, INC.	Blanket Lien/ Equipment	#2013 4698883

SoulCycle Holdings, LLC	New York County	VAR RESOURCES, INC.	Blanket Lien/ Equipment	#2014 0082644

SoulCycle Holdings, LLC	New York County	VORNADO 692 BROADWAY, LLC	Cash Collateralized Letter of Credit	N/A

SoulCycle Holdings, LLC	New York County	270 GREENWICH STREET ASSOCIATES LLC	Cash Collateralized Letter of Credit	N/A

SoulCycle Holdings, LLC	New York County	WEST GRAMERCY ASSOCIATES, LLC	Cash Collateralized Letter of Credit	N/A

SoulCycle Holdings, LLC	New York County	VORNADO 692 BROADWAY, LLC	Cash Collateralized Letter of Credit	N/A

[4]	SoulCycle Holdings, LLC will be converted from a Delaware limited liability company to a Delaware corporation, SoulCycle Inc., shortly after closing.

Schedule 7.02(f)

Investments

None.

Schedule 7.03(b)

Indebtedness

Bonds

Vehicle	Beneficiary	Financial Institution	Amount	Purpose	Club/Location
Bond	New York County Clerk	RLI (Credit Management)	$143,801.79	Mechanics Lien	Soul Cycle Union Square
Bond	New York County Clerk	RLI (Credit Management)	$72,875.00	Mechanics Lien	Soul Cycle Tribeca
Bond	New York County Clerk	Atlantic Specialty Insurance Company (One Beacon)	$173,500.00	Mechanics Lien	Soul Cycle Tribeca
Bond	Westchester County Clerk	Atlantic Specialty Insurance Company (One Beacon)	$1,331.64	Mechanics Lien	Soul Cycle Rye Ridge
Bond	Westchester County Clerk	Atlantic Specialty Insurance Company (One Beacon)	$29,999.00	Mechanics Lien	Soul Cycle Rye Ridge
Bond	Montgomery County Clerk	Atlantic Specialty Insurance Company (One Beacon)	$24,200.00	Performance & Payment Bond	Soul Cycle Bethesda
Bond	Montgomery County Clerk	Atlantic Specialty Insurance Company (One Beacon)	$3,100.00	Performance Bond	Soul Cycle Bethesda

Letters of Credit

Outstanding Amount	L/C Available Amount	Release Date	Maturity Date	Beneficiary Name	Final Expiration Date
$22,779.52	$22,779.52	JUN 28, 2012	JUL 12, 2015	VORNADO 692 BROADWAY, LLC	JUL 01, 2023
$51,250.00	$51,250.00	JUL 26, 2012	JUL 10, 2015	270 GREENWICH STREET ASSOCIATES LLC	JAN 31, 2020
$51,500.01	$51,500.01	JAN 24, 2013	JAN 22, 2016	WEST GRAMERCY ASSOCIATES, LLC	APR 01, 2021
$14,608.33	$14,608.33	JAN 02, 2014	DEC 13, 2015	VORNADO 692 BROADWAY, LLC	JUL 01, 2023

Schedule 7.08

Transactions with Affiliates

None.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices:

1.	Address for Holdings, the Borrower, and the other Loan Parties

SoulCycle Holdings, LLC5

609 Greenwich Street

New York, NY 10014

Attn: Larry Segall, Executive Vice President & CFO

Telephone: 646-573-4660

E-mail: larry.segall@equinox.com

2.	Address for Administrative Agent, L/C Issuer and Swing Line Lender

Administrative Agent

Administrative Agent’s Office (for payments and Requests for Credit Extensions):

Bank of America, N.A., as Administrative Agent

Credit Services

Mail Code: NC1-001-05-46

101 North Tryon Street, Floor 5

Charlotte, NC 28255

Attention: Jennifer Thayer

Telephone: 980-388-3254

Telecopier: 704-409-0486

Electronic Mail: Jennifer.thayer@baml.com

Wire Instruction:

ABA #

Account Name:

Account No.:

Attention:

Ref.:

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

Mail Code: WA3-132-01-01

10623 NE 68th Street

Kirkland, WA 98033

Attention: Tiffany Shin

[5]	SoulCycle Holdings, LLC will be converted from a Delaware limited liability company to a Delaware corporation, SoulCycle Inc., shortly after closing.

Telephone: 206-358-0078

Telecopier: 415-343-0561

Electronic Mail: tiffany.shin@baml.com

L/C Issuer

Standby Letters of Credit

Bank of America, N.A.

Trade Operations-Standby

PA6-580-02-30

1 Fleet Way

Scranton, PA 18507

Attention: Charles P. Herron

Telephone: 570-496-9564

Telecopier: 800-755-8743

Electronic Mail: Charles.p.herron@baml.com

Commercial Letters of Credit

Bank of America, N.A.

Trade Operations-Import

PA6-580-02-30

1 Fleet Way

Scranton, PA 18507

Attention: Lily Guan

Telephone: 570-496-9611

Telecopier: 800-755-8740

Electronic Mail: lily.guan@baml.com

Swing Line Lender

Bank of America, N.A.

Credit Services

Mail Code: NC1-001-05-46

101 North Tryon Street, Floor 5

Charlotte, NC 28255

Attention: Jennifer Thayer

Telephone: 980-388-3254

Telecopier: 704-409-0486

Electronic Mail: Jennifer.thayer@baml.com

Wire Instruction:

ABA #

Account Name:

Account No.:

Attention:

Ref.:

EXHIBIT A

to the Credit Agreement

FORM OF LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as

Administrative Agent

Mail Code: NC1-001-05-46

101 N Tryon Street

Charlotte, NC 28255-0001

Attention: Jennifer Thayer

Telephone: 980-388-3254

Facsimile: 704- 409-0486

Electronic Mail: jennifer.thayer@baml.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned hereby gives notice pursuant to Section 2.02(a) of the Credit Agreement that it hereby requests (select one):

☐	A Borrowing of Loans

☐	A conversion of Loans made on .

☐	A continuation of Eurodollar Rate Loans made on .

To be made on the terms set forth below:

1.	Class of Borrowing: .[1]

[1]	E.g., Initial Term Loans, Revolving Credit Loans, Incremental Term Loans, Refinancing Term Loans, Refinancing Revolving Credit Loans, Extended Term Loans or Extended Revolving Credit Loans.

2.	On (which shall be a Business Day).

3.	In the principal amount of .

4.	Comprised of [Type of Loans requested].[2]

5.	For Eurodollar Rate Loans: with an Interest Period of months.

[The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 4.02(a) and (b) of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.]3

[The undersigned hereby certifies that immediately after giving effect to the Revolving Credit Borrowing, the aggregate Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitments.]4

[The remainder of this page is intentionally left blank]

[2]	Specify whether Eurodollar Rate Loan or Base Rate Loan.
[3]	Applies only to Borrowings made after the Closing Date and not pursuant to any Incremental Amendment.
[4]	Include if the Borrowing relates to a Revolving Credit Loan.

SOULCYCLE HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT B

to the Credit Agreement

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as

Administrative Agent

Mail Code: NC1-001-05-46

101 N Tryon Street

Charlotte, NC 28255-0001

Attention: Jennifer Thayer

Telephone: 980-388-3254

Facsimile: 704- 409-0486

Electronic Mail: jennifer.thayer@baml.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and each lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it hereby requests a Swing Line Loan to be made on the terms set forth below:

1.	On (which shall be a Business Day).

2.	In the principal amount of $ .

The undersigned hereby represents and warrants to the Administrative Agent and the Swing Line Lender that the conditions to lending specified in Section 4.02(a) and (b) of the Credit Agreement will be satisfied as of the date of the Swing Line Borrowing set forth above.

The undersigned hereby certifies that immediately after giving effect to the Swing Line Borrowing, the aggregate Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitments.

[The remainder of this page is intentionally left blank.]

B-1

SOULCYCLE HOLDINGS, LLC

By:
Name:
Title:

B-2

EXHIBIT C

to the Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

[            ], 20[    ]

Reference is made to the Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto (capitalized terms used herein shall have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as the chief financial officer of the Borrower, certifies as follows:

1.	[Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended [ ], 20[ ], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and including a customary “management’s discussion and analysis” section, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to an upcoming Maturity Date hereunder that is scheduled to occur within one year from the date such report is delivered), and a summary of pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.][1] [Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal quarter ended [ ], and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and including a customary “management’s discussion and analysis” section, all in reasonable detail and each of which fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes (collectively, the “Financial Statements”), and a summary of pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.][2]

[1]	To be included if accompanying annual financial statements only.
[2]	To be included if accompanying quarterly financial statements only.

2. [To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, during such fiscal period, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

3. [Attached hereto as Schedule 1 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year, which calculations are true and accurate on and as of the date of this Certificate.]3

4. [Attached hereto as Schedule 2 are reasonably detailed calculations setting forth the Total Net Leverage Ratio for the most recent Test Period, which calculations are true and accurate on and as of the date of this Certificate, to be used to determine compliance with the covenant set forth in Section 7.10(a) of the Credit Agreement.]4

5. [Attached hereto as Schedule 3 are reasonably detailed calculations setting forth the Interest Coverage Ratio for the most recent Test Period, which calculations are true and accurate on and as of the date of this Certificate, to be used to determine compliance with the covenant set forth in Section 7.10(b) of the Credit Agreement.]5

6. [Attached hereto as Annex B [is/are] the duly executed cop[y/ies] of the [Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement] on behalf of [Pledgor[s]] required to be delivered pursuant to Section 6.3 of the Security Agreement.]

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[3]	To be included only in annual compliance certificate.
[4]	To be included in each compliance certificate.
[5]	To be included in each compliance certificate.

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a [                    ] of the Borrower, and not in his or her personal or individual capacity and without personal liability, has executed this certificate for and on behalf of the Borrower, and has caused this certificate to be delivered as of the date first set forth above.

SOULCYCLE HOLDINGS, LLC

By:
Name:
Title:

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

Excess Cash Flow Calculation

(a)	the sum, without duplication, of:

	(i)	Consolidated Net Income of the Borrower for such period	$

	(ii)	an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period	$

	(iii)	decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions outside the ordinary course of business by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting)	$

	(iv)	an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income	$

	(v)	the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in respect of such period	$

	(vi)	cash receipts in respect of Swap Contracts during such period to the extent not otherwise included in such Consolidated Net Income	$

(b)	over, the sum, without duplication, of:

	(i)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (a) through (l) of the definition of “Consolidated Net Income”	$

	(ii)	without duplication of amounts deducted pursuant to clause (x) below in prior periods, the amount of Capital Expenditures accrued or made in cash during such period by the Borrower or the Restricted Subsidiaries, in each case except to the extent financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness)	$

(iii)	the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07(a) of the Credit Agreement and (C) the amount of any mandatory prepayment of Loans pursuant to Section 2.05(b)(ii) of the Credit Agreement to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, but excluding (W) all other prepayments of Term Loans (other than those specified in the preceding clauses (B) and (C)), (X) all prepayments of Revolving Credit Loans and Swing Line Loans, (Y) all prepayments in respect of any other revolving credit facility, except, in the case of clauses (X) and (Y), to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments of Indebtedness constituting subordinated Indebtedness, except in each case to the extent permitted to be paid pursuant to Section 7.12(a) of the Credit Agreement) made during such period, in each case above except to the extent financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness)	$

(iv)	an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income	$

(v)	increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting)	$

(vi)	cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, in each case except to the extent financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (other than revolving Indebtedness)	$

(vii)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the amount of Investments made in each case during such period (other than Investments made in Holdings, the Borrower or any of its Restricted Subsidiaries) pursuant to clauses (b), (c)(iv), (f), (i), (l), (m), (n), (t), (u) and (cc) of Section 7.02 of the Credit Agreement, and, at the option of the Borrower, any payments (including earn-outs) required to be made pursuant to binding commitments in respect of any such Investment made or contractually committed to be made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, in each case except to the extent financed with the proceeds of long-term Indebtedness of the Borrower and the Restricted Subsidiaries

	(other than revolving Indebtedness) and in each case not made in reliance on any basket calculated by reference to the Available Amount provided that to the extent the aggregate amount actually utilized to finance such Investments during such subsequent period of four consecutive fiscal quarters is less than the Scheduled Investment Consideration, the amount of the resulting shortfall shall be added to this calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters	$

(viii)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the amount of Restricted Payments paid in cash during such period pursuant to clauses (f), (g)(i), (g)(iii), (g)(iv), (g)(v) and (k) of Section 7.06 of the Credit Agreement, and, at the option of the Borrower, any payments required to be made pursuant to binding commitments in respect of any such Restricted Payment made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, in each case except to the extent financed with the proceeds of long-term Indebtedness of the Borrower and the Restricted Subsidiaries (other than revolving Indebtedness) and in each case not made in reliance on any basket calculated by reference to the Available Amount provided that to the extent the aggregate amount actually utilized to finance such Restricted Payments during such subsequent period of four consecutive fiscal quarters is less than the Scheduled Payment Consideration, the amount of the resulting shortfall shall be added to this calculation of Excess Cash Flow at the end of such subsequent period of four consecutive fiscal quarters	$

(ix)	the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries other than with proceeds of long-term Indebtedness of the Borrower and the Restricted Subsidiaries (other than revolving Indebtedness) during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed (or exceed the amount that is expensed) during such period or are not deducted in calculating Consolidated Net Income	$

(x)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration with respect to any Capital Expenditures (including for purposes of this clause (x), the development, construction and opening of a facility) required pursuant to a binding contract or expected in connection with a lease or letter of intent, in each case to be paid in cash during such period by the Borrower or any of the Restricted Subsidiaries, the consummation of which is delayed beyond the end of such period; provided that, to the extent the aggregate amount of cash (other than with the proceeds of long-term Indebtedness of the Borrower and the Restricted Subsidiaries (other than revolving Indebtedness)) actually utilized to finance any such Capital Expenditure during such period is less than the amount required or expected to be paid in connection with such Capital Expenditure during such period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow on (A) the date such Capital Expenditure is consummated or made or (B) the date the binding contract, lease or letter of intent with respect to such Capital Expenditure is terminated	$

(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration with respect to any Permitted Acquisition required to be paid in cash by the Borrower or any of the Restricted Subsidiaries during such period, pursuant to a binding contract, the consummation of which is delayed beyond the end of such period; provided that, to the extent the aggregate amount of cash (other than with the proceeds of long-term Indebtedness of the Borrower and the Restricted Subsidiaries (other than revolving Indebtedness)) actually utilized to finance any such Permitted Acquisition during such period is less than the amount required to be paid in connection with such Permitted Acquisition during such period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow on (A) the date such Permitted Acquisition is consummated or made, (B) the date the binding contract with respect to such Permitted Acquisition is terminated or (C) the date that is 180 days after the date the Borrower or such Restricted Subsidiary entered into the binding contract with respect thereto	$

(xii)	the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period, to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period	$

(xiii)	cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income.	$

Excess Cash Flow (the sum of clauses (a)(i) through (a)(vi) minus the sum of clauses (b)(i) through (b)(xiii))		$

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

Total Net Leverage Ratio:

(i)	Consolidated Net Debt

	(a)	Consolidated Total Debt as of [ , 20 ].

	At any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization accounting or purchase accounting in connection with the Transaction, any Permitted Acquisition or any other Investment permitted under the Credit Agreement), consisting of (i) Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any Letter of Credit or any other letter of credit, except to the extent of unreimbursed L/C Obligations (provided that any unreimbursed L/C Obligations or unreimbursed obligations in respect of any such drawn other letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (ii) obligations under Swap Contracts			$

(b) Less the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted				$

	Consolidated Net Debt			$

(ii)	Consolidated EBITDA of the Borrower:

	(a)	Consolidated Net Income for the most recent Test Period:

		the aggregate of the Net Income of the Borrower and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, excluding, without duplication:		$

		(A)	any net after-tax extraordinary, non-recurring or unusual gains or losses or expenses, and Transaction Expenses, severance costs and expenses and one-time compensation charges	$

		(B)	the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP	$

(C)	effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP (including in the property and equipment, software, goodwill, intangible assets, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes	$

(D)	any net after-tax income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations	$

(E)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower	$

(F)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary; provided that the Borrower’s or any Restricted Subsidiary’s equity in the Net Income of such Person or Unrestricted Subsidiary shall be included in the Consolidated Net Income of the Borrower up to the aggregate amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) by such Person or Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (G) below)	$

(G)	solely for the purpose of determining the Available Amount for application pursuant to Section 7.06(k)(ii) of the Credit Agreement, the Net Income for such period of any Restricted Subsidiary (other than the Borrower or any Subsidiary Guarantor), to the extent the declaration or payment of dividends or similar distributions by the Borrower or that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained)

	or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein	$

(H)	(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments	$

(I)	any impairment charge or asset write-off or write-down, including amortization made in such period of deferred financing costs and premiums paid, impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP	$

(J)	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)	$

	(K)	to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption	$

	(L)	any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management or other holders of Equity Interests of the Borrower or any of its Restricted Subsidiaries in connection with the Transaction	$

(b)	plus (without duplication, and as determined in accordance with GAAP to the extent applicable):

	(i)	(A) provision for taxes based on income or profits or capital, plus state, franchise, property or similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes, of the Borrower for such period (including, in each case, penalties and interest related to such taxes or arising from tax examinations) deducted in computing Consolidated Net Income and (B) amounts paid to Holdings or any direct or indirect parent of Holdings in respect of taxes in accordance with Section 7.06(g)(viii) of the Credit Agreement, solely to the extent such amounts were deducted in computing Consolidated Net Income	$

	(ii)	(A) total interest expense of the Borrower and (B) bank fees and costs owed with respect to letters of credit, bankers acceptances and surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same were deducted in computing Consolidated Net Income	$

	(iii)	Consolidated Depreciation and Amortization Expense of the Borrower for such period to the extent such depreciation and amortization expenses were deducted in computing Consolidated Net Income	$

	(iv)	any expenses or charges related to any issuance or offering of Equity Interests, Investment, acquisition, Disposition, recapitalization or the incurrence or repayment of Indebtedness

	(including, with respect to Indebtedness, a refinancing thereof) in each case whether or not successful and permitted to be incurred or made hereunder and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transaction, in each case, deducted in computing Consolidated Net Income	$

(v)	the amount of (x) any cash restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions after the Closing Date or (B) the consolidation or closure of any office or facility and (y) cash expenses or charges relating to curtailments or modifications to pension and post retirement employee benefit plans, in each case, after the Closing Date in an aggregate amount for all cash items added pursuant to this clause (v), (i) when aggregated with the aggregate amount for all cash items added pursuant to clause (vi) below, not to exceed 15% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (v) or clause (vi)) and (ii) when aggregated with the aggregate amount for all cash items added pursuant to clauses (vi) and (ix) below, not to exceed 20% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (v) or clauses (vi) and (ix) below)	$

(vi)	the amount of costs relating to signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs and costs incurred in connection with non-recurring product and intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs in an aggregate amount for all cash items added pursuant to this clause (vi), (i) when aggregated with the aggregate amount for all cash items added pursuant to clause (v) above, not to exceed 15% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (vi) or clause (v) above) and (ii) when aggregated with the aggregate amount for all cash items added pursuant to this clause (vi) and clause (ix) below, not to exceed 20% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to clause (v) above or this clause (vi) and clause (ix) below)	$

(vii)	any other non-cash charges including any write offs or write downs reducing such Consolidated Net Income for

	such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)	$

(viii)	the amount of any minority interest expense or non-controlling interest consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income	$

(ix)	the amount of net cost savings and synergies (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken or expected to be taken no later than twelve (12) months after the end of such period (which net cost savings and synergies shall be subject to certification by a Responsible Officer and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, (B) the aggregate amount of cost savings and synergies added pursuant to this clause (ix) for any Test Period shall not exceed (i) 15% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (ix)) and (ii), when aggregated with the aggregate amount for all cash items added pursuant to clauses (v) and (vi) above, 20% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (ix) and clauses (v) and (vi) above) and (C) with respect to any period, no costs savings or synergies shall be added pursuant to this clause (ix) to the extent duplicative of any costs savings or synergies that are included in clause (v)(A) or (B) above or clause (vi) above with respect to such period	$

(x)	any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of

		Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount	$

	(xi)	business interruption insurance proceeds in an amount representing the earnings for the period that such proceeds are intended to replace (whether or not received) so long as the Borrower in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received in such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)	$

	(xii)	any costs or expenses incurred by the Borrower or a Restricted Subsidiary relating to litigation, investigations, proceedings and/or settlement relating to litigation matters existing on the Closing Date	$

	(xiii)	non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations	$

	(xiv)	non-cash charges for deferred tax asset valuation allowances	$

	(xv)	payments made by the Borrower or a Restricted Subsidiary pursuant to the management agreement between the Borrower and the Permitted Holders, as in effect on the Closing Date, in an aggregate amount not to exceed $500,000 in any fiscal year of the Borrower	$

	(xvi)	the excess of (A) GAAP rent expense over (B) actual cash rent paid, including the benefit of lease incentives included in Consolidated Net Income shall be excluded and the excess of (A) actual cash rent paid, including the benefit of lease incentives to the extent included in Consolidated Net Income, over (B) GAAP rent expense shall be included (in each case during such period due to the use of straight line rent for GAAP purposes)	$

(c)	minus (without duplication, and as determined in accordance with GAAP to the extent applicable) any non-cash gains increasing Consolidated Net Income of the Borrower for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this clause (ii))		$

	Consolidated EBITDA		$

Consolidated Net Debt to Consolidated EBITDA	[ ]:1.00

Covenant Requirement	No more than [ ]:1.00

SCHEDULE 3

TO COMPLIANCE CERTIFICATE

Interest Coverage Ratio:

(i)	Consolidated EBITDA of the Borrower:

	(a)	Consolidated Net Income for the most recent Test Period:

		the aggregate of the Net Income of the Borrower and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, excluding, without duplication:		$

		(A)	any net after-tax extraordinary, non-recurring or unusual gains or losses or expenses, and Transaction Expenses, severance costs and expenses and one-time compensation charges	$

		(B)	the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP	$

		(C)	effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP (including in the property and equipment, software, goodwill, intangible assets, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes	$

		(D)	any net after-tax income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations	$

		(E)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower	$

		(F)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary; provided that the Borrower’s or any Restricted Subsidiary’s equity

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	in the Net Income of such Person or Unrestricted Subsidiary shall be included in the Consolidated Net Income of the Borrower up to the aggregate amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) by such Person or Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (G) below)	$

(G)	solely for the purpose of determining the Available Amount for application pursuant to Section 7.06(k)(ii) of the Credit Agreement, the Net Income for such period of any Restricted Subsidiary (other than the Borrower or any Subsidiary Guarantor), to the extent the declaration or payment of dividends or similar distributions by the Borrower or that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein	$

(H)	(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments	$

(I)	any impairment charge or asset write-off or write-down, including amortization made in such period of deferred

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		financing costs and premiums paid, impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP	$

	(J)	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)	$

	(K)	to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption	$

	(L)	any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management or other holders of Equity Interests of the Borrower or any of its Restricted Subsidiaries in connection with the Transaction	$

(b)	plus (without duplication, and as determined in accordance with GAAP to the extent applicable):

	(i)	(A) provision for taxes based on income or profits or capital, plus state, franchise, property or similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes, of the Borrower for such period (including, in each case, penalties and interest related to such taxes or arising from tax examinations) deducted in computing

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	Consolidated Net Income and (B) amounts paid to Holdings or any direct or indirect parent of Holdings in respect of taxes in accordance with Section 7.06(g)(viii) of the Credit Agreement, solely to the extent such amounts were deducted in computing Consolidated Net Income	$

(ii)	(A) total interest expense of the Borrower and (B) bank fees and costs owed with respect to letters of credit, bankers acceptances and surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same were deducted in computing Consolidated Net Income	$

(iii)	Consolidated Depreciation and Amortization Expense of the Borrower for such period to the extent such depreciation and amortization expenses were deducted in computing Consolidated Net Income	$

(iv)	any expenses or charges related to any issuance or offering of Equity Interests, Investment, acquisition, Disposition, recapitalization or the incurrence or repayment of Indebtedness (including, with respect to Indebtedness, a refinancing thereof) in each case whether or not successful and permitted to be incurred or made hereunder and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transaction, in each case, deducted in computing Consolidated Net Income	$

(v)	the amount of (x) any cash restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions after the Closing Date or (B) the consolidation or closure of any office or facility and (y) cash expenses or charges relating to curtailments or modifications to pension and post retirement employee benefit plans, in each case, after the Closing Date in an aggregate amount for all cash items added pursuant to this clause (v), (i) when aggregated with the aggregate amount for all cash items added pursuant to clause (vi) below, not to exceed 15% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (v) or clause (vi)) and (ii) when aggregated with the aggregate amount for all cash items added pursuant to clauses (vi) and (ix) below, not to exceed 20% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (v) or clauses (vi) and (ix) below)	$

(vi)	the amount of costs relating to signing, retention and completion bonuses, costs incurred in connection with any strategic

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	initiatives, transition costs and costs incurred in connection with non-recurring product and intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs in an aggregate amount for all cash items added pursuant to this clause (vi), (i) when aggregated with the aggregate amount for all cash items added pursuant to clause (v) above, not to exceed 15% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (vi) or clause (v) above) and (ii) when aggregated with the aggregate amount for all cash items added pursuant to this clause (vi) and clause (ix) below, not to exceed 20% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to clause (v) above or this clause (vi) and clause (ix) below)	$

(vii)	any other non-cash charges including any write offs or write downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)	$

(viii)	the amount of any minority interest expense or non-controlling interest consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income	$

(ix)	the amount of net cost savings and synergies (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken or expected to be taken no later than twelve (12) months after the end of such period (which net cost savings and synergies shall be subject to certification by a Responsible Officer and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, (B) the aggregate amount of cost savings and synergies added pursuant to this clause

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	(ix) for any Test Period shall not exceed (i) 15% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (ix)) and (ii), when aggregated with the aggregate amount for all cash items added pursuant to clauses (v) and (vi) above, 20% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (ix) and clauses (v) and (vi) above) and (C) with respect to any period, no costs savings or synergies shall be added pursuant to this clause (ix) to the extent duplicative of any costs savings or synergies that are included in clause (v)(A) or (B) above or clause (vi) above with respect to such period	$

(x)	any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount	$

(xi)	business interruption insurance proceeds in an amount representing the earnings for the period that such proceeds are intended to replace (whether or not received) so long as the Borrower in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received in such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)	$

(xii)	any costs or expenses incurred by the Borrower or a Restricted Subsidiary relating to litigation, investigations, proceedings and/or settlement relating to litigation matters existing on the Closing Date	$

(xiii)	non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations	$

(xiv)	non-cash charges for deferred tax asset valuation allowances	$

(xv)	payments made by the Borrower or a Restricted Subsidiary pursuant to the management agreement between the Borrower and the Permitted Holders, as in effect on the Closing Date, in an aggregate amount not to exceed $500,000 in any fiscal year of the Borrower	$

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		(xvi) the excess of (A) GAAP rent expense over (B) actual cash rent paid, including the benefit of lease incentives included in Consolidated Net Income shall be excluded and the excess of (A) actual cash rent paid, including the benefit of lease incentives to the extent included in Consolidated Net Income, over (B) GAAP rent expense shall be included (in each case during such period due to the use of straight line rent for GAAP purposes)	$

		(c) minus (without duplication, and as determined in accordance with GAAP to the extent applicable) any non-cash gains increasing Consolidated Net Income of the Borrower for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this clause (ii))	$

		Consolidated EBITDA	$

(ii)	Consolidated Cash Interest Expense of the Borrower:

		As of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the amount payable with respect to such period in respect of:	$

	(a)	total interest expense payable in cash with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses (including any penalties and interest relating to Taxes) associated with the consummation of the Transactions, (ii) annual agency fees paid to the administrative agent and collateral agent under any credit facilities or other debt instruments or documents, (iii) costs associated with obtaining Swap Contracts and any interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments, and any one-time cash costs associated with breakage in respect of Swap Contracts for interest rates, (iv) fees and expenses (including any penalties and interest relating to Taxes) associated with any Investment not prohibited by Section 7.02 of the Credit Agreement, the issuance of Equity Interests or Indebtedness, (v) any interest component relating to accretion or accrual of discounted liabilities, (vi) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses or expensing of any financing fees or prepayment or redemption premiums or penalty and any

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	other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), and (vii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Permitted Acquisition or other Investment, all as calculated on a consolidated basis in accordance with GAAP	$

(b)	minus cash interest income of Borrower and its Restricted Subsidiaries earned during such period, in each case as determined in accordance with GAAP	$

Consolidated EBITDA to Consolidated Cash Interest Expense		[ ]:1.00

	Covenant Requirement	No less than
[ ]:1.00

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EXHIBIT D-1

FORM OF TERM NOTE

$	[New York, New York] [Date]

FOR VALUE RECEIVED, the undersigned, as the Borrower (as defined below), hereby promises to pay to [LENDER] or its registered assigns (the “Lender”), in accordance with Section 2.07 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto), at 101 N. Tryon Street, Charlotte, North Carolina, 28255, (or such other office notified by the Administrative Agent to the Borrower in accordance with Section 10.02 of the Credit Agreement) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

D-1-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

D-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Term Note to be duly executed by their respective authorized officers as of the day and year first above written.

SOULCYCLE HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Term Note]

LOANS AND PAYMENTS

Date	Amount of Term Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Term Note	Name of Person Making this Notation

EXHIBIT D-2

FORM OF REVOLVING CREDIT NOTE

$	[New York, New York] [Date]

FOR VALUE RECEIVED, the undersigned, as the Borrower (as defined below), hereby promises to pay to [LENDER] or its registered assigns (the “Lender”), in accordance with Section 2.07 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto), at 101 N. Tryon Street, Charlotte, North Carolina, 28255 (or such other office notified by the Administrative Agent to the Borrower in accordance with Section 10.02 of the Credit Agreement) (i) on the dates set forth in the Credit Agreement, the lesser of (A) the principal amount set forth above and (B) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which the applicable Revolving Credit Loans were made in Same Day Funds at the Administrative Agent’s Office for such currency.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

D-2-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

D-2-2

IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit Note to be duly executed by their respective authorized officers as of the day and year first above written.

SOULCYCLE HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Revolving Credit Note]

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making this Notation

EXHIBIT D-3

FORM OF SWING LINE NOTE

$	[New York, New York] [Date]

FOR VALUE RECEIVED, the undersigned, as the Borrower (as defined below), hereby promises to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 2.07 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto), at 101 N. Tryon Street, Charlotte, North Carolina, 28255 (or such other office notified by the Administrative Agent to the Borrower in accordance with Section 10.02 of the Credit Agreement) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Swing Line Loans made by the Lender to Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

D-3-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

D-3-2

IN WITNESS WHEREOF, the parties hereto have caused this Swing Line Note to be duly executed by their respective authorized officers as of the day and year first above written.

SOULCYCLE HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Swing Line Note]

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making this Notation

EXHIBIT E-1

to the Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including participations in any Letters of Credit or Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

E-1-1

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee above, indicate if any such Assignee is an [Affiliate] [Approved Fund] of [identify Lender]]

3.	Affiliate Status:

	a.	Assignor(s):

		Assignor[s][5]	Affiliated Lender[6]	Affiliated Debt Fund
			Yes ☐ No ☐	Yes ☐ No ☐
			Yes ☐ No ☐	Yes ☐ No ☐

	b.	Assignee(s):

		Assignee[s][7]	Affiliated Lender[8]	Affiliated Debt Fund
			Yes ☐ No ☐	Yes ☐ No ☐
			Yes ☐ No ☐	Yes ☐ No ☐

[If any Assignee hereunder indicates above that it is an Affiliated Lender (or will become an Affiliated Lender after giving effect to any such purported assignment), such Assignee shall (A) have delivered to the Administrative Agent an Affiliate Assignment Notice in the form of Exhibit E-2 to the Credit Agreement

[5]	List each Assignor.
[6]	For each Assignor that is assigning Term Loans, check the box in this column immediately to the right of such Assignor’s name indicating whether or not such Assignor is, prior to giving effect to any assignment hereunder, an Affiliated Lender or an Affiliated Debt Fund.
[7]	List each Assignee.
[8]	For each Assignee that is being assigned Term Loans, check the box in this column immediately to the right of such Assignee’s name indicating whether or not such Assignee is an Affiliated Lender or an Affiliated Debt Fund or will, after giving effect to the assignment, become an Affiliated Lender or an Affiliated Debt Fund.

E-1-2

and (B) set forth the tranche(s) of [Term Loans/Term Commitments] being sold hereunder to such Assignee. If any Assignor or Assignee hereunder indicates above that it is or will become an Affiliated Lender, such Affiliates of the Sponsor shall additionally set forth in this Section 3: (i) the aggregate amount of all [Term Loans/Term Commitments] of such tranche(s) held by Affiliated Lenders after giving effect to the assignment hereunder and (ii) the aggregate amount of all [Term Loans/Term Commitments] held by Affiliated Lenders with respect to a Permitted Holder after giving effect to the assignment hereunder.]

4. Borrower: SoulCycle Holdings, LLC

5. Administrative Agent: Bank of America, N.A., including any successor thereto, as the administrative agent under the Credit Agreement.

6. Credit Agreement: The Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto.

E-1-3

7.	Assigned Interest:

Assignor[s][9]	Assignee[s][10]	Facility Assigned[11]	Aggregate Amount of Commitment/ Loans for all Lenders[12]	Amount of Commitment/ Loans Assigned	Percentage of Assigned of Commitment/ Loans[13]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[8.	Trade Date:	[14]

Assignment Effective Date:             , 20     [TO BE INSERTED BY THE APPLICABLE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[9]	List each Assignor, as appropriate.
[10]	List each Assignee, as appropriate.
[11]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Initial Term Loans,” “Initial Term Commitment,” “New Revolving Credit Commitments,” “New Term Commitments,” “Revolving Credit Loans,” “Revolving Credit Commitments,” “Incremental Term Loans,” “Refinancing Term Loans,” “Refinancing Revolving Credit Loans,” “Refinancing Term Commitments,” “Refinancing Revolving Credit Commitments,” “Extended Term Loans,” “Extended Revolving Credit Loans,” “Extended Term Commitments,” “Extended Revolving Credit Commitments,” etc.).
[12]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[13]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[14]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1-4

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]15 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
	Title:	]

[15]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

E-1-5

[Consented to

BANK OF AMERICA, as a L/C Issuer

By:
Name:
	Title:	][16]

[Consented to

BANK OF AMERICA, as Swing Line Lender

By:
Name:
	Title:	][17]

[Consented to

SOULCYCLE HOLDINGS, LLC, as Borrower

By:
Name:
	Title:	][18]

[16]	To be added only if the consent of the L/C Issuer is required by the terms of the Credit Agreement.
[17]	To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.
[18]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

E-1-6

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim [,] [and] (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby [and (iv) either (I) it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that (x) has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) and (y) could reasonably be expected to have Material Adverse Effect, or otherwise be material to, the relevant Lender or (II) disclose that it cannot make such representation]19; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, [and] (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit

[19]	Insert only if an Affiliated Lender or Affiliated Debt Fund is an Assignor under this Assignment and Assumption.

E-1-7

Agreement, duly completed and executed by [the] [such] Assignee [,] [and (viii) either (I) it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that (x) has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) and (y) could reasonably be expected to have Material Adverse Effect, or otherwise be material to, the relevant Lender or (II) disclose that it cannot make such representation]20 [and (ix) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto;]; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Each party to this Assignment and Assumption acknowledges and agrees by its execution hereof that in addition to the other exculpations contemplated by the Credit Agreement, the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred or suffered by any Person (including any party hereto) in connection with compliance or non-compliance with Section 10.07(h)(iii) of the Credit Agreement, including any purported assignment exceeding the limitation set forth therein or any assignment’s being deemed null and void thereunder. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[20]	Insert only if an Affiliate of the Borrower/Permitted Holder is an Assignee under this Assignment and Assumption.

E-1-8

EXHIBIT E-2

to the Credit Agreement

FORM OF AFFILIATE ASSIGNMENT AND ASSUMPTION

Bank of America, N.A.,

Mail Code: NC1-001-05-46

101 N Tryon Street

Charlotte, NC 28255-0001

Attention: Jennifer Thayer

Telephone: 980-388-3254

Facsimile: 704-409-0486

Electronic Mail: jennifer.thayer@baml.com1

Re: Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto (capitalized terms used herein shall have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein).

Dear Sir:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 10.07(h) of the Credit Agreement, that:

(a) it has entered into an agreement to purchase via assignment a portion of the Term Loans under the Credit Agreement,

(b) the assignor in the proposed assignment is [            ],

(c) immediately after giving effect to such assignment of the Term Loans (if accepted), the Proposed Affiliate Assignee will be an Affiliated Lender or an Affiliated Debt Fund because it is an Affiliate of a Permitted Holder,

(d) the principal amount of Term Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is: $        ,

(e) the aggregate amount of all Term Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender or an Affiliated Debt Fund which is an Affiliate of a Permitted Holder after giving effect to the assignment hereunder (if accepted) is $[        ], and

(f) the proposed effective date of the assignment contemplated hereby is [            ], 20[    ].

[1]	The notice details set forth herein may be modified from time to time by notice from the Administrative Agent to the Lenders pursuant to Section 10.02 of the Credit Agreement.

E-2-1

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name:
Title:
Phone Number:
Fax:
Email:
Date:

E-2-2

EXHIBIT F

to the Credit Agreement

FORM OF GUARANTY

[To be provided under separate cover].

F-1

EXHIBIT G

to the Credit Agreement

FORM OF SECURITY AGREEMENT

[To be provided under separate cover].

G-1

EXHIBIT H

to the Credit Agreement

[RESERVED]

H-1

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (as applicable) or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) and Section 10.07(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) and Section 10.07(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (as applicable) or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

I-4-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

I-4-2

EXHIBIT J

to the Credit Agreement

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

This INTERCOMPANY SUBORDINATION AGREEMENT, dated as of [            ], 20[●] (as from time to time amended, amended and restated, supplemented, modified, renewed, replaced or otherwise modified from time to time, in accordance with the terms hereof, this “Intercompany Subordination Agreement”), is made and entered into by and among each of the undersigned Loan Parties, to the extent a borrower from time to time (in such capacity for the purposes of this Agreement, an “Obligor”) from any other entity listed on the signature page which is not a Loan Party (in such capacity for the purposes of this Intercompany Subordination Agreement, a “Subordinated Creditor”).

RECITALS

A. Reference is made to that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

B. All Indebtedness of each Obligor that is a Loan Party to each Subordinated Creditor that is not a Loan Party now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt.” Indebtedness owed to a Subordinated Creditor by any Obligor that is not a Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Obligor.

C. This Intercompany Subordination Agreement is entered into pursuant to Sections 7.02(f), 7.03(b)(ii) and 7.03(d) of the Credit Agreement and delivered in connection therewith.

SECTION 1. Subordination.

(a) Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Obligations of any such Obligor now or hereafter existing under the Credit Agreement and the other Loan Documents, including, without limitation, where applicable, such Obligor’s guarantee thereof (the “Obligations”).

(b) For the purposes of this Intercompany Subordination Agreement, the Obligations shall not be deemed to have been paid in full until the later of: (A) the payment in full of the Obligations and all other amounts (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Hedge Agreements and Cash Management Obligations as to which arrangements satisfactory to the applicable Hedge Bank or Cash Management Bank shall have been made) payable under the Credit Agreement and the other Loan Documents and (B) the Maturity Date.

(c) A Subordinated Creditor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subordinated Creditor ceases to be a Subsidiary of Holdings.

SECTION 2. Events of Subordination.

(a) In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Debtor Relief Law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise, the Secured Parties shall be entitled to receive payment in full of the Obligations before any Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities, but other than (A) equity securities or (B) debt securities of such Obligor that are subordinated, to at least the same extent as the Subordinated Debt hereunder, to the payment of all Obligations then outstanding) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Administrative Agent for the account of the Secured Parties for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations until the Obligations shall have been paid in full in cash.

(b) If any Event of Default has occurred and is continuing under the Credit Agreement and after notice from the Administrative Agent to each Subordinated Creditor (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.01(f) of the Credit Agreement), then no payment (including any payment that may be payable by reason of any other Indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) or distribution of any kind or character shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, until (x) the Obligations shall have been paid in full in cash or (y) such Event of Default shall have been cured or waived, unless (i) with respect to an Event of Default arising under Section 8.01(f) of the Credit Agreement, as otherwise agreed in writing by the Administrative Agent, or (ii) with respect to any other Event of Default, as otherwise agreed, in the Administrative Agent’s reasonable discretion, in writing by the Administrative Agent providing the applicable notice required under the Credit Agreement.

(c) Except as otherwise set forth in Sections 2(a) and (b) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal and interest on the Subordinated Debt to the extent not restricted or prohibited under the Credit Agreement.

SECTION 3. In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a) If any proceeding referred to in Section 2(a) above is commenced by or against any Obligor,

(i) the Administrative Agent is hereby irrevocably authorized and empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent and of the other Secured Parties hereunder; and

(ii) each Subordinated Creditor shall duly and promptly take such action as any Administrative Agent may reasonably request (A) to collect the Subordinated Debt for the account of the Administrative Agent and of the other Secured Parties and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other instruments as the Administrative Agent may reasonably request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b) All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement shall be received in trust for the benefit of the Administrative Agent and of the other Secured Parties, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Administrative Agent for the account of the Administrative Agent and of the other Secured Parties in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations, as applicable in accordance with the terms of the Credit Agreement.

(c) The Administrative Agent is hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not such Obligor shall have complied with any of the provisions hereof applicable to it, at any time when such Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

SECTION 4. Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Administrative Agent or the other Secured Parties pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the Obligations shall have been paid in full in cash (other than (x) contingent indemnification obligations as to which no claim has been asserted, (y) obligations and liabilities under Secured Hedge Agreements and Cash Management Services agreements as to which arrangements satisfactory to the applicable Hedge Bank or Cash Management Bank shall have been made and (z) L/C Obligations which have been Cash Collateralized or back stopped by a letter of credit as provided for in the Credit Agreement).

SECTION 5. Further Assurances. Each Subordinated Creditor and each Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Administrative Agent or any other Secured Parties to exercise and enforce its rights and remedies hereunder.

SECTION 6. Agreements in Respect of Subordinated Debt. No Subordinated Creditor will except as permitted under the Credit Agreement:

(a) sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made expressly subject to this Intercompany Subordination Agreement; or

(b) permit the terms of any of the Subordinated Debt to be changed in such a manner as to have a material adverse effect upon the rights or interests of the Administrative Agent or any Lender hereunder.

SECTION 7. Agreement by the Obligors. Each Obligor agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in each case if such payment or other action would be in contravention of the provisions of this Intercompany Subordination Agreement.

SECTION 8. Obligations Hereunder Not Affected. All rights and interests of the Administrative Agent and the other Secured Parties hereunder, and all agreements and obligations of each Subordinated Creditor and each Obligor under this Intercompany Subordination Agreement, shall remain in full force and effect irrespective of:

(a) any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Obligations or any part thereof;

(b) any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of the Guaranty or any Obligations;

(c) the application of security and directing the order or manner of sale thereof as the Administrative Agent and other Secured Parties in their sole discretion may determine;

(d) the release or substitution of one or more of any endorsers or other guarantors of any of the Obligations (other than the release of an endorser or guarantor from its obligations under the Obligations in accordance with its terms);

(e) the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Obligor or which, but for this Section 8, might operate as a discharge of such Obligor;

(f) any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor or a Subordinated Creditor;

(g) any defense based on any claim that such Obligor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any other Obligor or any other subordinated creditor, as applicable;

(h) the benefit of any statute of limitations affecting such Obligor’s or Subordinated Creditor’s liability hereunder;

(i) any right to proceed against any Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

(j) any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

(k) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (other than a defense asserting payment in full of the Obligations).

This Intercompany Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

SECTION 9. Waiver. Each Subordinated Creditor and each Obligor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Intercompany Subordination Agreement and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other person or entity or any collateral.

SECTION 10. Amendments, Etc. No amendment or waiver of any provision of this Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, such Obligor and each Subordinated Creditor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 11. Expenses. The Administrative Agent is entitled to the benefits of Section 10.04 of the Credit Agreement with respect to reasonable out-of-pocket cost and expenses incurred in connection with the preparation, negotiation and execution of this Intercompany Subordination Agreement.

SECTION 12. Addresses for Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notice hereunder to an Obligor other than the Borrower shall be given in care of the Borrower.

SECTION 13. No Waiver; Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 14. Joinder. Upon execution and delivery after the date hereof by any Restricted Subsidiary of a joinder agreement in substantially the form of Exhibit A hereto, each such party shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Intercompany Subordination Agreement.

SECTION 15. Governing Law; Jurisdiction; Etc. (a) THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE STATE, COUNTY AND CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY SUBORDINATION AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12 OF THIS INTERCOMPANY SUBORDINATION AGREEMENT. NOTHING IN THIS INTERCOMPANY SUBORDINATION AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY TO THIS INTERCOMPANY SUBORDINATION AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS INTERCOMPANY SUBORDINATION AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS INTERCOMPANY SUBORDINATION AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION

SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 15(E) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 16. Counterparts; Effectiveness. This Intercompany Subordination Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Intercompany Subordination Agreement shall become effective when it shall have been executed by the Borrower, the Obligors, the Subordinated Creditors and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of each Obligor, each Subordinated Creditor, the Administrative Agent, the other Secured Party and their respective permitted successors and assigns, subject to Section 6 hereof. Delivery of an executed counterpart of a signature page of this Intercompany Subordination Agreement by telecopy or other electronic imaging means (including in .pdf format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Intercompany Subordination Agreement.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, each Subordinated Creditor, each Obligor and the Borrower each has caused this Intercompany Subordination Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

SOULCYCLE HOLDINGS, LLC, as the Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]

[OBLIGORS]

By:
Name:
Title:

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]

[SUBORDINATED CREDITORS]

By:
Name:
Title:

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]

Agreed and acknowledged as of the date above written:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]

Exhibit A to the Intercompany Subordination Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of, [                 , 201  ] (this “Joinder”), is delivered pursuant to the Intercompany Subordination Agreement, dated as of [●], 20[●] (as amended, amended and restated, supplemented, extended, renewed, replaced or otherwise modified from time to time, the “Intercompany Subordination Agreement”) among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), the Subordinated Creditors and Obligors from time to time party thereto, Bank of America, N.A., as administrative agent under the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Intercompany Subordination Agreement.

1. Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be [an “Obligor”] [and] [a “Subordinated Creditor”] under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of [an Obligor] [and] [a Subordinated Creditor] thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2. Unconditional Joinder. The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as [an Obligor] [and] [a Subordinated Creditor] under the Intercompany Subordination Agreement.

3. Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[ ]

By:
Name:
Title:

EXHIBIT K

to the Credit Agreement

FORM OF SOLVENCY CERTIFICATE

of

SOULCYCLE HOLDINGS, LLC

AND ITS SUBSIDIARIES

[            ] [    ], 20[●]

Pursuant to Section 4.01(a)(vi) of that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto, the undersigned, solely in the undersigned’s capacity as Chief Financial Officer of the Borrower, hereby certifies, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, that as of the Closing Date, after giving effect to the Transaction (including the making of the Loans under the Credit Agreement on the Closing Date and the application of the proceeds thereof):

(a) the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis;

(b) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured;

(c) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured; and

(d) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its Restricted Subsidiaries after consummation of the Transaction.

[Signature Page Follows]

K-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in the undersigned’s capacity as [Chief Financial Officer] of the Borrower, on behalf of the Borrower and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

SOULCYCLE HOLDINGS, LLC, as the Borrower

By:
Name:
	Title:	[Chief Financial Officer]

K-2

EXHIBIT L

to the Credit Agreement

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(iv)(B) of that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(iv)(C) of the Credit Agreement, the Company Party hereby requests that [each Lender] [each Lender of the [●, 20●]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Company Party to [each Lender] [each Lender of the [●, 20●]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is [$[●] of Term Loans] [$[●] of the [●, 20●]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Discount Range Prepayment Amount”) 7

3. The Company Party is willing to make Discount Loan Prepayments at a percentage discount to par value greater than or equal to [[●]% but less than or equal to [●]% in respect of the Term Loans] [[●]% but less than or equal to [●]% in respect of the [●, 20●]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Discount Range”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[7]	Minimum of $5.0 million and whole increments of $1.0 million in excess thereof.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m. on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(iv)(C) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Lenders] [each Lender of the [●, 20●]10 tranche[s] of the [    ]11 Class of Term Loans] as follows:

1. The Company Party will not use proceeds of loans under the Revolving Credit Facility or the Swing Line Facility to fund this Discounted Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.] [At least three (3) Business Days have passed since the date the Company Party was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]12

3. [The Company Party does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that (x) has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) and (y) could reasonably be expected to have Material Adverse Effect, or otherwise be material to, the relevant Lender.][The Company Party cannot represent that is does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that (x) has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) and (y) could reasonably be expected to have Material Adverse Effect, or otherwise be material to, the relevant Lender.]13

[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[12]	Insert applicable representation.
[13]	Insert applicable representation.

The Company Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Company Party requests that the Auction Agent promptly notify each Appropriate Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT M

to the Credit Agreement

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto and (b) that certain Discount Range Prepayment Notice, dated [            ], 20[    ], from the applicable Company Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(iv)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [●, 20●]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans – $[●]]

[[●, 20●]3 tranche[s] of the [    ]4 Class of Term Loans – $[●]]

3. The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[●]% in respect of the Term Loans] [[●]% in respect of the [●, 20●]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Submitted Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[5]	List multiples tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[●, 20●]7 tranche[s] of the [    ]8 Class of Term Loans] indicated above pursuant to Section 2.05(a)(iv)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT N

To the Credit Agreement

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(iv)(D) of that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement, the Company Party hereby requests that [each Lender] [each Lender of the [●, 20●]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Company Party to [each Lender] [each Lender of the [●, 20●]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate amount of the Discounted Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans – $[●]]

[[●, 20●]6 tranche[s] of the [    ]7 Class of Term Loans – $[●]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[5]	Minimum of $5.0 million and whole increments of $1.0 million in excess thereof.
[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m. on the date that is the third Business Day following delivery of this notice pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement.

The Company Party requests that the Auction Agent promptly notify each Appropriate Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT O

to the Credit Agreement

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto and (b) that certain Solicited Discounted Prepayment Notice, dated [            ], 20[    ] from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by no later than 5:00 p.m. on the third Business Day following your receipt of this notice.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[ ●, 20●]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans – $[●]]

[[●, 20●]3 tranche[s] of the [    ]4 Class of Term Loans – $[●]]

3. The percentage discount to par value at which such Discounted Loan Prepayment may be made is [[●]% in respect of the Term Loans] [[●]% in respect of the [●, 20●]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Offered Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[●, 20●]7 tranche[s] of the [    ]8 Class of Term Loans] pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT P

to the Credit Agreement

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(iv)(B) of that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(iv)(B) of the Credit Agreement, the Company Party hereby offers to make a Discounted Loan Prepayment [to each Lender] [to each Lender of the [●, 20●]1 tranche[s] of the [    ]2 Class of Term Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Lender] [to each Lender of the [●, 20●]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The aggregate principal amount of the Discounted Loan Prepayment that will be made in connection with this offer shall not exceed [$[●] of Term Loans] [$[●] of the [●, 20●]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Specified Discount Prepayment Amount”).7

3. The percentage discount to par value at which such Discounted Loan Prepayment will be made is [[●]% in respect of the Term Loans] [[●]% in respect of the [●, 20●]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Specified Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[7]	Minimum of $5.0 million and whole increments of $1.0 million in excess thereof.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m. on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(iv)(B) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Lenders][each Lender of the [●, 20●]10 tranche[s] of the [    ]11 Class of Term Loans] as follows:

1. The Company Party will not use proceeds of loans under the Revolving Credit Facility or Swing Line Facility to fund this Discounted Loan Prepayment.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.] [At least three (3) Business Days have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]12

3. [The Company Party does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that (x) has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) and (y) could reasonably be expected to have Material Adverse Effect, or otherwise be material to, the relevant Lender.] [The Company Party cannot represent that is does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that (x) has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) and (y) could reasonably be expected to have Material Adverse Effect, or otherwise be material to, the relevant Lender.]13

[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[12]	Insert applicable representation.
[13]	Insert applicable representation.

The Company Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Company Party requests that the Auction Agent promptly notify each Appropriate Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT Q

to the Credit Agreement

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto and (b) that certain Specified Discount Prepayment Notice, dated [            ], 20[    ],from the applicable Company Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(iv)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[●, 20●]1 tranche[s] of the [    ]2 Class of Term Loans – $[●]] held by such Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[●]]

[[●, 20●]3 tranche[s] of the [    ]4 Class of Term Loans – $[●]]

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans][[ ●, 20●]5 tranche[s] the [    ]6 Class of Term Loans] pursuant to Section 2.05(a)(iv)(B)

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).

of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT R

to the Credit Agreement

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.05(a)(iv)(D) of that certain Credit Agreement, dated as of May 15, 2015 (as amended, amended and restated, supplemented, extended, renewed, replaced, restructured or otherwise modified and/or refinanced from time to time, the “Credit Agreement”), among SoulCycle Holdings, LLC, a Delaware limited liability company (the “Borrower”), SoulCycle Intermediate Holdings LLC, a Delaware limited liability company (“Holdings”), Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and each lender from time to time party thereto and (b) that certain Solicited Discounted Prepayment Notice, dated [            ], 20[    ], from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(iv)(D) of the Credit Agreement, the Company Party hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[●]% in respect of the Term Loans] [[●]% in respect of the [●, 20●]1 tranche[(s)] of the [    ]2 Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Company Party expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.05(a)(iv)(D) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Lenders] [each Lender of the [●, 20●]3 tranche[s] of the [    ]4 Class of Term Loans] as follows:

1. The Company Party will not use proceeds of loans under the Revolving Credit Facility or the Swing Line Facility to fund this Discounted Loan Prepayment.

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Refinancing Term Loans and Extended Term Loans).

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2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date.] [At least three (3) Business Days have passed since the date the Company Party was notified that no Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]5

3. [The Company Party does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that (x) has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) and (y) could reasonably be expected to have Material Adverse Effect, or otherwise be material to, the relevant Lender.] [The Company Party cannot represent that is does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that (x) has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) and (y) could reasonably be expected to have Material Adverse Effect, or otherwise be material to, the relevant Lender.]6

The Company Party acknowledges that the Auction Agent and the relevant Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Company Party requests that the Auction Agent promptly notify each Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

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[5]	Insert applicable representation.
[6]	Insert applicable representation.

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IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

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